Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

MEDPAK HOLDINGS, INC.,

OMNICELL, INC.,

MERCURY ACQUISITION CORP

and

EXCELLERE CAPITAL MANAGEMENT, LLC

dated as of April 26, 2012

i

(continued)

(continued)

(continued)

LIST OF EXHIBITS

Exhibit 1.1(a):	Closing Date Net Working Capital

Exhibit 1.1(b):	Form of Escrow Agreement

Exhibit 3.8(a):	Form of Letter of Transmittal

Exhibit 7.2(g):	Employees

Exhibit 9.2(i):	Form of Noncompetition Agreement

LIST OF DISCLOSURE SCHEDULES

Company Disclosure Schedule

i

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 26, 2012, is made and entered into by and among OMNICELL, INC., a Delaware corporation (the “Purchaser”), MERCURY ACQUISITION CORP, a Delaware corporation (“Merger Sub”), MEDPAK HOLDINGS, INC., a Delaware corporation (the “Company”), and solely as a representative for the Company’s Holders, EXCELLERE CAPITAL MANAGEMENT, LLC, a Delaware limited liability company (the “Stockholder Representative”).  The Purchaser, Merger Sub and the Company are sometimes individually referred to herein as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, the Parties desire to enter into this Agreement pursuant to which the Parties propose that Merger Sub, a wholly owned subsidiary of the Purchaser, will merge with and into the Company (the “Merger”) so that the Company will continue as the surviving corporation of the Merger and will become a wholly owned subsidiary of the Purchaser;

WHEREAS, the respective boards of directors of the Purchaser, Merger Sub and the Company have approved and declared advisable the Merger, this Agreement and the other transactions contemplated hereby;

WHEREAS, holders of in excess of a majority of the outstanding Voting Common Stock have indicated that they intend to adopt this Agreement and approve the Merger by written consent in lieu of a special meeting of the stockholders in accordance with Sections 228 and 251 of the DGCL; and

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I
CONSTRUCTION; DEFINITIONS

Section 1.1   Definitions.  The following terms, as used herein, have the following meanings:

“2009 Incentive Plan” means the MedPak Holdings, Inc. 2009 Equity Incentive Plan, as amended, restated, supplemented or otherwise modified.

“Acquisition Transaction” shall mean any transaction involving:   (a) the sale or other disposition of all or a significant portion of the business or assets of the Company or any of its

Subsidiaries (other than in the Ordinary Course);  (b) the issuance, sale or other disposition of (i) capital stock representing greater than 30% of the outstanding voting power of the Company or any of its Subsidiaries, (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire capital stock representing greater than 30% of the outstanding voting power of the Company or any of its Subsidiaries, or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for capital stock representing greater than 30% of the outstanding voting power of the Company or any of its Subsidiaries; or (c) any merger, consolidation, business combination, share exchange, reorganization or similar transaction involving the Company or any of its Subsidiaries.

“Affiliate” of any specified Person means any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person.

“Aggregate Escrow Amount” means an amount equal to eight and one-half percent (8.5%) of the Purchase Price which shall be reduced from time to time after the Closing pursuant to the terms of this Agreement and the Escrow Agreement.

“Arbitrator” means Deloitte LLP or, if such firm is unable or unwilling to act, such independent national accounting firm that is mutually agreed upon by the Purchaser and the Stockholder Representative.

“Balance Sheet” means the audited consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2011.

“Business Day” means any day except Saturday, Sunday or any day on which banks are generally not open for business in the city of New York, New York.

“Bylaws” means the Company’s Bylaws as amended, restated, supplemented or otherwise modified.

“Cash and Cash Equivalents” means the aggregate amount of cash (including checks and drafts deposited for the account of the Company, and net of issued but uncleared drafts and checks), cash equivalents and marketable securities of the Company as of the Effective Time.

“CERCLIS” means the Comprehensive Environmental Response, Compensation, and Liability Information System.

“Certificate of Incorporation” means the Company’s Amended and Restated Certificate of Incorporation, as amended, restated, supplemented or otherwise modified.

“Closing Common Stockholders” means all Common Stockholders, excluding holders of Dissenting Shares.

“Closing Date Indebtedness” means all Indebtedness of the Company and any of its Subsidiaries, as of the Closing Date.

“Closing Date Net Working Capital” means the consolidated current assets (including Cash and Cash Equivalents) of the Company and its Subsidiaries less the consolidated current liabilities (excluding the current portion of any long term debt) of the Company and its Subsidiaries, as of 11:59 p.m. Eastern Time on the date immediately prior to the Closing Date, as calculated in accordance with Exhibit 1.1(a) in accordance with GAAP, consistent with the Company’s past practices; provided, however, that the calculation of Closing Date Net Working Capital shall not include (a) Transaction Expenses or any Tax item related thereto or (b) deferred tax assets and liabilities.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Common Stock” means Voting Common Stock and Non-Voting Common Stock.

“Common Stockholder” means a holder of Common Stock as well as a holder of any shares of Common Stock issuable upon the exercise or conversion of Incentive Stock outstanding immediately prior to the Effective Time.

“Company Affiliate” shall mean any Person under common control with the Company within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.

“Company Benefit Plan” means each Employee Benefit Plan sponsored or maintained by the Company or any of its Subsidiaries.

“Company Disclosure Schedule” means the disclosure schedule delivered by the Company to the Purchaser simultaneously with the execution of this Agreement.

“Company IP Contract” shall mean any Contract to which the Company or its Subsidiaries is a party or by which the Company or its Subsidiaries is bound (i) that contains any assignment or license of, or covenant not to assert or enforce, any Proprietary Right or (ii) with any employee or independent contractor of the Company or any its Subsidiaries concerning the development of any material Proprietary Right by, with, or for the Company or its Subsidiaries.

“Company Licensed Software” means all Software (other than Company Proprietary Software) used by the Company or any of its Subsidiaries.

“Company Pension Plan” shall mean each Company Benefit Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

“Company Privacy Policy” shall mean each present privacy policy of the Company or its Subsidiaries, including any policy relating to (i) the privacy of users of the Company products or of any Company Web Site, (ii) the collection, storage, disclosure, and transfer of any User Data or Personal Data, and (iii) any confidential employee information.

“Company Proprietary Software” means all Software owned by the Company or any of its Subsidiaries.

“Company Software” means the Company Licensed Software and the Company Proprietary Software.

“Company Stock” means Voting Common Stock, Non-Voting Common Stock, Incentive Stock and Series A Preferred Stock.

“Company Web Site” shall mean any public or private website owned, maintained, or operated at any time by or on behalf of the Company or its Subsidiaries.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of December 1, 2011, by and between the Purchaser and an affiliate of the Company.

“Contract” means any contract, agreement, arrangement, note, bond, mortgage, lease or other legally binding agreement.

“Control” means, when used with respect to any specified Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Customers” means the top ten (10) customers of the Company and its Subsidiaries, as determined by the amount of net revenue received during the Company’s fiscal years ended March 31, 2011 and 2012.

“Damages” means any damage, loss, assessment, levy, fine, charge, claim, direct liability, demand, payment, judgment, settlement, assessment, penalty, cost or expense, but shall not include indirect, consequential, special, incidental, exemplary, punitive, multiple-based (including as a multiple to revenue, EBITDA or otherwise) damages (except to the extent recovered by a third party in any Third Party Claims that are subject to indemnification under Article X), or any damages for lost profits or lost revenue.

“DGCL” means the Delaware General Corporation Law.

“Employee Benefit Plan” means (a) any plan, fund, or agreement, including each plan, fund, or agreement maintained or required to be maintained under the Laws of a jurisdiction outside the United States of America, pursuant to which a Person provides compensation or benefits (other than base salary or base hourly wages) for services rendered to such Person by current or former employees and directors or the dependents of any of them, and (b) any agreements or other arrangements which provide benefits upon a termination of employment with such Person or upon a change in control of such Person.

“Environmental Laws” means all applicable Laws relating to remediation, generation, production, installation, use, storage, treatment, transportation, Release, threatened Release, or disposal of Hazardous Materials, or the protection of human health, safety (with respect to exposure to Hazardous Materials), natural resources or the environment.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Escrow Agent” means U.S. Bank National Association.

“Escrow Agreement” means the Escrow Agreement by and among the Escrow Agent, the Stockholder Representative and the Purchaser in the form of Exhibit 1.1(b), to be entered into on or prior to the Closing Date.

“Financial Statements” means (a) the Balance Sheet and the audited consolidated statements of operations, stockholders’ equity and cash flows of the Company and its Subsidiaries for the twelve (12)-month period then ended, and (b) the Interim Balance Sheet and the unaudited consolidated statements of operations, stockholders’ equity and cash flows of the Company and its Subsidiaries for the twelve (12)-month period then ended.

“Fully Diluted Shares” means an amount equal to the sum of the total number of shares of Common Stock outstanding as well as the shares of Common Stock issuable upon the exercise or conversion of Incentive Stock immediately prior to the Effective Time.

“GAAP” means generally accepted accounting principles as applied in the United States of America.

“Governmental Authorization” shall mean any written permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, waiver, certification, registration, qualification or authorization that is in effect and has been issued, granted or given by or under the authority of any Governmental Entity or pursuant to any Law.

“Governmental Entity” means any federal, state or local or foreign government, any political subdivision thereof or any court, administrative or regulatory agency, department, instrumentality, body or commission or other governmental authority or agency, domestic or foreign.

“Hazardous Materials” means any wastes, substances, radiation, or materials (whether solids, liquids or gases) which are defined by, regulated by or otherwise listed under Environmental Laws.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

“Holder Indemnified Parties” means the Holders, any of their Affiliates and each of their respective governors, owners and Representatives.

“Holders” means the Common Stockholders (including the holders of Incentive Stock) and the Series A Preferred Stockholders.

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Incentive Stock” means the Incentive Stock of the Company, $0.001 par value per share.

“Indebtedness” means any and all of the Company’s and its Subsidiaries’ outstanding (a) indebtedness for borrowed money, which shall include financial instruments of indenture or security interests (typically interest-bearing) such as notes, mortgages, loans and lines of credit (but not including letters of credit), and capital lease obligations, (b) all other obligations evidenced by notes, bonds, debentures or similar instruments and (c) the direct or indirect guaranty, endorsement (other than for collection or deposit in the Ordinary Course), co-making, discounting with recourse, or sale with recourse by a Person of the obligation of another Person.  For avoidance of doubt, however, Indebtedness excludes intercompany Indebtedness.

“Indemnification Escrow Amount” means the difference between the Aggregate Escrow Amount and the Working Capital Escrow Amount.

“Interim Balance Sheet” means the unaudited consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2012.

“Knowledge” means (a) with respect to the Company, all facts actually known by each of Todd Siegel, Bill Shields, Jamie Conroy and, with respect to Section 4.19(g) only, Stanley Curtis, in each case, after reasonable inquiry has been made by such person and (b) with respect to the Purchaser and Merger Sub, all facts actually known by each of Dan Johnston and John Brottem in each case, after reasonable inquiry has been made by such person.

“Labor Laws” means all Laws governing or concerning labor relations, unions and collective bargaining, conditions of employment, employment discrimination and harassment, wages, hours or occupational safety and health, in all such cases, to the extent applicable to the Company or any of its Subsidiaries.

“Laws” means all statutes, rules, codes, regulations, restrictions, ordinances, orders, decrees, approvals, directives, judgments, injunctions, writs, awards and decrees of, or issued by, any Governmental Entity.

“Leased Real Property” means those parcels of real property or portions thereof which the Company or any of its Subsidiaries is the lessee (together with those fixtures and improvements thereon which are included in the terms of the leases therefor).

“Licenses” means all licenses, permits (including environmental, construction and operation permits), franchises, certificates, approvals, exemptions, classifications, registrations and other similar documents and authorizations issued by any Governmental Entity, and applications therefor.

“Liens” mean all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever.

“Material Adverse Effect” means with respect to any Party, an effect, event, development or change that is materially adverse to the assets, business, results of operations or financial condition of such Party and its Subsidiaries, taken as a whole, other than any effect, event, development or change arising out of or resulting from: (a) changes in conditions in the U.S., United Kingdom, Germany or global economy, capital or financial markets generally, including changes in interest or exchange rates, or to the industry in which such Party and its Subsidiaries operate in general and, in each case, not specifically relating to or disproportionately affecting such Party and its Subsidiaries relative to other participants in such economy or industry, as applicable, (b) changes in GAAP or applicable Laws, (c) the negotiation, execution, announcement or performance of this Agreement or the transactions contemplated hereby or the consummation of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, landlords, tenants, lenders, investors or employees, (d) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the Closing Date, (e) earthquakes, hurricanes or other natural disasters, and (f) any action taken by the Purchaser or Merger Sub at the written request or with the written consent of the Company or its Subsidiaries or any action taken by the Company at the written request or with the written consent of the Purchaser, as applicable.

“Non-Voting Common Stock” means the Company’s Non-Voting Common Stock, $0.001 par value.

“Open Source Code” shall mean any software code that is distributed as “free software” or “open source software” or is otherwise distributed publicly in source code form under terms that permit modification and redistribution of such software.  Open Source Code includes software code that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License, or Sun Community Source License.

“Ordinary Course” means the ordinary course of business consistent with past practice of the Company and its Subsidiaries.

“Paying Agent” means U.S. Bank National Association.

“Paying Agent Agreement” means the Paying Agent Agreement by and among the Paying Agent, the Stockholder Representative and the Purchaser, to be entered into on or prior to the Closing Date.

“Per Share Closing Consideration” means an amount equal to (a)(i) the Closing Consideration, minus (ii) the Series A Preferred Redemption Amount, divided by (b) the number of Fully Diluted Shares.

“Permitted Liens” means (a) Liens for Taxes not yet due and payable or being contested in good faith, (b) statutory Liens of landlords with respect to Leased Real Property, (c) Liens of carriers, warehousemen, mechanics, materialmen, and repairmen incurred in the Ordinary Course and not yet delinquent or being contested in good faith, (d) Liens incurred in connection with worker’s compensation, unemployment compensation and other types of social security or in connection with surety bonds, bids, performance bonds and similar obligations for sums not yet delinquent or being contested in good faith, (e) in the case of Leased Real Property, in addition to items (a), (b), (c) and (d) zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other minor irregularities in title, none of which, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected parcel by the Company or any of its Subsidiaries, (f) Liens securing the Closing Date Indebtedness as disclosed in Schedule 4.7 of the Company Disclosure Schedule (which Liens shall be terminated on the Closing Date upon payment in full of the Closing Date Indebtedness), (g) in the case of Proprietary Rights owned or used by the Company or its Subsidiaries, non-exclusive third party license agreements entered into in the Ordinary Course, (h) Liens with respect to the properties or assets of the Company or any of its Subsidiaries that do not singly or in the aggregate materially detract from the value of the property or materially detract from or interfere with the use of property in the Ordinary Course, and (i) the replacement, extension or renewal of any of the foregoing.

“Person” means, any individual, corporation, partnership, joint venture, limited liability company, trust, unincorporated organization, other entity or Governmental Entity.

“Personal Data” shall mean a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, or customer or account number, or any other piece of information that allows the identification of a natural person.

“Pre-Closing Period” means the period prior to the earlier to occur of the Effective Time and the termination of this Agreement pursuant to and in accordance with Section 8.1.

“Pro Rata Percentage” means with respect to any Common Stockholder (including all of the holders of Incentive Stock), in the same proportion as the Closing Consideration (specifically excluding the Series A Preferred Redemption Amount) payable to such Common Stockholder bears to the total Closing Consideration (specifically excluding the Series A Preferred Redemption Amount) payable to all Common Stockholders (including all of the holders of Incentive Stock).

“Proprietary Rights” means all intellectual property rights, including patents, trademarks, service marks, trade names, trade dress, logos, slogans, designs, and the goodwill symbolized by the foregoing; copyrights; domain names; Company Software, proprietary processes and proprietary knowledge (including trade secrets and know-how); and all registrations and applications and renewals for any of the foregoing.

“Purchaser Indemnified Parties” means the Purchaser and its Affiliates (which following the Closing, shall include the Company), and each of their respective governors, owners and Representatives.

“Release” means, with respect to any Hazardous Material, any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into any surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or the ambient air.

“Representatives” means a Person’s directors, officers, employees, agents, consultants or Persons acting in a similar capacity.

“Series A Preferred Redemption Amount” means the aggregate cash amount required to redeem in full and in cash all Series A Preferred Stock (including all accrued but unpaid dividends, premiums and penalties, if any, thereon or related thereto) as of the Effective Time pursuant to the Certificate of Incorporation.

“Series A Preferred Stock” means the Company’s Series A Preferred Stock, $0.001 par value.

“Series A Preferred Stockholder” means a holder of Series A Preferred Stock outstanding immediately prior to the Effective Time.

“Software” means all computer software programs, together with any error corrections, updates, modifications, or enhancements thereto, in both machine-readable form and human-readable form.

“Stockholders Agreement” means the Stockholders Agreement among the Company and the stockholders of the Company identified therein, dated as of December 22, 2009, as amended, restated, supplemented or otherwise modified.

“Subsidiary” means any Person of which the Company (or other specified Person) shall own directly or indirectly through a subsidiary, a nominee arrangement or otherwise at least a majority of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally or otherwise have the power to elect a majority of the board of directors or similar governing body or the legal power to direct the business or policies of such Person.

“Target Closing Date Net Working Capital” means $11,514,000.

“Tax Return” means any report, return, declaration or other information required to be supplied to a Governmental Entity in connection with Taxes, including estimated returns and reports of every kind with respect to Taxes.

“Taxes” means all taxes, assessments, charges, duties, fees, levies and other governmental charges, including income, franchise, capital stock, real property, personal property, tangible, withholding, employment, payroll, social security, social contribution, unemployment compensation, disability, transfer, sales, use, excise, gross receipts, value-added and all other taxes of any kind for which the Company or any of its Subsidiaries have any liability imposed by any Governmental Entity, and any charges, interest, additions to tax, or penalties imposed by any Governmental Entity.

“Transaction Expenses” means (a) any non-Ordinary Course bonuses paid to any Person by the Company or any of its Subsidiaries in connection with the consummation of the transactions contemplated by this Agreement, (b) any legal, accounting, financial advisory and other third party advisory or consulting fees and other expenses incurred by the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement and (c) the fees and expenses related to any filing made pursuant to the HSR Act and borne by the Company in accordance with the second sentence of Section 11.12, in each case whether incurred prior to, at or after the Effective Time.  Notwithstanding the foregoing, Transaction Expenses shall not include any fees or expenses incurred by the Company or its Subsidiaries in connection with the Purchaser’s or Merger Sub’s financing for the transaction contemplated hereby or any fees or expenses of the Purchaser or Merger Sub.

“User Data” means any Personal Data or other data or information collected by or on behalf of the Company or its Subsidiaries from users of the Company products or of any Company Web Site.

“Vendor” means the top ten (10) vendors of the Company and its Subsidiaries in terms of amounts paid to such vendors during the Company’s fiscal years ended March 31, 2011 and 2012.

“Voting Common Stock” means the Company’s Voting Common Stock, par value $0.001 per share.

“Working Capital Deficit” means the amount, if any, by which the Closing Date Net Working Capital is less than the Estimated Closing Date Net Working Capital, as reflected on the Final Balance Sheet.

“Working Capital Escrow Amount” means an amount equal to one and one-half percent (1.5%) of the Purchase Price.

“Working Capital Surplus” means the amount, if any, by which the Closing Date Net Working Capital is greater than the Estimated Closing Date Net Working Capital, as reflected on the Final Balance Sheet.

Section 1.2   Construction.  Unless the context of this Agreement otherwise clearly requires, (a) references to the plural include the singular, and references to the singular include the plural, (b) references to one gender include the other gender, (c) the words “include,” “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation,” (d) the terms “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (e) the terms “day” and “days” mean and refer to calendar day(s) and (f) the terms “year” and “years” mean and refer to calendar year(s).  Unless otherwise set forth herein, references in this Agreement to (i) any document, instrument or agreement (including this Agreement) (A) includes and incorporates all exhibits, schedules and other attachments thereto, (B) includes all documents, instruments or agreements issued or executed in replacement thereof and (C) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time, and (ii) a particular Law means such Law as amended, modified, supplemented or succeeded, from time to time and in effect at any given time. All Article, Section, Exhibit and Schedule references herein are to Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specified.  This Agreement shall not be construed as if prepared by one of the Parties, but rather according to its fair meaning as a whole, as if all Parties had prepared it.  Time is of the essence of this Agreement.

Any statement or representation in Article 4 of this Agreement to the effect that any information, document or other material has been “made available” to the Purchaser shall mean that such information, document or material was (a) available for review by the Purchaser and its Representatives in the online data room established by the Company in connection with the transactions contemplated by the Agreement or (b) physically or electronically delivered to Purchaser or its Representatives.

Section 1.3   Other Definitions.  Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Anti-Corruption Laws	4.21(c)(v)
Antitrust Division	6.2(a)
Certificates	3.8(a)
Certificate of Merger	2.1

Claim Notice	10.3(a)
Closing	9.1
Closing Balance Sheet	3.10(a)
Closing Consideration	3.2
Closing Date	9.1
Closing Statement	3.5(b)
Company	Preamble
Company Databases	4.26(b)
Company Stockholder Approval	4.2(b)
Continuing Benefit Plan Participant	6.8(a)
D&O Tail Premium	6.9(c)
Deductible	10.1(a)
Direct Claim	10.3(a)
Dispute Period	10.3(b)
Dissenting Shares	3.7(d)
Effective Time	2.1
Escrow Account	3.3(a)
Escrow Release Date	3.3(b)(i)
Estimated Balance Sheet	3.5(a)
Estimated Closing Date Net Working Capital	3.5(a)
Final Balance Sheet	3.10(c)
FDA	4.25(a)
FTC	6.2(a)
HSR Approval	7.1(c)
Indemnification Claims	10.3(a)
Indemnified Party	10.3
Indemnifying Party	10.3
Letter of Transmittal	3.8(a)
Material Contracts	4.13(a)
Merger	Recitals
Merger Sub	Preamble
Party	Preamble
Parties	Preamble
Proceeding	10.3(a)
Purchase Price	3.1
Purchaser	Preamble
Related Parties	4.21(a)
Retiree Health Benefits	6.8(d)
Settlement	10.3(b)
Specified Representations	10.1(b)
Stockholder Representative	Preamble
Stockholder Representative Reserve	3.2
Surviving Corporation	2.2

Termination Date	8.1(b)
Third Party Claim	10.3(a)

Section 1.4   Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

ARTICLE II
MERGER

Section 2.1   Agreement to Merge.  Subject to the terms and conditions of this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall merge with and into the Company.  The Parties shall cause a certificate of merger (the “Certificate of Merger”) to be properly executed and filed on the Closing Date with the Secretary of State of the State of Delaware.  The “Effective Time” shall be the time at which the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware and has become effective in accordance with the DGCL or such later time as may be specified in the Certificate of Merger.

Section 2.2   Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL.  Subject to the foregoing, from and after the Effective Time, the Surviving Corporation (as defined below) shall possess and be vested with all rights, privileges, immunities, powers and franchises and be subject to all the obligations, restrictions, disabilities, liabilities, debts and duties of the Company and Merger Sub.  From and after the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the Company, as the surviving corporation in the Merger, sometimes being referred to herein as the “Surviving Corporation”).

Section 2.3   Certificate of Incorporation and Bylaws.  Subject to Section 6.9 hereof, the Certificate of Incorporation and Bylaws in effect immediately prior to the Effective Time shall be the certificate of incorporation and bylaws of the Surviving Corporation, until the same shall thereafter be altered, amended or repealed in accordance with applicable Law.

Section 2.4   Directors and Officers.  The directors and officers of the Merger Sub serving in those positions immediately prior to the Effective Time shall become, as of the Effective Time, the directors and officers of the Surviving Corporation after the Merger, in each case until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal.

ARTICLE III
MERGER CONSIDERATION

Section 3.1   Purchase Price.  The aggregate consideration (such amount, the “Purchase Price”) payable by the Purchaser pursuant to the terms of this Agreement shall be an amount equal to One Hundred Fifty Six Million Dollars ($156,000,000) plus or minus the amount of any Working Capital Surplus or Working Capital Deficit, as applicable.

Section 3.2   Purchase Price.  The aggregate consideration to be paid by the Purchaser at Closing (the “Closing Consideration”) shall consist of a cash amount equal to (i) $156,000,000, minus (ii) the amount of the Closing Date Indebtedness, minus (iii) the aggregate amount of all Transaction Expenses (to the extent not paid prior to the Closing Date), plus (iv) the amount by which the Target Closing Date Net Working Capital is less than the Estimated Closing Date Net Working Capital set forth on the Estimated Balance Sheet, if any, minus (v) the amount by which the Target Closing Date Net Working Capital is more than the Estimated Closing Date Net Working Capital set forth on the Estimated Balance Sheet, if any, minus (vi) the Aggregate Escrow Amount, and minus (vii) Two Hundred and Fifty Thousand Dollars ($250,000) (the “Stockholder Representative Reserve”); provided, however, there shall be no duplication in any of the reductions and there shall be no duplication in any reduction as otherwise provided in this Section 3.2 to the extent such liability or obligation is reserved for in the Closing Statement.

Section 3.3   Escrow.

(a)           On the Closing Date, the Purchaser shall deposit the Aggregate Escrow Amount with the Escrow Agent to be held in the following sub-accounts for release in accordance with the terms of this Agreement and the Escrow Agreement: (i) the Working Capital Escrow Amount will be held in a sub-account exclusively to pay any adjustment of the Purchase Price as provided in Section 3.10; and (ii) the Indemnification Escrow Amount will be held in a sub-account to pay any type of claim for indemnification pursuant to Article X.  The Aggregate Escrow Amount shall be held in an escrow account (the “Escrow Account”) pursuant to the Escrow Agreement.  Any interest, income or profits on the Working Capital Escrow Amount or the Indemnification Escrow Amount shall remain in the Escrow Account and become part of the Working Capital Escrow Amount or the Indemnification Escrow Amount, as applicable.

(b)           The Escrow Agreement shall provide, in addition to the terms and conditions set forth in Section 3.10, that:

(i)            on the date that is eighteen (18) months after the Closing Date (the “Escrow Release Date”), the Escrow Agent shall pay to the Paying Agent, on behalf of the Closing Common Stockholders, the remainder of the Indemnification Escrow Amount minus (A) the aggregate amount of claims made and finally determined pursuant to the terms of the Escrow Agreement but not paid as of the Escrow Release Date and minus (B) the aggregate amount of unresolved disputed claims made pursuant to the Escrow Agreement as of the Escrow Release Date;

(ii)           the remainder of the Indemnification Escrow Amount shall be paid in accordance with the Escrow Agreement.

(c)           In the event of a conflict between the Escrow Agreement and this Agreement, the terms of this Agreement shall govern.

(d)           The fees, costs and expenses of the Escrow Agent shall be paid by the Purchaser.

Section 3.4   Stockholder Representative Reserve.  At the Effective Time, the Purchaser shall deliver to the Stockholder Representative the Stockholder Representative Reserve, for deposit into a bank account controlled by the Stockholder Representative to be used to pay the costs and expenses, if any, incurred by the Stockholder Representative in defending and/or resolving any Indemnification Claims brought by any Purchaser Indemnified Party under Article X, and any other costs or expenses incurred by the Stockholder Representative in the performance of its obligations as the Stockholder Representative.  Amounts in the Stockholder Representative Reserve shall be disbursed by the Stockholder Representative in accordance with the terms of this Agreement.  The Stockholder Representative shall disburse all amounts remaining in the Stockholder Representative Reserve to the Closing Common Stockholders, in accordance with their Pro Rata Percentage, upon the later of (i) the Escrow Release Date or (ii) the resolution of all Indemnification Claims against the Holders still pending as of the Escrow Release Date.  The Stockholder Representative Reserve will be deemed a reduction from the Closing Consideration otherwise payable to the Holders.

Section 3.5   Closing Statement and Estimated Balance Sheet.

(a)           Not less than two (2) Business Days prior to the Closing Date, the Company shall deliver to the Purchaser a statement which sets forth an estimated balance sheet of the Company as of the Closing Date (the “Estimated Balance Sheet”), which Estimated Balance Sheet shall also set forth a calculation of the Company’s calculation of estimated Closing Date Net Working Capital (the “Estimated Closing Date Net Working Capital”) and the amount, if any, by which the Estimated Closing Date Net Working Capital is greater or less than the Target Closing Date Net Working Capital.

(b)           Not less than two (2) Business Days prior to the Closing Date, the Company shall deliver to the Purchaser a statement (the “Closing Statement”) which sets forth in reasonable detail (i) the name of each Holder, the type and number of shares of Company Stock held by such Holder, the consideration that such Holder is entitled to receive at the Closing pursuant to this Article III, the cash amount to be contributed to the Aggregate Escrow Amount for such Holder and such Holder’s Pro Rata Percentage, (ii) the Per Share Closing Consideration, (iii) by payee, the aggregate amount of Transaction Expenses, (iv) by payee, the aggregate amount of Closing Date Indebtedness, and (v) the D&O Tail Premium.

(c)           The Company shall make appropriate revisions to the Closing Statement and the Estimated Balance Sheet as are mutually agreed upon by the Purchaser and the Company prior to the Effective Time.

(d)           The fees, costs and expenses of the Paying Agent shall be paid by the Purchaser.

Section 3.6   Payment of Closing Consideration.  On the Closing Date, the Purchaser shall deliver to the Paying Agent to be paid to the accounts designated by the Stockholder Representative the Closing Consideration which shall be distributed, without duplication, in accordance with the following distribution waterfall:

(a)           first, payment to the Series A Preferred Stockholders of an amount equal to the Series A Preferred Redemption Amount as set forth on the Closing Statement;

(b)           second, payment to the Closing Common Stockholders of an amount equal to the Per Share Closing Consideration, as set forth on the Closing Statement, multiplied by the number of Fully Diluted Shares.

Section 3.7   Effect on Stock.

(a)           As of the Effective Time, by virtue of the Merger and without any action on the part of any Holder, and subject to the other provisions of this Section 3.7:

(i)            Each issued and outstanding share of Series A Preferred Stock shall be (x) converted into the right to receive, upon the surrender of the certificate formerly representing such share of Series A Preferred Stock, an amount equal to the portion of the Series A Preferred Redemption Amount set forth on the Closing Statement allocable to such share of Series A Preferred Stock and (y) immediately cancelled.

(ii)           Each issued and outstanding share of Common Stock shall be (x) converted into the right to receive, upon the surrender of the certificate formerly representing such share of Common Stock, an amount equal to the Per Share Closing Consideration set forth on the Closing Statement, and (y) immediately cancelled.

(b)           Immediately prior to the Effective Time (i) each issued and outstanding share of Incentive Stock (whether or not then vested) shall vest and (ii) each issued and outstanding share of Incentive Stock shall automatically become convertible into shares of Non-Voting Common Stock (as provided in the Certificate of Incorporation).  As a result, all holders of Incentive Stock (other than holders of Dissenting Shares) shall be Closing Common Stockholders at the Effective Time and shall be entitled to receive their Per Share Closing Consideration pursuant to Section 3.6(b).

(c)           As of the Effective Time, by virtue of the Merger and without any action on the part of any Holder, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one share of common stock of the Surviving Corporation, and such common stock of the Surviving Corporation issued on that conversion will constitute all of the issued and outstanding shares of capital stock of the Surviving Corporation immediately following the Effective Time.

(d)           Shares of Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by a Holder, as applicable, who has not voted such shares in favor of the Merger and who has properly demanded or may properly demand appraisal rights in the manner provided by Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into a right to receive a portion of the Closing Consideration unless and until the Effective Time has occurred and the holder of such Dissenting Shares becomes ineligible for such appraisal rights.  The holders of Dissenting Shares shall be entitled only to such rights as are granted by Section 262 of the DGCL and promptly following the execution and delivery of this Agreement, the Company shall notify the holders of Common Stock of their rights (if any) to demand appraisal of and payment for their shares pursuant to Section 262 of the DGCL, by sending a notice prepared in accordance with Section 262(d) of the DGCL that is accompanied by a copy of Section 262 of the DGCL.  Each holder of Dissenting Shares who becomes entitled to payment for such Dissenting Shares pursuant to Section 262 of the DGCL shall receive payment therefore from the Purchaser in accordance with the DGCL; provided, however, that (a) if any such holder of Dissenting Shares shall have failed to establish entitlement to appraisal rights as provided in Section 262 of the DGCL, (b) if any such holder of Dissenting Shares shall have effectively withdrawn demand for appraisal of such shares or lost the right to appraisal and payment for shares under Section 262 of the DGCL or (c) if neither any holder of Dissenting Shares nor the Surviving Corporation shall have filed a petition demanding a determination of the value of all Dissenting Shares within the time provided in Section 262 of the DGCL, such holder of Dissenting Shares shall forfeit the right to appraisal of such shares and each such Dissenting Share shall be treated as if it had been, as of the Effective Time, converted into a right to receive the applicable portion of the Closing Consideration, without interest thereon, as provided in Section 3.6 of this Agreement.  The Company shall give the Purchaser and the Stockholder Representative (i) prompt notice of any demands received by the Company for appraisal of any shares of Common Stock, (ii) a copy of each such demand, if any, and all related information requested by the Purchaser and (iii) the opportunity to participate in and control all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of the Purchaser in each instance, make any payment with respect to any such demands for appraisal, or settle, or offer to settle, or agree to do any of the foregoing.

Section 3.8   Exchange of Certificates.

(a)           Prior to receiving any portion of the Closing Consideration, each holder of record of a certificate or certificates that immediately prior to the Effective Time represented issued and outstanding shares of Company Stock (the “Certificates”) shall have delivered to the Paying Agent (i) a properly completed and duly executed letter of transmittal in the form of Exhibit 3.8(a) (a “Letter of Transmittal”) and (ii) the Certificates, if any, held of record by such holder.  Such Letter of Transmittal shall have been previously delivered by the Paying Agent to such holder at or promptly following the Effective Time along with instructions thereto and a notice to the effect that delivery of the Certificates shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent.  Upon surrender of a Certificate to the Paying Agent, together with such Letter of Transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the consideration into which the shares represented by such Certificate shall have been converted pursuant to Section 3.6, and the Certificate so surrendered shall be canceled.  If the portion of the Closing Consideration is to be paid to a Person other than the Person in whose name the Certificate so surrendered is registered, it shall be a condition of exchange that such Certificate shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such exchange shall pay any transfer or other Taxes required by reason of the exchange to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Company that such Tax has been paid or is not applicable.  Until surrendered as contemplated by this Section 3.8, each Certificate shall be deemed as of the Effective Time of the Merger to represent only the right to receive, upon surrender of such Certificate in accordance with this Section 3.8(a), the consideration into which the shares represented by such Certificate shall have been converted pursuant to Section 3.7(a).  If any certificate evidencing any share of Common Stock shall have been lost, stolen or destroyed, the Purchaser or the Paying Agent may, in its discretion and as a condition precedent to the issuance of any consideration pursuant to Section 3.6, require the owner of such lost, stolen or destroyed certificate to provide an appropriate affidavit with respect to such certificate.

(b)           All Closing Consideration paid upon the surrender of Certificates in accordance with the terms of this Article III shall be deemed to have been exchanged and paid in full satisfaction of all rights pertaining to the shares represented by such Certificates and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Stock that were issued and outstanding immediately prior to the Effective Time of the Merger.  If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged for the portion of the Closing Consideration as provided in this Article III.

(c)           At any time following the six (6) month anniversary of the Closing Date, the Purchaser or the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto but excluding for all purposes the Stockholder Representative Reserve) that had been made available to the Paying Agent and which have not been disbursed to the Holders, and thereafter, such Holders shall be entitled to look only to the Purchaser or the Surviving Corporation (subject to abandoned property, escheat or other similar laws) as general creditors thereof with respect to the payment of any Closing Consideration that would otherwise be payable upon surrender of any Certificates held by such Holders, as determined pursuant to this Agreement, without any interest thereon.  Any amounts remaining unclaimed by such Holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Laws, the property of the Purchaser, free and clear of all claims or interests of any Person previously entitled thereto.

(d)           The Paying Agent, its designee, the Stockholder Representative the Purchaser, Merger Sub, the Company or the Surviving Corporation (as appropriate) shall be entitled to deduct and withhold from consideration otherwise payable pursuant to this Agreement to any Holder such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law.  To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made.

Section 3.9   Payment of Other Amounts Payable at Closing.  On the Closing Date, the Purchaser shall:

(a)           on behalf of the Company and its Subsidiaries, pay to such account or accounts as the Company specifies to the Purchaser the aggregate amount of the Closing Date Indebtedness;

(b)           on behalf of the Company and its Subsidiaries, pay to such account or accounts as the Company specifies in the Closing Statement the aggregate amount of the Transaction Expenses, to the extent not paid prior to the Closing Date; and

(c)           on behalf of the Company, pay to such account or accounts as the Company specifies to the Purchaser to the extent not paid prior to the Closing Date, the aggregate amount of the D&O Tail Premium.

Section 3.10   Adjustment of Purchase Price.

(a)           No later than sixty (60) days following the Closing Date, the Purchaser shall prepare and deliver to the Stockholder Representative a draft balance sheet of the Company as of the time of the Closing (the “Closing Balance Sheet”), which Closing

Balance Sheet shall include a good faith calculation of each of the Closing Date Net Working Capital, the Working Capital Surplus, if any, and the Working Capital Deficit, if any, along with reasonable supporting documentation.

(b)           The Stockholder Representative shall have thirty (30) days following receipt of the Closing Balance Sheet during which to notify the Purchaser of any dispute of any item contained in the Closing Balance Sheet, which notice shall set forth in reasonable detail the basis for such dispute.  At any time within such thirty (30)-day period, the Stockholder Representative shall be entitled to agree with any or all of the items set forth in the Closing Balance Sheet.

(c)           If the Stockholder Representative does not notify the Purchaser of any such dispute within such thirty (30)-day period, or notifies the Purchaser of its agreement with the adjustments in the Closing Balance Sheet prior to the expiration of the thirty (30)-day period, the Closing Balance Sheet prepared by the Purchaser shall be deemed to be the “Final Balance Sheet,” and shall be final, conclusive and binding on the Parties and the Holders.

(d)           If the Stockholder Representative notifies the Purchaser of any such dispute within such thirty (30)-day period, the Closing Balance Sheet shall be resolved as follows:

(i)            The Purchaser and the Stockholder Representative shall cooperate in good faith to resolve any such dispute as promptly as possible.

(ii)           In the event the Purchaser and the Stockholder Representative are unable to resolve any such dispute within fifteen (15) days (or such longer period as the Purchaser and the Stockholder Representative shall mutually agree in writing) of notice of such dispute, such dispute and each Party’s work papers related thereto shall be submitted to, and all issues having a bearing on such dispute shall be resolved by the Arbitrator.  The Arbitrator’s resolution shall be final and binding on the Parties, be based solely on presentations of the Purchaser and the Stockholder Representative and not on the Arbitrator’s independent review, and shall be limited to only those matters in dispute.  The Purchaser and the Stockholder Representative shall use commercially reasonable efforts to cause the Arbitrator to complete its work within thirty (30) days following its engagement.  The fees, costs and expenses of the Arbitrator shall be paid one-half by the Purchaser and one-half by the Holders.

(e)           The Purchaser and the Stockholder Representative jointly shall modify the Closing Balance Sheet and the calculations of the Closing Date Net Working Capital, the Working Capital Surplus, if any, and the Working Capital Deficit, if any, as appropriate to reflect the resolution of the Stockholder Representative’s objections (as agreed upon by the Purchaser and the Stockholder Representative or as determined by the Arbitrator) and deliver the Closing Balance Sheet and such calculations to the Stockholder Representative within ten (10) days after the resolution of such objections.  Such revised balance sheet shall be deemed to be the “Final Balance Sheet,” and shall be final, conclusive, and binding on the Parties.

(f)            For purposes of determining the information on the Final Balance Sheet, the Parties may take into consideration all facts and circumstances which are known prior to the final determination of the Final Balance Sheet.

(g)           If there is a Working Capital Deficit reflected on the Final Balance Sheet then:

(i)            if the Working Capital Deficit is less than the Working Capital Escrow Amount, within five (5) Business Days after the Purchaser’s delivery of the Final Balance Sheet to the Stockholder Representative, the Purchaser and the Stockholder Representative shall jointly instruct the Escrow Agent to deliver, in immediately available funds by wire transfer or check from the Escrow Account: (A) first, to the Purchaser, the Working Capital Deficit; and (B) then to the Paying Agent, for distribution to the Closing Common Stockholders in accordance with their respective Pro Rata Percentages, the amount equal to the difference between the Working Capital Escrow Amount minus the Working Capital Deficit; or

(ii)           if the Working Capital Deficit is equal to or greater than the Working Capital Escrow Amount, within five (5) Business Days after the Purchaser’s delivery of the Final Balance Sheet to the Stockholder Representative, the Purchaser and the Stockholder Representative shall jointly instruct the Escrow Agent to deliver to the Purchaser all of the funds in the Working Capital Escrow Account, in immediately available funds by wire transfer or check from the Escrow Account; provided that in no event shall the Purchaser be paid an amount in excess of the funds available in the Working Capital Escrow Account, regardless of the Working Capital Deficit amount.

(h)           If there is a Working Capital Surplus reflected on the Final Balance Sheet then within five (5) Business Days after the Purchaser’s delivery of the Final Balance Sheet to the Stockholder Representative (or, if the Stockholder Representative has objected to such Final Balance Sheet, the date of determination of the Final Balance Sheet pursuant to Section 3.10(e)), (i) the Purchaser shall deliver the Working Capital Surplus in immediately available funds by wire transfer or check to the Paying Agent for distribution to the Holders in accordance with their respective Pro Rata Percentages; and (ii) the Purchaser and the Stockholder Representative shall instruct the Escrow Agent to immediately deliver to the Paying Agent, for distribution to the Holders in accordance with their respective Pro Rata Percentages, the Working Capital Escrow Amount in immediately available funds by wire transfer or check.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Purchaser that except as set forth in the Company Disclosure Schedule (it being understood that (i) the Company Disclosure Schedule is qualified in its entirety by reference to specific provisions of this Agreement, (ii) any fact or item which is disclosed on any Schedule of the Company Disclosure Schedule shall be deemed disclosed on such other Schedule or Schedules of the Company Disclosure Schedule to the extent that its relevance or applicability to information called for by such other Schedule or Schedules is readily apparent on its face, notwithstanding the omission of a reference or cross-reference thereto, and (iii) the mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents an exception or a material fact, event or circumstance or an admission of liability to any Person or that such item has or would reasonably be expected to result in a Material Adverse Effect):

Section 4.1   Organization.

(a)           The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Company has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  The Company is duly qualified to transact business as a foreign corporation and is in good standing in each other jurisdiction in which the ownership or leasing of its properties or assets or the conduct of its business requires such qualification, except where the failure to so qualify or to be in good standing would not reasonably be expected to result in a Material Adverse Effect.  The Company has previously made available to the Purchaser complete copies of the charter and bylaws (or equivalent documents) of the Company and each of its Subsidiaries as currently in effect.

(b)           Each of the Company’s Subsidiaries is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, registration or formation, as the case may be.  Each of the Company’s Subsidiaries has all requisite entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  Each of the Company’s Subsidiaries is qualified to do business as a foreign corporation, branch, partnership or other entity in all jurisdictions where the nature of its business requires such qualification, except where the failure to so qualify would not reasonably be expected to result in a Material Adverse Effect.

Section 4.2   Authorization.

(a)           The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Merger, have been duly authorized and approved by the Company’s Board of Directors, and except for obtaining the Company Stockholder Approval, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Merger.  The Board of Directors of the Company (at a meeting duly called and held) has (a) unanimously determined that the Merger is advisable and fair and in the best interests of the Company and its stockholders, (b) unanimously authorized and approved the execution, delivery and performance of this Agreement by the Company and unanimously approved the Merger, and (c) unanimously recommended the approval of this Agreement and the Merger by the holders of Voting Common Stock and directed that this Agreement and the Merger be submitted for consideration by the Company’s holders of Voting Common Stock.  This Agreement has been duly executed and delivered by the Company and assuming due authorization, execution and delivery hereof by the other Parties hereto, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting or relating to enforcement of creditors’ rights generally, and (ii) is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(b)           The affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Voting Common Stock in favor of the adoption of this Agreement (the “Company Stockholder Approval”) is the only vote or approval of the holders of any class or series of capital stock of the Company that are necessary to adopt this Agreement.

Section 4.3   Capital Stock.  Schedule 4.3 of the Company Disclosure Schedule sets forth for the Company and each of its Subsidiaries, as of the date hereof, the number, class and series of shares of capital stock or other equity interests of the Company and each of its Subsidiaries which are authorized and which are issued and outstanding.  Schedule 4.3 of the Company Disclosure Schedule identifies each stockholder of the Company and the number, class and series of shares of each class of Company Stock.  Except as set forth on Schedule 4.3 of the Company Disclosure Schedule and except for Incentive Stock repurchased by the Company, the Company does not hold any shares of its capital stock in treasury.  All of the issued and outstanding shares of capital stock or other equity interests of the Company and each of its Subsidiaries are duly authorized, validly issued, fully paid and nonassessable.  As of the date hereof, no shares of Non-Voting Common Stock are issued or outstanding.  All outstanding shares of capital stock, options, warrants and other securities of the Company have been issued and granted in material compliance with (a) all applicable securities Laws and other applicable Laws, and (b) all requirements set forth in applicable Contracts.  Except as set forth in Schedule 4.3 of the Company Disclosure Schedule: (i) none of the outstanding shares of Company Stock are entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of Company Stock are subject to any right of first refusal or similar right in favor of the Company or any other Person; and (iii) the Company is not a party or subject to any Contract and, to the Knowledge of the Company, there is no Contract between or among any Persons, relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Stock.  Except as set forth in Schedule 4.3 of the Company Disclosure Schedule, the Company does not have the right or is under any obligation, and is not bound by any Contract pursuant to which it may have the right or become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Stock or any other securities. Except as set forth in Schedule 4.3 of the Company Disclosure Schedule, (i) there are no outstanding options, warrants, rights, calls, convertible or exchangeable securities or other plans or commitments, contingent or otherwise, relating to the capital stock or other equity interests of the Company or any of its Subsidiaries other than as contemplated by this Agreement and, (ii)  there are no outstanding Contracts or other agreements of the Company, any of its Subsidiaries, or to the Company’s Knowledge (A) the Holders or (B) any other Person to purchase, redeem or otherwise acquire any outstanding shares of capital stock or other equity interests of the Company or any of its Subsidiaries, or securities or obligations of any kind convertible into any shares of the capital stock or other equity interests of the Company or any of its Subsidiaries.  Except as set forth on Schedule 4.3 of the Company Disclosure Schedule and except for Incentive Stock repurchased by the Company, the Company has never repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities.  Any securities reacquired by the Company were reacquired in full compliance with all applicable Laws.

Section 4.4   Subsidiaries.  Schedule 4.4 of the Company Disclosure Schedule lists each Subsidiary of the Company.  The Company owns, directly or indirectly, all of the issued and outstanding capital stock or other equity interests of each of its Subsidiaries, free and clear of all Liens other than Permitted Liens and limitations imposed by federal, state and foreign securities Laws.  Other than the Subsidiaries listed on Schedule 4.4 of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock or other equity, securities or interests in any corporation, limited liability company, partnership, joint venture or other entity.  None of the Company’s Subsidiaries owns, directly or indirectly, any capital stock or other equity, securities or interests in any corporation, limited liability company, partnership, joint venture or other entity.

Section 4.5   Absence of Restrictions and Conflicts.

(a)           Except as set forth in Schedule 4.5(a) of the Company Disclosure Schedule, subject to the receipt of the Company Stockholder Approval, the execution and delivery by the Company of this Agreement does not, and the performance of its obligations hereunder will not, (i) conflict with or violate (A) the Certificate of Incorporation or the Bylaws, (B) the certificate or articles of incorporation, bylaws or equivalent organizational documents of any Subsidiary, as amended or supplemented, (ii) assuming that all consents, approvals, authorizations and other actions described in subsection (b) of this Section 4.5 have been obtained and all filings and obligations described in subsection (b) of this Section 4.5 have been made, conflict with or violate any Law applicable to the Company or any Subsidiary, or by which any property or asset of the Company or any Subsidiary, is bound, or (iii) require any consent or result in any violation or breach of or constitute (with or without notice or lapse of time or both) a default (or give to others any right of termination, amendment, acceleration or cancellation) under, or result in the triggering of any payments or result in the creation of a Lien on any material property or material asset of the Company or any Subsidiary, in all cases, pursuant to, any of the terms, conditions or provisions of any Material Contract, except, with respect to clause (iii), such triggering of payments, Liens, filings, notices, permits, authorizations, consents, approvals, violations, conflicts, breaches or defaults which would not reasonably be expected to result in a Material Adverse Effect.

(b)           The execution and delivery by the Company of this Agreement do not, and the performance of its obligations hereunder will not, require any material consent, approval, authorization or permit of, or material filing with or notification to, any Governmental Entity, except (i) for the pre-merger notification requirements of the HSR Act and (ii) the filing of a Certificate of Merger with, and the acceptance for record thereof by, the Secretary of State of the State of Delaware.

Section 4.6   Real Property.

(a)           The Company and its Subsidiaries do not own any parcel of real property.

(b)           Schedule 4.6(b) of the Company Disclosure Schedule sets forth a correct and complete list of the Leased Real Property.

(c)           The Company or one of its Subsidiaries has a valid leasehold interest in the Leased Real Property.

(d)           To the Knowledge of the Company, no portion of the Leased Real Property, or any building or improvement located thereon, materially violates any Law, including those Laws relating to zoning, building, land use, fire, air, sanitation and noise control.

(e)           Except for the Permitted Liens, no Leased Real Property is subject to (i) any decree or order of any Governmental Entity or, to the Knowledge of the Company, any threatened or proposed order or (ii) to the Knowledge of the Company, any rights of way, building use restrictions, exceptions, variances, reservations or limitations.

(f)            The improvements and fixtures on the Leased Real Property are, in all material respects, in operating condition, ordinary wear and tear excepted, and are capable of being used for their intended purposes.  The Leased Real Property constitutes all of the real property utilized by the Company and its Subsidiaries in the operation of its business.

Section 4.7   Title to Assets; Related Matters.  Except as set forth in Schedule 4.7 of the Company Disclosure Schedule, the Company and its Subsidiaries have, in all material respects, good and marketable title to, or a leasehold interest in, all of their respective personal property and assets, free and clear of all Liens, except Permitted Liens.  Except as set forth in Schedule 4.7 of the Company Disclosure Schedule, all material equipment and other items of tangible personal property and assets of the Company and its Subsidiaries (a) are in operating condition and capable of being used for their intended purposes, ordinary wear and tear excepted and (b) are usable in the Ordinary Course.

Section 4.8   Financial Statements; Receivables.

(a)           The Company has made available to the Purchaser copies of the Financial Statements.  Except as set forth in Schedule 4.8(a) of the Company Disclosure Schedule, the balance sheets included in the Financial Statements (including the related notes and schedules) have been prepared in accordance with GAAP consistently applied during the periods involved (except as may be indicated in the related notes and schedules) and fairly present in all material respects the financial position of the Company and its Subsidiaries, as applicable, as of the date of such balance sheets (subject, in the case of unaudited financial statements, to normal year end, quarter end and month end adjustments consistent with past practice and the absence of notes to such statements), and each statement of cash flows, stockholders’ equity and income included in the Financial Statements (including the related notes and schedules) fairly presents in all material respects the results of operations and changes in cash flows, as the case may be, of the Company and its Subsidiaries, as applicable, for the periods set forth therein (except as expressly noted therein or in Schedule 4.8(a) of the Company Disclosure Schedule and subject, in the case of unaudited financial statements, to normal year end and quarter end adjustments and the absence of notes to such statements).

(b)           The systems of internal accounting controls maintained by the Company and its Subsidiaries are sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  The books of account, stock records, minute books and other records of the Company and its Subsidiaries are materially accurate, up-to-date and complete, and have been maintained in accordance with sound and prudent business practices.

(c)           Except as set forth in Schedule 4.8(c) of the Company Disclosure Schedule, all existing accounts receivable, net of reserves whether specific or general, of the Company and its Subsidiaries (including those accounts receivable reflected on the Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since the date of the Interim Balance Sheet and have not yet been collected) represent valid obligations of customers of the Company and its Subsidiaries arising from bona fide transactions entered into in the Ordinary Course.

Section 4.9   No Undisclosed Liabilities.  Except as set forth in the Financial Statements (including the related notes and schedules) or in Schedule 4.9 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any liabilities or obligations, except for (a) accounts payable (of the type required to be reflected as current liabilities in the “liabilities” column of a balance sheet prepared in accordance with GAAP) incurred since the date of the Interim Balance Sheet in the Ordinary Course, (b) liabilities and obligations incurred since the date of the Interim Balance Sheet in the Ordinary Course, (c) liabilities and obligations incurred since the date of the Interim Balance Sheet pursuant to or in connection with this Agreement or the transactions contemplated hereby, (d) liabilities and obligations disclosed in this Agreement (or its exhibits or the Company Disclosure Schedule), or (e) liabilities or obligations that do not exceed $100,000 individually or $500,000 in the aggregate.

Section 4.10   Absence of Certain Changes.  Except as set forth in Schedule 4.10 of the Company Disclosure Schedule since the date of the Interim Balance Sheet, (i) the Company and each of its Subsidiaries has conducted its business in the Ordinary Course, and (ii) neither the Company nor any of its Subsidiaries has taken any action which, if taken after the date hereof, would require the consent of the Purchaser pursuant to Section 6.3.  Since the date of the Interim Balance Sheet, there has not been any Material Adverse Effect on the Company and no event has occurred or circumstance exists that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Material Adverse Effect.

Section 4.11   Legal Proceedings.  Except as set forth in Schedule 4.11 of the Company Disclosure Schedule, as of the date of this Agreement, there is no suit, action, claim, arbitration, investigation, or proceeding pending or threatened in writing or, to the Knowledge of the Company, otherwise threatened against the Company or any of its Subsidiaries, or any property of any of them.  Except as set forth in Schedule 4.11 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is subject to any judgment, decree, injunction, rule or order of any court or arbitration panel that, individually, would reasonably be expected to result in losses to the Company and its Subsidiaries in excess of Seventy-five Thousand Dollars ($75,000).

Section 4.12   Compliance with Law.  Since January 1, 2010, except as set forth in Schedule 4.12(a) of the Company Disclosure Schedule, the Company and each of its Subsidiaries have conducted their respective businesses in compliance with applicable Law in all material respects.  Except as set forth in Schedule 4.12(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has been charged with, has received written notice that it is under investigation with respect to, or, to the Knowledge of the Company, is otherwise now under investigation with respect to, a material violation of any applicable Law.  The Company and each of its Subsidiaries have filed all material reports and have all material Licenses required to be filed with any Governmental Entity necessary to carry on the business and operations of the Company and its Subsidiaries as presently conducted.

Section 4.13   Material Contracts.

(a)           Schedule 4.13 sets forth all Contracts (collectively, “Material Contracts”), as of the date hereof, which provide for annual payments or expenses by, or annual payments or income to, the Company or any of its Subsidiaries in excess of $100,000   (other than (i) purchase and sale orders made in the Ordinary Course and (ii) Leased Real Property), as well as all of the following to which the Company or any of its Subsidiaries is a party:

(i)            all partnership, joint venture or limited liability company contract arrangements or agreements, including any profit-sharing agreement, cost-sharing agreement, loss-sharing agreement or similar Contracts;

(ii)           all settlement and similar agreements involving payments after Closing in excess of $50,000 or any injunctive or similar equitable obligations on the Company or any of its Subsidiaries;

(iii)          all license agreements or agreements in respect of similar rights granted or held, except for licenses with respect to pre-packaged software applications and rights to display and use the marks and names of third parties pursuant to agreements with the Company’s or its Subsidiaries’ suppliers;

(iv)          each Company Contract relating to the license of any patent, copyright, trade secret or other Proprietary Right from the Company involving annual payments in excess of $75,000;

(v)           each Contract relating to the acquisition, transfer, development or sharing of any technology, Proprietary Right (including any joint development agreement, technical collaboration agreement or similar agreement entered into by the Company) involving annual payments in excess of $75,000;

(vi)          each Contract with any material service providers, manufacturers, suppliers, distributors, partners or persons having similar business relationships with the Company or its Subsidiaries involving annual payments in excess of $50,000;

(vii)         all Contracts or other documents that substantially limit the freedom of the Company or any of its Subsidiaries: (A) to conduct or to compete in any line of business or with any Person or in any area after the Closing Date; (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person; or (C) to develop or distribute any technology;

(viii)        each Contract: (A) granting exclusive rights to license, market, sell or deliver any of the products or services of the Company or its Subsidiaries; or (B) otherwise contemplating an exclusive relationship between the Company or its Subsidiaries and any other Person;

(ix)          each Contract creating or involving any agency relationship, distribution arrangement or franchise relationship;

(x)           all agreements or other documents of the Company and its Subsidiaries in respect of Indebtedness;

(xi)          all employment Contracts between any current employee or consultant of the Company or any of its Subsidiaries, on the one hand, and the Company or one of its Subsidiaries, on the other hand, involving payment of annual base compensation in excess of $75,000 or containing severance or change-in-control provisions;

(xii)         each Contract which provides for indemnification of any officer, director, employee or agent of the Company or its Subsidiaries;

(xiii)        each Contract relating to the voting and any other rights or obligations of a stockholder of the Company;

(xiv)        each Contract entered into after January 1, 2010, relating to the merger, consolidation, reorganization, acquisition of all or substantially all of a Person’s assets or any similar transaction with respect to the Company, or any Contract relating to any liquidation or dissolution of the Company;

(xv)         each Contract entered into after January 1, 2010, relating to the acquisition, sale, spin-off or outsourcing of any business unit or operation of the Company or its Subsidiaries;

(xvi)        that certain Settlement Agreement between MTS Medication Technologies Limited, MTS Medication Technologies GmbH and Dr. Anton F. Haase and Silvia Haase; and

(xvii)       all commitments to enter into any of the foregoing.

(b)           The Company has made available to Purchaser accurate and complete copies of all Material Contracts.  Each Material Contract is a valid and binding agreement of the Company or the applicable Subsidiary of the Company, is enforceable against the Company or the applicable Subsidiary and to the Knowledge of the Company, against each counterparty to such Material Contract, in accordance with its terms against the other contracting party (except to the extent that enforceability may be limited by (i) applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought, and (iii) the invalidity, under certain circumstances under Law or court decisions, of covenants not to compete and similar provisions), and is in full force and effect, and neither the Company nor any Subsidiary of the Company, or, to the Knowledge of the Company any other party thereto, is in material default under the terms of any such Material Contract.

(c)           Except as set forth in Schedule 4.13(c) of the Company Disclosure Schedule: (i) neither the Company nor any of its Subsidiaries has violated or breached in any material respect, or committed any material default under, any Material Contract, which remains uncured, and, to the Company’s Knowledge, no other Person has violated or breached in any material respect, or committed any material default under, any Material Contract which remains uncured; (ii) neither the Company nor any of its Subsidiaries has received any written notice or, to the Knowledge of the Company, any other communication, regarding any actual or alleged violation or breach of, or default under, any Material Contract; and (iii) neither the Company nor any of its Subsidiaries has waived any of its respective material rights under any Material Contract.

Section 4.14   Tax Returns; Taxes.  Except as set forth in Schedule 4.14 of the Company Disclosure Schedule:

(a)           The Company and its Subsidiaries have filed all material Tax Returns required to be filed (and since January 1, 2010, all such Tax Returns have been timely filed), and all such Tax Returns were true, correct, and complete in all material respects and have been prepared in compliance with all applicable Laws.  The Company and its Subsidiaries have paid all material Taxes shown thereon or otherwise due.  Since December 31, 2008, no material written claim has been made by an authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.  There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of the Company or its Subsidiaries.

(b)           The Company and its Subsidiaries have provided adequate accruals (determined in accordance with GAAP) in its Interim Balance Sheet for any material Taxes that have not been paid, but were owed or accrued as of the date of the Interim Balance Sheet, whether or not shown as being due on any Tax Returns.  Other than Taxes incurred in the Ordinary Course, the Company and its Subsidiaries have no liability for unpaid Taxes accruing after the date of the Interim Balance Sheet.   The Company and its Subsidiaries have withheld and paid, or will pay when due, to the appropriate Governmental Entity all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(c)           No request for information related to Tax matters has been received from any Governmental Entity since March 31, 2009, no audit or other administrative proceeding is pending, being conducted or threatened in writing, or to the Knowledge of the Company, otherwise threatened by any Governmental Entity, and no judicial proceeding is pending or being conducted that involves any Tax paid or Tax Return filed by or on behalf of the Company and its Subsidiaries.

(d)           The Company has provided to the Purchaser copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company and its Subsidiaries filed or received since March 31, 2009, each of which is true, correct, and complete in all material respects.  None of the federal, state, local and foreign income Tax Returns filed by the Company and its Subsidiaries for taxable periods ended on or after March 31, 2009, have been audited or currently are the subject of an audit by a Tax authority.

(e)           No claim or deficiency against the Company or its Subsidiaries for the assessment or collection of any material Taxes has been asserted or proposed which claim or deficiency has not been settled with all amounts determined to have been due and payable having been timely paid.

(f)            No written claim, and to the Company’s Knowledge no other claim, has ever been made or threatened in writing or, to the Knowledge of the Company, otherwise threatened, by a Tax authority in a jurisdiction where the Company or its Subsidiaries has never filed Tax Returns asserting that the Company or its Subsidiaries is or may be subject to material Taxes imposed by that jurisdiction.

(g)           The Company and its Subsidiaries are not and have never been a party to any Tax sharing, Tax indemnity, Tax allocation or similar agreement with respect to

Taxes, and does not have any liability or potential liability to another party under any such agreement.

(h)           The Company is not and never has been a “United States real property holding corporation” within the meaning of Code Section 897(c)(2).

(i)            The Company and its Subsidiaries have never executed or entered into with any Governmental Entity (i) any agreement, waiver or other document extending or having the effect of extending or waiving the period for assessment or collection of any Taxes for which the Company or its Subsidiaries would or could be liable; (ii) any closing agreement pursuant to Section 7121 of the Code, or any predecessor provision thereof or any similar provision of state, local or foreign Tax Law; (iii) any private letter ruling request or private letter ruling, or (iv) any power of attorney with respect to any Tax matter which is currently in force.

(j)            The Company and its Subsidiaries (i) are not and have never been a member of an affiliated group filing a consolidated federal income Tax Return other than one in which the Company is the common parent, (ii)  are not and have never been a partner in a partnership or an owner of an interest in an entity treated as a partnership for Tax purposes and (iii) have never had any liability for the Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state or local Law), as a transferee or successor, by contract or otherwise.

(k)           Neither the Company nor its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period ending after the Closing Date as a result of any (i) change in accounting method for any Pre-Closing Period under Section 481 of the Code (or any analogous or comparable provision of U.S. state or local or non-U.S. Tax Law), (ii) written agreement with a Tax authority with regard to their Tax liability for any Pre-Closing Period, (iii) installment sale or open transaction disposition made prior to the Closing Date or prior to the Closing on the Closing Date, or (iv) prepaid amount received on or prior to the Closing Date.

Section 4.15   Company Benefit Plans.  Each Company Benefit Plan is identified in Schedule 4.15 of the Company Disclosure Schedule.  The Company has made available to the Purchaser correct and complete copies of each such Company Benefit Plan.  No Company Benefit Plan is subject to Title IV of ERISA.  The terms of each Company Benefit Plan as currently in effect that purports to be qualified under Section 401(a) of the Code and any trust which is a part of any such Company Benefit Plan are subject to a favorable determination letter or opinion letter from the U.S. Internal Revenue Service.  Each Company Benefit Plan satisfies the requirements of applicable Laws (including, ERISA and the Code) in all material respects and has been operated in accordance with its terms in all material respects.

(a)           Except as identified in Schedule 4.15(a) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will, either alone or in conjunction with any other event result in any payment under a Company Benefit Plan that would be a non-deductible “excess parachute payment” within the meaning of Section 280G of the Code.

(b)           Except as would not be expected to result in liability to the Company, no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Benefit Plan.  There are no claims or Proceedings pending or threatened in writing or, to the Company’s Knowledge, otherwise threatened or reasonably anticipated (other than routine claims for benefits), against any Company Benefit Plan or against the assets of any Company Benefit Plan.  There are no audits, inquiries or Proceedings pending or threatened in writing or, to the Company’s Knowledge, otherwise threatened by the U.S. Internal Revenue Service, Department of Labor, or any other Governmental Entity with respect to any Company Benefit Plan.  Except as would not be expected to result in liability to the Company, the Company has not incurred any penalty or Tax with respect to any Company Benefit Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.  Except as would not be expected to result in liability to the Company, the Company has made all contributions and other payments required by and due under the terms of each Company Benefit Plan.

(c)           The Company has not, in the last six years, maintained, established, sponsored, participated in, or contributed to any: (i) Company Pension Plan subject to Title IV of ERISA; or (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA and any earlier sponsorship, participation or contribution to any such Company Pension Plan or multiemployer plan that may have occurred could not reasonably be expected to result in liability to the Company.  The Company could not reasonably be expected to incur any liability as a result of any Employee Benefit Plan sponsored by a Company Affiliate other than the Company or its Subsidiaries.  Except as would not be expected to result in liability to the Company, the Company has not maintained, established, sponsored, participated in or contributed to, any Company Pension Plan in which stock of the Company or any Company Affiliate is or was held as a plan asset.  The MTS Medication Technologies Ltd GROUP PERSONAL PENSION PLAN is a defined contribution scheme that is fully funded as of the Closing.

(d)           Except as set forth in Schedule 4.15(d) of the Company Disclosure Schedule, (i) no Company Benefit Plan provides (except at no cost to the Company or any Company Affiliate), or reflects or represents any liability of the Company or any Company Affiliate to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Laws, and (ii) other than commitments made that involve no future costs to the Company or any Company Affiliate, neither the Company nor any

Company Affiliate has ever represented, promised or contracted (whether in oral or written form) to any employee of the Company (either individually or as a group) or any other Person that such employee(s) or other person would be provided with retiree life insurance, retiree health benefit or other retiree employee welfare benefits, except to the extent required by applicable Laws.

(e)           Except as expressly required or provided by this Agreement or as set forth on Schedule 4.15(e) of the Company Disclosure Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Benefit Plan, trust or loan that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee of the Company.

(f)            Except as set forth in Schedule 4.15(f) of the Company Disclosure Schedule, each of the Company and Company Affiliates: (i) are, and at all times have been, in substantial compliance with all applicable Laws respecting employment, employment practices, employment benefits, and terms of employment, in each case, with respect to employees of the Company, including the health care continuation requirements of COBRA, the requirements of Family Medical Leave Act of 1993, as amended, the requirements of HIPAA and any similar provisions of state law; (ii) have withheld and reported all amounts required by applicable Laws or by Contract to be withheld and reported with respect to wages, salaries and other payments to employees of the Company; (iii) are not liable for any arrears of wages or any taxes or any penalty for failure to comply with the Laws applicable of the foregoing; and (iv) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits or obligations for employees of the Company (other than routine payments to be made in the normal course of business and consistent with past practice).  Except as set forth on Schedule 4.15(f) of the Company Disclosure Schedule, there are no pending or threatened in writing or, to the Company’s Knowledge, otherwise threatened or reasonably anticipated claims or Proceedings against the Company or any Company Affiliate under any worker’s compensation policy or long-term disability policy.

Section 4.16   Employment Matters.

(a)           Schedule 4.16(a) of the Company Disclosure Schedule contains a complete list as of the date hereof of (a) all of the officers of the Company and each of its Subsidiaries and (b) all of the other employees (whether full-time, part-time or otherwise) of the Company and each of its Subsidiaries as of the date hereof who have received a base salary in excess of Eighty Thousand Dollars ($80,000) for the twelve (12)-month period ended March 31, 2012, specifying their position, status, work location.  Except as set forth in Schedule 4.16(a) of the Company Disclosure Schedule, the employment of each of the employees of the Company or its Subsidiaries is terminable at will.

(b)           Except as set forth in Schedule 4.16(b) of the Company Disclosure Schedule, (a) neither the Company nor any of its Subsidiaries is (i) a party to any collective bargaining agreement with any union or labor organization or (ii) currently engaged in any collective bargaining negotiation with any union or labor organization; and (b) no material claim, complaint, charge or investigation by any Person is pending or threatened in writing or, to the Knowledge of the Company, otherwise threatened by any Person against the Company or any Subsidiary under any Labor Law, and the Company and each Subsidiary is, and has, since January 1, 2010, been, in compliance in all material respects with all Labor Laws.

(c)           To the Knowledge of the Company, since January 1, 2010, neither the Company nor any of its Subsidiaries is engaged, and has never been engaged, in any unfair labor practice of any nature. In the past two (2) years, there has not been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting the Company, its Subsidiaries or any of their employees.  There is not now pending, and no Person has threatened to commence, any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute.  There are no actions, suits, claims, labor disputes or grievances pending or threatened in writing, or, to the Company’s Knowledge, otherwise threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any employee of the Company or its Subsidiaries, including charges of unfair labor practices or discrimination complaints.

(d)           Since January 1, 2010, none of the current or former independent contractors of any of the Company or its Subsidiaries could be reclassified as an employee.  There are, and at no time since January 1, 2010 have been, any independent contractors who have provided services to the Company or any Company Affiliate for a period of six consecutive months or longer.  Since January 1, 2010, the Company and its Subsidiaries have never had any temporary or leased employees. No independent contractor of the Company or its Subsidiaries is eligible to participate in any Company Benefit Plan.

Section 4.17   Insurance Policies.  Schedule 4.17(i) of the Company Disclosure Schedule contains a complete list of all insurance policies carried by or for the benefit of the Company or any of its Subsidiaries.  All due premiums with respect thereto have been paid in full and the Company and its Subsidiaries are otherwise in material compliance with the terms and provisions thereof.  All such policies are in full force and effect.  The Company and its Subsidiaries have not received written notice of default under any such policy, nor have they received written notice of any pending or threatened termination or cancellation, material coverage limitation or reduction, or any material increase in the premium or deductible with respect to any such policy.  Except as set forth on Schedule 4.17(ii) of the Company Disclosure Schedule, there is no pending claim under or based upon any of the policies identified in Schedule 4.17(i) of the Company Disclosure Schedule.

Section 4.18   Environmental, Health and Safety Matters.  Except as set forth in Schedule 4.18 of the Company Disclosure Schedule:

(a)           the Company and each of its Subsidiaries have materially complied and are in material compliance with all applicable Environmental Laws;

(b)           the Company and each of its Subsidiaries have all material Licenses required under Environmental Law necessary to carry on the business and operations of the Company and its Subsidiaries as presently conducted;

(c)           there are no pending or threatened in writing or, to the Knowledge of the Company, other threatened demands, claims, causes of action, complaints, directives, citations, information requests issued by Governmental Entity, legal proceedings, orders, notices of potential responsibility, or sanctions, under Environmental Law issued to the Company or any of its Subsidiaries, which would reasonably be expected to result in material liability to the Company or any of its Subsidiaries under Environmental Law;

(d)           to the Knowledge of the Company (but only with respect to any period prior to the date the Company or any of its Subsidiaries commenced occupation of the applicable parcel of Leased Real Property), there has been no Release of Hazardous Materials at, on, under, or from the Leased Real Property;

(e)           neither the Company nor any of its Subsidiaries has ever generated, manufactured, produced, transported, imported, used, treated, refined, processed, handled, stored, discharged, released or disposed of any Hazardous Material (whether lawfully or unlawfully) (i) on or beneath the surface of any Leased Real Property, (ii) in or into any surface water, groundwater, soil or air associated with or adjacent to any such Leased Real Property or (iii) in or into any well, pit, pond, lagoon, impoundment, ditch, landfill, building, structure, facility, improvement, installation, equipment, pipe, pipeline, vehicle or storage container that is or was located on or beneath the surface of any such real property or that is or has at any time been owned by, leased to, controlled by or used by the Company or any of its Subsidiaries, in each case, that has or would reasonably be expected to result in material liability to the Company or its Subsidiaries for remediation pursuant to any Environmental Law;

(f)            to the Knowledge of the Company, all property that is owned by, leased to, controlled by or used by the Company or any of its Subsidiaries, and all surface water, groundwater, soil and air associated with or adjacent to such property (i) is free of any

Hazardous Material and any harmful chemical or physical conditions and (ii) is free of any environmental contamination of any nature;

(g)           to the Knowledge of the Company, no Leased Real Property is listed on the National Priorities List or CERCLIS or on any other similar governmental database of sites that require remediation under Environmental Law;

(h)           to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has or would reasonably be expected to have any material liability for any response costs or natural resource damages under Section 107(a) of Comprehensive Environmental Response, Compensation and Liability Act, or under any other so-called “superfund” or “superlien” law or similar Legal Requirement, at or with respect to any site;

(i)            the Company has furnished to the Purchaser copies of all environmental assessments, reports, audits and other material documents in its possession or under its control that relate to the Company’s or any Subsidiaries’ compliance with Environmental Laws or the environmental condition any Leased Real Property; and

(j)            Notwithstanding any other provision of this Agreement, this Section 4.18 sets forth the Company’s sole and exclusive representations and warranties with respect to Environmental Laws, Hazardous Materials and other environmental matters.

Section 4.19   Intellectual Property.

(a)           Schedule 4.19(a) of the Company Disclosure Schedule sets forth a complete and correct list of all registrations for or applications to register any Proprietary Rights owned by the Company or any of its Subsidiaries in connection with the operation of their business.  The Company has made available to the Purchaser complete and accurate copies of all material applications and correspondence with any Governmental Entity related to such Proprietary Rights.

(b)           Schedule 4.19(b) of the Company Disclosure Schedule accurately identifies each Contract pursuant to which any Material Proprietary Right is or has been licensed, sold, assigned, or otherwise conveyed or provided to the Company or its Subsidiaries (other than (i) agreements between the Company or its Subsidiaries and employees or contractors substantially in the Company’s or its Subsidiaries’ standard form thereof and (ii) non-exclusive licenses to third-party non-custom software not incorporated into the Company’s products or services or otherwise giving rise to royalties based on sale or distribution of the Company’s products or services where such software is generally commercially available on standard terms and the Company’s Contract for such software does not require the Company to pay an annual or one-time fee in excess of $100,000.  “Material Proprietary Rights” means all Proprietary Rights that are necessary or material to any current product or Service of the Company or any of its Subsidiaries.

(c)           Except as set forth on Schedule 4.19(c) of the Company Disclosure Schedule, neither the Company nor its Subsidiaries is bound by, and no Proprietary Right owned by or exclusively licensed to the Company or its Subsidiaries is subject to, any Contract (i) pursuant to which the Company or any of its Subsidiaries grants an exclusive license to any such Proprietary Right or (ii)  containing any covenant or other provision that in any way limits or restricts the ability of the Company or its Subsidiaries to grant non-exclusive licenses to, or to otherwise themselves assert, or enforce, any such Proprietary Right anywhere in the world.

(d)           The Company has made available to the Purchaser a complete and accurate copy of its current standard form of Company IP Contract used by the Company or its Subsidiaries, including its current standard form of: (i) employee agreement containing any assignment or license of Proprietary Rights; (ii) consulting or independent contractor agreement containing any intellectual property assignment or license of Proprietary Rights; and (iii) confidentiality or nondisclosure agreement.

(e)           Except as set forth in Schedule 4.19(e) of the Company Disclosure Schedule, (i) the Company or one or more of its Subsidiaries owns and possesses all right, title and interest in and to, or has the valid right to use, all of the Proprietary Rights owned or used by the Company or any of its Subsidiaries in connection with the operation of their businesses, free and clear of all Liens (other than Permitted Liens); (ii) neither the Company nor any of its Subsidiaries has received any written notice of any claim by any third party contesting the validity, enforceability, use or ownership of any Proprietary Rights used in connection with the business of the Company or its Subsidiaries, nor, to the Company’s Knowledge, is any such claim threatened; (iii) to the Company’s Knowledge, no third party is infringing upon any Proprietary Rights owned or used by the Company or any of its Subsidiaries in connection with the operation of their businesses; (iv) to the Company’s Knowledge, neither the Company nor any of its Subsidiaries is infringing any Proprietary Rights of any third party, nor will any such infringement occur as a result of the continued operation of the Company’s or its Subsidiaries’ businesses as currently conducted; (v) all Proprietary Rights used in connection with the operation of the business of the Company or any of its Subsidiaries will be owned by or available for use by the Company or one or more of its Subsidiaries immediately subsequent to the Closing on substantially similar terms and conditions as currently owned or used; and (vi) the Company and its Subsidiaries, as the case may be, have made the necessary filings and recordations, and have paid all required fees, to record and maintain their ownership of all registrable Proprietary Rights.

(f)            No current or former stockholder, officer, director, or employee of the Company or its Subsidiaries, or contractor or supplier to the Company or its Subsidiaries has any claim, right (whether or not currently exercisable), or interest to or in any Proprietary Rights owned by the Company or its Subsidiaries.  To the Company’s Knowledge, no employee of the Company or its Subsidiaries is (i) bound by or otherwise subject to any Contract restricting him from performing his duties for the Company or its Subsidiaries or (ii) in breach of any Contract with any former employer or other Person concerning Proprietary Rights or confidentiality due to his activities as an employee of the Company or its Subsidiaries.

(g)           The Company and its Subsidiaries have taken commercially reasonable steps to maintain the confidentiality of and otherwise protect and enforce their rights in all proprietary information pertaining to the Company and its Subsidiaries or any of their products.  Except as set forth in Schedule 4.19(g) of the Company Disclosure Schedule, without limiting the generality of the foregoing, to the Knowledge of the Company, no portion of the source code for any Software included in any product of the Company or its Subsidiaries has been disclosed to any escrow agent or licensed or disclosed to any other Person by the Company or its Subsidiaries.  Except as set forth in Schedule 4.19(g) of the Company Disclosure Schedule, neither the Company nor its Subsidiaries has a duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available any such source code to any escrow agent or other Person.

(h)           To the Knowledge of the Company, all Proprietary Rights registrations owned by the Company or its Subsidiaries are subsisting and enforceable.  Without limiting the generality of the foregoing: (i) to the Company’s Knowledge, neither the Company nor its Subsidiaries has engaged in patent or copyright misuse or any fraud or inequitable conduct in connection with any such Proprietary Rights that are registered (including pending applications) with a Governmental Entity; and (ii) no interference, opposition, reissue, reexamination, or other Proceeding is or has been pending or threatened in writing or, to the Company’s Knowledge, otherwise threatened, in which the scope, validity, or enforceability of any such Proprietary Rights is being, or has been, contested or challenged.

(i)            No infringement, misappropriation, or similar claim or Proceeding is pending or threatened in writing or, to the Company’s Knowledge, otherwise threatened against the Company, its Subsidiaries or against any other Person who is or may be entitled to be indemnified, defended, held harmless, or reimbursed by the Company or its Subsidiaries with respect to such claim or Proceeding.  Except as set forth in Schedule 4.19(i) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has never received any notice or other communication (in writing or otherwise) relating to any actual, alleged, or suspected infringement, misappropriation, or violation by the Company, its Subsidiaries, any of their employees or agents, or any product or any Proprietary Rights of another Person, including any letter or other communication suggesting or offering that the Company obtain a license to any Proprietary Right of another Person.

(j)            Except as set forth in Schedule 4.19(j) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to, or otherwise assumed or agreed to discharge or otherwise take responsibility for, any existing or potential intellectual property infringement, misappropriation, or similar claim (other than indemnification provisions in the Company’s standard forms of OnDemand Sales Agreements or sales agreements with a Governmental Entity).

(k)           To the Company’s Knowledge, no claim or Proceeding involving any Proprietary Right licensed to the Company or its Subsidiaries is pending or has been threatened, except for any such claim or Proceeding that, if adversely determined, would not adversely affect (i) the use or exploitation of such Proprietary Right by the Company or its Subsidiaries, or (ii) the design, development, manufacturing, marketing, distribution, provision, licensing or sale of any product.

Section 4.20   Software.

(a)           Schedule 4.20(a) of the Company Disclosure Schedule sets forth a correct and complete list of (i) the Company Proprietary Software, and (ii) the Company Licensed Software.

(b)           Except as set forth in Schedule 4.20(b) of the Company Disclosure Schedule, the source code for the Company Proprietary Software is maintained in confidence.

(c)           None of the Company Proprietary Software contains any bug, defect or error (including any bug, defect or error relating to or resulting from the display, manipulation, processing, storage, transmission or use of date data) that materially and adversely affects the use, functionality or performance of such Company Proprietary Software or any product or system or any of the Company’s products or systems such that such Company Proprietary Software fails to conform in all material respects with its written specifications and documentation.

(d)           Except as set forth in Schedule 4.20(d) of the Company Disclosure Schedule, no Company Proprietary Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have any of the following functions: (i) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent.

(e)           Except as set forth in Schedule 4.20(e) of the Company Disclosure Schedule, no current or former product of the Company or any Subsidiary contains, is derived from, is distributed with, or is being or was developed using Open Source Code that is licensed under any terms that (A) impose a requirement that (or conditions the use of any such product or part thereof on a requirement that) such product or part thereof (x) be disclosed, licensed or distributed in source code form, (y) be licensed for the purpose of making modifications or derivative works, or (z) be redistributable at no charge, or (B) otherwise impose any other material limitation, restriction, or condition on the right or ability of the Company or its Subsidiaries to use or distribute any such product.

Section 4.21   Transactions with Affiliates; Certain Payments.

(a)           Except as set forth in Schedule 4.21(a) of the Company Disclosure Schedule, other than compensation received as employees, to the Company’s Knowledge, no officer or director of the Company or its Subsidiaries, or any entity (other than the Company or its Subsidiaries) in which any such officer or director holds a majority voting interest (collectively, “Related Parties”), has any interest in: (i) any Contract with, or relating to, the Company and its Subsidiaries or the properties or assets of the Company and its Subsidiaries; (ii) any loan relating to the Company or any of its Subsidiaries or the properties or assets of the Company or any of its Subsidiaries; or (iii) any property (real, personal or mixed), tangible or intangible, used by the Company or any of its Subsidiaries.

(b)           Except as set forth on Schedule 4.21(b) of the Company Disclosure Schedule, there are no agreements between or among any Holder, on the one part, and the Company or any of its Subsidiaries, on the other part, relating to the management of the Company or any of its Subsidiaries.  To the Knowledge of the Company, no Related Party is competing, or has at any time competed, directly or indirectly, with the Company in any market served by the Company or its Subsidiaries.

(c)           Neither the Company or its Subsidiaries, nor, to the Knowledge of the Company, any Representative of the Company or its Subsidiaries, has at any time, directly or indirectly (through third parties):

(i)            used any corporate funds (A) to make any unlawful political contribution or gift or for any other unlawful purpose relating to any political activity, (B) to make any unlawful payment to any governmental official or employee or any other Person, or (C) to establish or maintain any unlawful or unrecorded fund or account of any nature;

(ii)           made any false or fictitious entry, or failed to make any entry that should have been made, in any of the books of account or other records of the Company or its Subsidiaries;

(iii)          authorized, offered, promised, provided, made, solicited or accepted any payoff, influence payment, bribe, corrupt rebate or other benefit, kickback or unlawful payment to or from any Person;

(iv)          authorized, offered, promised, provided, made, solicited or accepted any payment (whether or not lawful), favor, or anything of value (whether in the form of property or services, or in any other form) to or from any Person, for the purpose of corruptly obtaining, retaining, or directing business, favorable treatment in securing business, or any other special concession;

(v)           have otherwise violated the U.S. Foreign Corrupt Practices Act of 1977 as amended, the UK Bribery Act 2010 or its predecessor legislation, or any other applicable anti-corruption Laws (collectively “Anti-Corruption Laws”); or

(vi)          been the subject of any accusation, allegation, voluntary disclosure, investigation, indictment, plea or settlement agreement, decree, judicial order, litigation, non-prosecution agreement, deferred prosecution agreement, or other enforcement action related to Anti-Corruption Laws.

Section 4.22   Customers and Vendors.  Schedule 4.22(a) of the Company Disclosure Schedule contains a complete list of the names of the Customers and Vendors.  To the Knowledge of the Company, no event has occurred that has materially and adversely affected, or would reasonably be expected to materially and adversely affect, the Company’s or its Subsidiaries’ relations with any Customer or Vendor.  Except as set forth in Schedule 4.22(b) of the Company Disclosure Schedule, in the twelve (12) months preceding the date hereof, no Customer or Vendor has cancelled, terminated or made any written threat or, to the Knowledge of the Company, made any other threat to cancel or otherwise terminate any of its Contracts with the Company or its Subsidiaries or to materially decrease its usage or supply of the Company’s or its Subsidiaries’ services or products.

Section 4.23   Brokers, Finders and Investment Bankers.  Except as set forth in Schedule 4.23 of the Company Disclosure Schedule, neither the Company, any of its Subsidiaries, nor any officer, member, director or employee of the Company or any of its Subsidiaries nor any Affiliate of the Company or any of its Subsidiaries, has (a) employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated hereby or (b) agreed or become obligated to pay, or taken any action that might result in any Person claiming to be entitled to receive, any such fees, other than the fees which are a Transaction Expense.

Section 4.24   Inventory.  All of the existing inventory of the Company and its Subsidiaries (including all inventory that is reflected on the Interim Balance Sheet and that has not been disposed of since the date of the Interim Balance Sheet but excluding obsolete items and items of below-standard quality), net of specific or general reserves: (a) is of such quality and quantity as to be usable and saleable by the Company and its Subsidiaries in the Ordinary Course; (b) has been priced at the lower of cost or market value using the “first-in, first-out” method; and (c) consists of raw materials and supplies, manufactured and purchased parts, goods in process, and finished goods, which are merchantable and fit for the purpose for which they were procured or manufactured.  Except in an aggregate value of less than One Hundred Thousand Dollars ($100,000), none of the existing net inventory is slow-moving, obsolete, damaged or defective, subject to the reserve for inventory write-down set forth on the Interim Balance Sheet as adjusted for the passage of time since the date of the Interim Balance Sheet in accordance with the past practice of the Company and its Subsidiaries.  The inventory levels maintained by the Company and its Subsidiaries (i) are not excessive in light of normal operating requirements, and (ii) are adequate for the conduct of the Company’s and its Subsidiaries’ operations in the Ordinary Course.

Section 4.25   Regulatory Requirements.

(a)           The Company’s and its Subsidiaries’ products that are subject to regulations of the United States Food and Drug Administration (“FDA”) or similar Laws of other Governmental Entities in any domestic or foreign jurisdiction are in material compliance with all applicable requirements under the FDA and corresponding state, local and foreign Laws.  Neither the Company nor any of its Subsidiaries has received any written notice from the FDA alleging any material violation by the Company or its Subsidiaries of any Law with respect to any Company product.

(b)           Except as set forth in Schedule 4.25(b) of the Company Disclosure Schedule, the Company and its Subsidiaries have conducted no voluntary recalls of any Company product, or conducted or provided any field notifications, field corrections, market withdrawal or replacement, safety alert, warning, or other notice relating to an alleged lack of safety, efficacy or regulatory compliance of any Company product and no such recall or action is pending.

(c)           To the Knowledge of the Company, the Company and its Subsidiaries, and their Representatives are in material compliance with, and there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any material enforcement proceeding against the Company or its Subsidiaries or any of their Representatives relating to or arising under: (A) FDA regulations or similar Law; (B) the Social Security Act or regulations of the Office of Inspector General of the Department of Health and Human Services or similar Law; or (C) applicable Law relating to government health care programs, private health care plans, including United States federal and state Laws pertaining to the Medicare and Medicaid programs, United States federal and state Laws applicable to health care fraud and abuse, kickbacks, physician self-referral, false claims made to a government or private health care program, and United States federal or state Laws pertaining to contracting with the government.

(d)           The Company’s and its Subsidiaries’ collection, use and disclosure of personal information in connection with its business has been conducted in accordance with (i) Company Privacy Policies, (ii) the terms of its Contracts relating to privacy or information security and (iii) any applicable laws and regulations, including HIPAA.  To the extent that the provisions of HIPAA and its implementing regulations or any Law or regulation relating to privacy or information security apply to the Company and its Subsidiaries, the Company and its Subsidiaries are in compliance therewith in all material respects, including without limitation that its hardware, software, encryption, systems, policies and procedures are reasonably designed to protect the confidentiality of patient information.

Section 4.26   Privacy.

(a)           Schedule 4.26(a) of the Company Disclosure Schedule contains each Company Privacy Policy in effect at any time within the past three (3) years and identifies, with respect to each such Company Privacy Policy, (i) the period of time during which such privacy policy was or has been in effect, (ii) whether the terms of a later Company Privacy Policy apply to the data or information collected under such privacy policy, and (iii) if applicable, the mechanism (such as opt-in, opt-out, or notice only) used to apply a later Company Privacy Policy to data or information previously collected under such privacy policy.

(b)           Since January 1, 2010, the Company has adopted, maintained and enforced security policies to protect the confidentiality of each electronic or other database containing (in whole or in part) Personal Data maintained by or for the Company at any time (the “Company Databases”).  No breach or violation of any such security policy has occurred or has been threatened in writing or, to the Company’s Knowledge, is otherwise threatened, and there has been no unauthorized or illegal use of or access to any of the data or information in any Company Database.

(c)           Since January 1, 2010, the Company has complied in all material respects with all of the Company Privacy Policies and with all applicable Laws pertaining to privacy, User Data, or Personal Data.

(d)           Neither the execution, delivery, or performance of this Agreement (or any of the ancillary agreements) nor the consummation of any of the transactions contemplated by this Agreement (or any of the ancillary agreements), will result in any material violation of any Company Privacy Policy or any Laws pertaining to privacy, User Data, or Personal Data.

Section 4.27   Governmental Authorizations.  The Company has made available to the Purchaser accurate and complete copies of: (i) each Governmental Authorization that is held by the Company or its Subsidiaries; and (ii) each other Governmental Authorization that, to the Company’s Knowledge, is held by any of the Company’s employees and directly relates to the Company’s business.  Each such Governmental Authorization is valid and in full force and effect.

The Company, its Subsidiaries and their employees are, and have at all times been, in material compliance with all of the terms and requirements of each such Governmental Authorization.

Section 4.28   Sale of Products; Performance of Services; Warranties.  Except as set forth in Schedule 4.28 of the Company Disclosure Schedule corresponding to the subsections specified below:

(a)           Each product that has been sold, licensed or distributed by the Company or its Subsidiaries to any Person:  (i) conformed and complied in all material respects with the terms and requirements of any applicable warranty or other Contract; and (ii) was free of any material design defects, construction defects or other defects or deficiencies at the time of sale. All repair services and other services that have been performed by the Company and its Subsidiaries were performed in conformity in all material respects with the terms and requirements of all applicable warranties and other Contracts.

(b)           Since January 1, 2010, no product manufactured or sold by the Company or its Subsidiaries has been the subject of any recall or other similar action; and since January 1, 2010, no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any such recall or other similar action relating to any such product.

(c)           Since January 1, 2010, no customer or other Person has ever asserted or threatened to assert any material claim against the Company or its Subsidiaries under or based upon any warranty provided by or on behalf of the Company or its Subsidiaries.

(d)           No product manufactured, sold, licensed, leased or delivered by the Company is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale or lease of the Company or its Subsidiaries.  Each product manufactured, sold, licensed, leased or delivered by the Company and its Subsidiaries has been in material conformity with all applicable contractual commitments and all express and implied warranties, and neither the Company nor its Subsidiaries has any material liability for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth in the corresponding line item on the Interim Balance Sheet, as adjusted for the passage of time through the Closing Date in the Ordinary Course.

(e)           Except as set forth in Schedule 4.28(e) of the Company Disclosure Schedule, since January 1, 2010, none of the Company or any of its Subsidiaries have received written notice or information, or to the Knowledge of the Company, other notice or information, as to any claim or allegation of personal injury, death or property or economic damages, any claim for punitive or exemplary damages, any claim for contribution or indemnification, or any claim for injunctive relief in connection with any product manufactured, sold or distributed by, or in connection with any service provided by, or based on any error or omission or negligent act in the performance of services by, the Company or any of its Subsidiaries, and to Company’s Knowledge, there is no basis for any such claim and no such claim is threatened.

Section 4.29   Exclusivity.  THE REPRESENTATIONS AND WARRANTIES MADE BY THE COMPANY IN THIS AGREEMENT ARE IN LIEU OF AND ARE EXCLUSIVE OF ALL OTHER REPRESENTATIONS AND WARRANTIES INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS OR ADEQUACY FOR ANY PARTICULAR PURPOSE OR USE. THE COMPANY HEREBY EXCLUDES AND DISCLAIMS ANY SUCH OTHER OR IMPLIED REPRESENTATIONS OR WARRANTIES, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE PURCHASER OR ITS OFFICERS, DIRECTORS, EMPLOYEES, STOCKHOLDERS, AGENTS, ADVISORS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION, IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. Without limiting the generality of the foregoing, the Company makes no representation or warranty to the Purchaser with respect to (a) any projections, estimates or budgets delivered or made available to the Purchaser or its Representatives before or after the date of this Agreement, or (b) except as expressly covered by a representation and warranty contained in this Article IV, any other information or documents (financial or otherwise) made available to the Purchaser or its Representatives.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB

The Purchaser and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

Section 5.1   Organization.

(a)           The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except as would not reasonably be expected to result in a Material Adverse Effect.  The Purchaser is duly qualified to transact business as a foreign corporation and is in good standing in each other jurisdiction in which the ownership or leasing of its properties or assets or the conduct of its business requires such qualification, except where the failure to so qualify or to be in good standing would not reasonably be expected to result in a Material Adverse Effect.

(b)           Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby, and as of the Effective

Time, will have engaged in no other business or other activities or incurred any liabilities, other than in connection with the transactions contemplated hereby or as contemplated herein. The Purchaser owns, and immediately prior to the Effective Time shall continue to own, of record and beneficially, all outstanding shares of capital stock of Merger Sub.  Merger Sub has delivered to the Company true, correct and complete copies of its certificate of incorporation and its bylaws as in effect on the date hereof.

Section 5.2   Authorization.  The Purchaser and Merger Sub have all necessary corporate power and authority to execute and deliver this Agreement, to perform their obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by the Purchaser and Merger Sub, the performance by the Purchaser and Merger Sub of their respective obligations hereunder, and the consummation of the transactions provided for herein have been duly and validly authorized by all necessary entity action on the part of the Purchaser and Merger Sub.  This Agreement has been duly executed and delivered by the Purchaser and Merger Sub and constitutes the valid and binding agreement of the Purchaser and Merger Sub enforceable against the Purchaser and Merger Sub in accordance with its respective terms, except as such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting or relating to enforcement of creditors’ rights generally, and (ii) is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Section 5.3   Absence of Restrictions and Conflicts.

(a)           The execution and delivery of this Agreement does not, and the performance of the Purchaser’s and Merger Sub’s obligations hereunder will not, (i) conflict with or violate the certificate of incorporation or bylaws of the Purchaser or Merger Sub, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 5.3(b) have been obtained and all filings and obligations described in Section 5.3(b) have been made, conflict with or violate any Law applicable to the Purchaser or Merger Sub (with or without notice or lapse of time or both), or by which any of their properties or assets is bound, or (iii) require any consent or result in any violation or breach of, or constitute a default or give to others any rights of termination, amendment, acceleration or cancellation, under, or result in the triggering of any payments or result in the creation of a Lien or other encumbrance on any of their properties or assets pursuant to, any of the terms, conditions or provisions of any Contract, indenture, license, permit, franchise or other instrument or obligation to which either the Purchaser or Merger Sub is a party or by which they or any of their properties or assets is bound, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that have not had or would not reasonably be expected to result in a Material Adverse Effect.

(b)           The execution and delivery by the Purchaser and Merger Sub of this Agreement do not, and the performance of their obligations hereunder will not, require any material consent, approval, authorization or permit of, or material filing with, or notification to, any Governmental Entity, except (i) for the pre-merger notification requirements of the HSR Act, and (ii) the filing of a Certificate of Merger with, and the acceptance for record thereof by, the Secretary of State of the State of Delaware.

Section 5.4   Sufficient Funds; Solvency.  The Purchaser and Merger Sub collectively have, and will have at the Closing, sufficient cash to pay the aggregate Closing Consideration and to pay all fees and expenses payable by them in connection with the transactions contemplated by this Agreement.

Section 5.5   Legal Proceedings.  As of the date of this Agreement, there is no suit, action, claim, arbitration or proceeding by or before any Governmental Entity pending or, to the Knowledge of the Purchaser or Merger Sub, threatened in writing against the Purchaser, or any of its Subsidiaries which would materially and adversely affect Purchaser’s or Merger Sub’s performance under this Agreement or the consummation of the transactions contemplated hereby.  As of the date of this Agreement, neither the Purchaser nor any of its Subsidiaries is subject to any judgment, decree, injunction, rule or order of any court or arbitration panel that would materially and adversely affect Purchaser’s or Merger Sub’s performance under this Agreement or the consummation of the transactions contemplated hereby.

Section 5.6   Brokers, Finders and Investment Bankers.  Except for Stifel, Nicolaus & Company, Incorporated, neither the Purchaser nor any of its Subsidiaries, nor any officer, member, director or employee of the Purchaser or any of its Subsidiaries nor any Affiliate of the Purchaser or any of its Subsidiaries has (a) employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated hereby or (b) agreed or become obligated to pay, or taken any action that might result in any Person claiming to be entitled to receive, any such fees.

Section 5.7   Due Diligence Investigation.  The Purchaser has had an opportunity to discuss the business, management, operations and finances of the Company and its Subsidiaries with their respective Representatives and Affiliates, and has had an opportunity to inspect the facilities of the Company and its Subsidiaries.  The Purchaser has conducted its own independent investigation of the Company and its Subsidiaries.  In making its decision to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, the Purchaser has relied solely upon the representations and warranties of the Company set forth in Article IV (and acknowledges that such representations and warranties are the only representations and warranties made by the Company) and has not relied upon any other information provided by, for or on behalf of the Company or any of its Subsidiaries, or their respective Representatives, to the Purchaser in connection with the transactions contemplated by this Agreement.  The Purchaser has entered into the transactions contemplated by this Agreement with the understanding, acknowledgement and agreement that no representations or warranties, express or implied, are made with respect to future prospects (financial or otherwise) of the

Company or its Subsidiaries. The Purchaser acknowledges that no current or former stockholder or Representative of the Company or any of its Subsidiaries has made or is making any representations, warranties or commitments whatsoever regarding the subject matter of this Agreement, express or implied.

ARTICLE VI
CERTAIN COVENANTS AND AGREEMENTS

Section 6.1   Further Assurances; Cooperation.  Subject to the other provisions hereof, each Party agrees to use commercially reasonable efforts to perform its obligations hereunder and to take, or cause to be taken, all actions, and to do, or cause to be done as promptly as practicable, all things reasonably necessary or reasonably requested to consummate and make effective the transactions contemplated by this Agreement.  Without limiting the foregoing, the Parties shall, at any time after the Closing, execute, acknowledge and deliver any further deeds, assignments, conveyances, and other assurances, documents and instruments of transfer, reasonably requested by the other Party or Parties hereto, and will take, or cause to be taken, any other action consistent with the terms of this Agreement that may reasonably be requested by the other Parties, for the purpose of assigning, transferring, granting, conveying, and confirming to the Purchaser, or reducing to possession, any or all interests to be conveyed and transferred by this Agreement.

Section 6.2   Certain Filings.

(a)           The Company and the Purchaser shall cooperate with each other (i) in determining whether any action by or in respect of, or filing with, any Governmental Entity is required in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such actions or making any filings or furnishing information required in connection therewith. The Company and the Purchaser shall, as soon as practicable, but in no event later than five (5) Business Days after the date hereof, file any required Notification and Report Forms under the HSR Act with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “Antitrust Division”). The Company and the Purchaser (i) by mutual agreement shall seek early termination of any applicable waiting period under the HSR Act, and (ii) shall use their commercially reasonable efforts to respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division for additional information or documentation.  None of the Company and the Purchaser, may, without the consent of the other Party, (x) cause any filing or submission applicable to it to be withdrawn or refiled for any reason, including to provide the applicable Governmental Entity with additional time to review any of the transactions contemplated by this Agreement, or (y) consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of any Governmental Entity.

(b)           Without limiting the generality of the Purchaser’s undertaking pursuant to Section 6.2(a) hereof, the Purchaser agrees to use its commercially reasonable efforts to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation Law that may be asserted by any antitrust or competition Governmental Entity or any other Person so as to enable the Parties hereto to close the transactions contemplated hereby as promptly as practicable.   Notwithstanding the foregoing or any other provision of this Agreement to the contrary, in connection with obtaining approval from the FTC, the Antitrust Division or any other Governmental Entity in connection with the efforts to effectuate this Agreement and the transactions contemplated herein, the Purchaser and its Affiliates shall not be required to, and the Company and its Affiliates may not, without the prior written consent of the Purchaser, sell, divest, hold separate, transfer or dispose of, before or after the Closing, any assets, operations, rights, product lines, businesses or interest therein of the Purchaser, or of the Company or of any of their respective Affiliates (or consent to any of the foregoing actions).

(c)           Each Party shall promptly notify the other Parties of any communication it or any of its Affiliates receives from any Governmental Entity relating to the matters that are the subject of this Agreement and permit the other to review in advance any proposed communication by such Party to any Governmental Entity.  Neither the Purchaser, on the one hand, nor the Company, on the other hand, shall agree to participate in any meeting with any Governmental Entity in respect of any filings, investigation (including any settlement of the investigation), litigation or other inquiry unless it consults with the other in advance and, to the extent permitted by such Governmental Entity, gives the other the opportunity to attend and participate at such meeting.  The Purchaser, on the one hand, and the Company, on the other hand, will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods, including under the HSR Act.  The Purchaser, on the one hand, and the Company, on the other hand, will provide each other with copies of all correspondence, filings or communications between them or any of their Representatives, on the one hand, and any Governmental Entity or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement; provided, however, that such materials may be redacted (x) to remove references concerning the valuation of the business, (y) as necessary to comply with contractual arrangements, and (z) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns, to the extent that that such attorney-client or other privilege or confidentiality concerns are not governed by a common interest privilege or doctrine.

Section 6.3   Conduct of the Company.  From the date hereof until the Closing Date, the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to conduct its business in the Ordinary Course.  Without limiting the generality of the foregoing, from the date hereof until the Closing Date, and except (i) as expressly contemplated by this Agreement, (ii) as required by applicable Law, (iii) as set forth in Schedule 6.3 of the Company

Disclosure Schedule, (iv) for payments of Indebtedness by the Company or its Subsidiaries, or (v) as otherwise consented to in writing in advance by the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed and which consent shall not be required if seeking consent would violate applicable Law), the Company shall not, and shall not permit any of its Subsidiaries to:

(a)           adopt or propose any change in the Certificate of Incorporation or Bylaws;

(b)           merge or consolidate with any other Person, acquire a material amount of assets of any other Person (except for acquisitions of materials and supplies in the Ordinary Course) or acquire any equity interest or other interest in any other entity;

(c)           other than in the Ordinary Course and in accordance with the MTS Medication Technologies, Inc. 2012 Management Bonus Plan, enter into or modify any employment, severance, termination or similar agreement or arrangement with, or grant any bonuses to, or otherwise increase the base compensation of any executive officer or employee except with respect to any such bonus and increase in base compensation in an amount not to exceed five percent (5%) of the current compensation of any such officer or employee;

(d)           adopt, amend or terminate any Company Benefit Plan;

(e)           except in the Ordinary Course, modify or terminate any Material Contract, or any other Contract that is material to the Company and its Subsidiaries taken as a whole;

(f)            enter into or permit any of the assets owned or used by it to become bound by any Contract that would constitute a Material Contract if it has been entered into prior to the date of this Agreement or, except in the Ordinary Course, other Contract that is material to the Company and its Subsidiaries taken as a whole;

(g)           commence or settle any claim, litigation or action, whether now pending or hereafter made or brought, that is material to the Company and its Subsidiaries taken as a whole;

(h)           declare, enter into, set aside, issue or pay (A) any dividend or any distribution (in cash or in kind) to any stockholder of the Company or such Subsidiary, except for dividends and distributions by a Subsidiary of the Company to another Subsidiary of the Company or to the Company, (B) any direct or indirect redemption, purchase or other acquisition of any of the capital stock or other securities of the Company or such Subsidiary (other than repurchases of stock from departing employees in the Ordinary Course pursuant to existing agreements with such employees), or (C) any subscriptions, options, warrants, puts, calls, agreements, understandings, claims, or other commitments or rights of any type relating to the issuance, sale or transfer by the

Company or such Subsidiary of any securities of the Company or such Subsidiary, including securities which are convertible into or exchangeable for shares of capital stock of the Company or such Subsidiary (other than issuance of Incentive Stock in the Ordinary Course, pursuant to an existing equity incentive plan), provided, however, that notwithstanding the foregoing, the Subsidiaries of the Company shall be permitted to dividend any Cash and Cash Equivalents to the Company or its Subsidiaries, and the Company and its Subsidiaries may use any Cash and Cash Equivalents to pay down Indebtedness or Transaction Expenses;

(i)            sell, assign, lease, license, transfer or otherwise dispose of, or mortgage, pledge or encumber any material amount of its assets other than (A) in the Ordinary Course or (B) sales of assets with a sale price (including any related assumed Indebtedness) that does not exceed $100,000 individually or $200,000 the aggregate;

(j)            other than in the Ordinary Course, lease or license any asset material to the Company or its Subsidiaries from any other Person, or pledge or hypothecate any of its assets or otherwise permit any of its assets to become subject to any Lien, other than Permitted Liens;

(k)           create, incur, assume, or guarantee any Indebtedness for borrowed money, other than (i) in the Ordinary Course under existing credit facilities, or (ii) an amount up to $50,000 individually or $200,000 in the aggregate;

(l)            incur, assume or otherwise become subject to any liability, including drawing down on any letter of credit, except for current liabilities (of the type required to be reflected in the “liabilities” column of a balance sheet prepared in accordance with GAAP) and accounts payable incurred in the Ordinary Course;

(m)          make any loan or advance to any other Person, other than (i) routine and reasonable travel advances made to current employees of the Company or (ii) advances on payroll to non-officer employees which are immaterial to the Company, in each case made in the Ordinary Course;

(n)           make any capital expenditure (excluding capitalized product development costs), except for capital expenditures that are made in the Ordinary Course and that, when added to all other capital expenditures made on behalf of the Company between the date of this Agreement and the Closing Date, do not exceed $100,000 in the aggregate;

(o)           change any of its methods of accounting or accounting practices in any material respect;

(p)           other than in the Ordinary Course, write off as uncollectible, or establish any extraordinary reserve with respect to, any account receivable or other Indebtedness;

(q)           make any Tax election, file any amended Tax Return, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such action would have the effect of increasing the Tax liability of the Company for any period ending after the Closing Date; or

(r)            agree or commit to do any of the foregoing.

Section 6.4   Access to Information.  The Company will (i) give the Purchaser, its counsel, financial advisors, auditors, lenders and other authorized Representatives reasonable access, during normal business hours, to the offices, properties, books and records of the Company and its Subsidiaries, and (ii) furnish, or cause to be furnished, to the Purchaser, its counsel, financial advisors, auditors and other authorized Representatives such financial and operating data and other information relating to the Company and its Subsidiaries as such Persons may reasonably request; provided that no investigation pursuant to this Section 6.4 shall affect any representation or warranty given by the Company hereunder.  All information provided or obtained in connection with the transactions contemplated hereby will be held by the Purchaser in accordance with the Confidentiality Agreement.  The Confidentiality Agreement shall terminate automatically, without any action by any party, upon the Closing.  In the event of a conflict or inconsistency between the terms hereof and the Confidentiality Agreement, the terms hereof will govern.

Section 6.5   Notices of Certain Events. The Company shall promptly notify the Purchaser of any notice or other communication from (a) any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement and (b) any Governmental Entity in connection with the transactions contemplated by this Agreement.  During the Pre-Closing Period, the Company shall promptly notify the Purchaser in writing of (i) the discovery by the Company of any event, condition, fact or circumstance that caused or constitutes a breach of any representation or warranty made by the Company in this Agreement such that the condition set forth in Section 7.2(a) would not be satisfied; (ii) any material breach of any covenant or obligation of the Company; and (iii) any event, condition, fact or circumstance that may make the timely satisfaction of any of the conditions set forth in Article VII impossible or unlikely.

Section 6.6   Certain Consents.  The Company shall, prior to the Closing, use commercially reasonable efforts to obtain all actions, consents, approvals or waivers and deliver any notices required to be made and given, including those listed in Schedule 4.5(a) of the Company Disclosure Schedule, in connection with the consummation of the transactions contemplated by this Agreement pursuant to any applicable Law or Contract, or otherwise.

Section 6.7   Public Announcements.  The Company shall ensure that, during the Pre-Closing Period: (a) the Company and its Representatives keep strictly confidential the existence and terms of this Agreement; and (b) none of the Company or its Representatives issues or disseminates any press release or other publicity or otherwise makes any disclosure of any nature (to any of the Company’s suppliers, customers, landlords, creditors or employees or to any other Person) regarding any of the transactions contemplated by this Agreement, except, in each case, (i) to the extent that the Company is required by Law to make any such disclosure regarding the transactions contemplated by this Agreement, (ii) that the Company and its Subsidiaries may disclose the terms of this Agreement to any Holders, (iii) to the extent that the Company is required to obtain any consents or provide any notices in connection with the transactions contemplated by this Agreement in accordance with Section 6.6, (iv) to the extent otherwise expressly contemplated by this Agreement or (v) to the extent otherwise publicly disclosed or permitted by the Purchaser.  The Purchaser and the Company shall cooperate with one another with respect to any disclosure of the terms of this Agreement to employees of the Company or its Subsidiaries.  Subject to applicable Law, the Parties agree that (i) neither the Purchaser nor the Company or any of its Subsidiaries shall issue the initial press release or other public announcement of or related to this Agreement or the transactions contemplated hereby without the prior written consent of the Stockholder Representative, which consent shall not be unreasonably withheld, conditioned or delayed, and (ii) without the written consent of the Stockholder Representative, which shall not be unreasonably withheld, conditioned or delayed, neither the Purchaser nor the Company shall issue any subsequent press release or public announcement of or related to this Agreement or the transactions contemplated hereby the substance of which (as it relates to this Agreement or the transactions contemplated hereby) differs materially from the substance of such initial press release or public announcement.  If any public announcement is required by applicable Law to be made by any Party, prior to making such announcement, such Party shall deliver a draft of such announcement to the other Parties, shall give the other Parties reasonable opportunity to comment thereon, and shall consider such comments in good faith.  For the avoidance of doubt, the restrictions contained in this Section 6.7 shall apply solely to press releases or other public announcements of or related to this Agreement or the transactions contemplated hereby, and nothing in this Section 6.7 shall limit any right of the Purchaser or the Company, from and after the Closing, to make any statements or announcements regarding the operations or performance of the businesses of the Company or its Subsidiaries or communicate with Customers and Vendors in the Ordinary Course.

Section 6.8 Company Benefit Plans.

(a)           With respect to employees of the Company and its Subsidiaries who continue employment with Purchaser, the Surviving Corporation or any Subsidiary of the Surviving Corporation after the Effective Time (and their dependents and beneficiaries where applicable) (collectively, the “Continuing Benefit Plan Participants” and each such individual, a “Continuing Benefit Plan Participant”), except to the extent any of the following would result in a duplication of benefits, would not be permitted under the terms of any applicable Employee Benefit Plan of the Purchaser, or for such time as the Company Benefit Plans providing similar benefits are continued following the Closing as provided below: (i) the Purchaser agrees to permit such employees to enroll in and be eligible for all of the Purchaser’s Employee Benefit Plans, as in effect from time to time, to the same extent as similarly situated employees of the Purchaser; and (ii) for purposes of determining such employees’ eligibility to participate in such employee benefit plans, the Purchaser shall as of the Closing (A) recognize such employees’ employment service with the Company and/or its Subsidiaries (including credit for service with predecessor employers as currently recognized under the applicable Company Benefit Plans) for participation, vesting, eligibility and benefit accrual purposes (other than for accruals under any defined benefit pension plan) under any Employee Benefit Plan that the Purchaser may provide to such employees, (B) use commercially reasonable efforts to not require such employees, in the calendar year in which the Closing occurs, to satisfy any deductible, co-payment, out-of-pocket maximum or similar requirement under the Purchaser’s plans to the extent of amounts previously credited for such purposes under the applicable plans of the Company and its Subsidiaries (C) use commercially reasonable efforts to not apply to such employees any waiting periods, pre-existing condition exclusions and requirements to show evidence of good health contained in any of the Purchaser’s plans to the extent waiting periods, pre-existing conditions, exclusions and requirements were satisfied under the corresponding Company Benefit Plans and (D) honor in full all vacation accrued in accordance with Company policy that is not taken for the calendar year in which the Closing occurs.  The foregoing requirement shall be subject to: (i) any necessary transition period, (ii) any applicable Employee Benefit Plan provisions, (iii) requirements of applicable Laws, (iv) any election that Purchaser may make, in its sole discretion, to continue one or more of the Company Benefit Plans, through no later than the later of (A) December 31, 2012, or (B) ninety (90) days following the Closing, in which case the terms of this Section 6.8(a) shall take effect once coverage under any such continued Company Benefit Plan ceases.  Nothing contained in this Agreement shall constitute or be deemed an amendment to any Employee Benefit Plan or any other compensation or benefit plan, program or arrangement.  Nothing in this Section 6.8 shall be construed to create a right in any employee of the Company or any of its Subsidiaries to employment with the Purchaser, the Surviving Corporation or any of their Subsidiaries.

(b)           Notwithstanding anything in Section 6.8(a) to the contrary, once Purchaser ceases to continue the Company Benefit Plans providing medical, dental and vision benefits, Purchaser shall cause all waiting periods under Purchaser’s medical, dental and vision benefit plans to be waived for any Continuing Benefit Plan Participant.  Once Purchaser ceases to continue the Company’s 401(k) Plan, Purchaser will recognize any employment service with the Company and/or its Subsidiaries (including credit for service with predecessor employers to the extent currently recognized under the Company’s 401(k) Plan) for participation, vesting, eligibility and benefit accrual purposes under the Purchaser’s 401(k) Plan.

(c)           If requested by the Purchaser at least ten (10) days prior to the Closing, the Company shall take each of the following actions (i) adopt board resolutions in a form acceptable to the Purchaser, to terminate the Company’s 401(k) plan effective as of immediately prior to the Closing, (ii) shall provide notices to the Company’s 401(k) Plan service providers and participants in a form acceptable to the Purchaser as necessary to facilitate such termination, and (iii) shall adopt any termination amendments specifically identified by Purchaser at least ten (10) days prior to Closing to the Company’s 401(k) Plan to the extent necessary to bring the 401(k) Plan into compliance with all applicable Laws (including ERISA and the Code) prior to its termination.  If such termination of the Company’s 401(k) plan is required by the Purchaser pursuant to the preceding sentence, prior to the Closing, the Company shall have provided Purchaser with evidence satisfactory to Purchaser that the board of directors of the Company has (i) adopted such resolutions regarding the termination of the Company’s 401(k) plan effective immediately prior to the Closing, (ii) provided such notices to the Company’s 401(k) plan service providers and participants as necessary to facilitate such termination, and (iii) has adopted any termination amendments specifically identified by the Purchaser to the Company’s 401(k) Plan, if necessary, to bring the Company’s 401(k) Plan into compliance with all applicable Laws (including ERISA and the Code) prior to its termination.

(d)           If requested by the Purchaser at least ten (10) days prior to the Closing, the Company shall take each of the following actions (i) adopt board resolutions in a form acceptable to the Purchaser, to terminate any retiree health benefits provided under the Company Benefit Plans, except as may be required by COBRA or other applicable Laws (the “Retiree Health Benefits”), effective as of no later than immediately prior to the Closing, (ii) shall provide notices to any current employee or former Company employees or the dependents of any of them who are receiving Retiree Health Benefits or who as of the date hereof still have the right to elect Retiree Health Benefits, in a form acceptable to the Purchaser as necessary to facilitate such termination of Retiree Health Benefits.  If such termination of the Company’s Retiree Health Benefits is required by the Purchaser pursuant to the preceding sentence, prior to the Closing, the Company shall have provided the Purchaser with evidence satisfactory to the Purchaser that the board of directors of the Company has (i) adopted such resolutions regarding the termination of the Company’s Retiree Health Benefits effective as of no later than immediately prior to the Closing, (ii) provided such notices to any current employees or former Company employees or their dependents who are receiving Retiree Health Benefits or who as of the date hereof still have the right to elect Retiree Health Benefits as necessary to facilitate such termination.

Section 6.9   Directors’ and Officers’ Indemnification.

(a)           The Purchaser agrees that all rights of the individuals who on or prior to the Closing Date were directors or officers of the Company or any of its Subsidiaries to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Closing Date as provided in the respective certificate of incorporation or bylaws or comparable organizational documents of the Company or any of its Subsidiaries as now in effect, and any indemnification agreements or arrangements of the Company or any of its Subsidiaries shall survive the Closing Date and shall continue in full force and effect in accordance with their terms.  Such rights shall not be amended, or otherwise modified in any manner that would adversely affect the rights of such indemnitees unless such modification is required by applicable Law. The Purchaser agrees to cause the Surviving Corporation to fulfill and honor such rights to the maximum extent permitted by applicable Laws.

(b)           The Purchaser agrees that (i) the certificate of incorporation and the bylaws or comparable organizational documents of the Surviving Corporation and its Subsidiaries shall contain provisions with respect to indemnification and exculpation from liability that are at least as favorable to the beneficiaries of such provisions as those provisions that are set forth in the certificate of incorporation and bylaws or comparable organizational documents of the Company and its Subsidiaries, respectively, as of immediately prior to Closing, which provisions shall not be amended, repealed or otherwise modified following the Closing in any manner that would adversely affect the rights thereunder of Persons who at or prior to the Closing were directors, officers, employees or agents of the Company or any of its Subsidiaries, unless such modification is required by applicable Law and (ii) all rights to indemnification as provided in any indemnification agreements with any current or former directors, officers and employees of the Company or any of its Subsidiaries as in effect as of the Closing Date with respect to matters occurring at or prior to the Closing shall survive the Closing.

(c)           From the Closing Date through the sixth anniversary of the Closing Date, Parent shall cause to be maintained in effect, at the Purchaser’s sole expense, for the benefit of the directors or officers of the Company or any of its Subsidiaries, directors’ and officers’ liability insurance coverage containing the same limits and other terms for coverage that are no less favorable in the aggregate than those set forth in the directors’ and officers’ liability insurance policy of the Company in effect on the date of this Agreement.  The aggregate amount necessary to purchase such coverage shall be referred to as the “D&O Tail Premium.”

(d)           Following the Closing, in the event the Purchaser or the Company or any of their respective Subsidiaries, successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, the Purchaser shall use commercially reasonable efforts to ensure that proper provisions shall be made so that the successors and assigns of the Purchaser, the Company or their respective Subsidiaries (as applicable) assume the obligations set forth in this Section 6.9.

(e)           This Section 6.9, which shall survive the Closing and shall continue for the periods specified herein, is intended to benefit any Person or entity referenced in this

Section 6.9 or indemnified hereunder, each of whom may enforce the provisions of this Section 6.9 (whether or not parties to this Agreement).  The obligations of the Purchaser and the Surviving Corporation under this Section 6.9 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 6.9 applies without the express written consent of such affected indemnitee (it being expressly agreed that the indemnities to whom this Section 6.9 applies shall be third party beneficiaries of this Section 6.9).

Section 6.10   Undertakings of Purchaser.  The Purchaser shall perform, or cause to be performed, when due, all obligations of Merger Sub under this Agreement.

Section 6.11   Company Stockholder Approval; No Negotiation.

(a)           As promptly as practicable after the execution of this Agreement, the Company shall submit this Agreement and the transactions contemplated hereby to the holders of Voting Common Stock for approval as provided by the DGCL and the Company’s Certificate of Incorporation and Bylaws. The Company shall obtain within twenty-four (24) hours after the execution and delivery of this Agreement, approval from a majority of the holders of Voting Common Stock.  The Company shall thereafter solicit approval from the remaining holders of Voting Common Stock, and shall use commercially reasonable efforts to cause all Holders to deliver a Letter of Transmittal to the Paying Agent as provided in Section 3.8.

(b)           The Company shall ensure that, during the Pre-Closing Period, none of the Company, its Subsidiaries or their Representatives directly or indirectly: (i) solicits any inquiry, proposal or offer from any Person (other than the Purchaser) relating to any Acquisition Transaction; (ii) participates in any discussions or negotiations with, or provides any non-public information to, any Person (other than the Purchaser) relating to any Acquisition Transaction or any inquiry, proposal or offer relating to any Acquisition Transaction; or (iii) considers the merits of any unsolicited inquiry, proposal or offer from any Person (other than the Purchaser) relating to any Acquisition Transaction.

Section 6.12   Tax Matters.

(a)           Certain Tax Matters.  The Purchaser, the Company and its Subsidiaries, and the Holders will cooperate fully, as and to the extent reasonably requested by the other party, in connection with any Tax matters relating to the Company and its Subsidiaries (including by the provision of reasonably relevant records or information).  The party requesting such cooperation will pay the reasonable out-of-pocket expenses of the other party.  All transfer, documentary, sales, use, stamp, registration and other such Taxes, and any conveyance fees or recording charges incurred in connection with the transactions contemplated by this Agreement, will be paid by the Purchaser when due. The Purchaser will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges and, if required by applicable Law, the Holders will (and will cause their Affiliates to) join in the execution of any such Tax Returns and other documentation.

(b)           Limitations on Indemnity.  Notwithstanding anything to the contrary contained in this Agreement or otherwise, the Purchaser shall not be entitled to be indemnified or held harmless under this Agreement (including pursuant to a claim of breach of representation) for, and the Holders shall not be responsible for any (i) Taxes (or Damages relating to Taxes) (A) that are taken into account in the Final Balance Sheet, taken into account as a reduction in Purchase Price, or paid prior to the Closing (including through estimated Tax payments or other prepayments of Tax), (B) incurred in any taxable year that begins after the Closing Date, (C) attributable or relating to transactions outside of the Ordinary Course that occur on the Closing Date after the Closing, other than transactions contemplated by this Agreement, (D) which are Taxes for which the Purchaser is responsible pursuant to Section 6.14(a), or (ii) any Damages relating to the availability of or limitations on, or reductions in or changes to, any Tax attributes (including, without limitation, net operating or capital losses, credit carryovers, tax basis and depreciation or amortization periods).

(c)           Section 338 Elections.  None of the Purchaser, the Company, or the Surviving Corporation will make any election available under Section 338 of the Code or any similar provision of federal, state, or local Law with respect to the transactions contemplated under this Agreement.

(d)           Tax Benefits of Transaction Expenses.  To the extent the Transaction Expenses create any Tax benefits, including any Tax refunds or net operating losses, all such Tax benefits attributable to the Transaction Expenses will be for the benefit of the Holders.  Purchaser shall pay or cause to be paid to the Stockholder Representative the amount of any Tax refund attributable to the Transaction Expenses within thirty (30) days after such Tax refund is actually realized or obtained.  In the event that there is a net operating loss of the Company, the Surviving Corporation, or any of their Subsidiaries attributable to the Transaction Expenses, such net operating loss shall, to the extent permitted by Law, be first carried back to all available prior taxable periods of the Company, to claim Tax refunds for any income Taxes that were previously paid by the Company or its Subsidiaries in such taxable periods and Purchaser and its Affiliates (including the Company, the Surviving Corporation, and their Subsidiaries) will cooperate, at the Stockholder Representative’s expense, with the Stockholder Representative in any request for a refund of income Taxes of any member of the Company, the Surviving Corporation, and their Subsidiaries attributable to the Transaction Expenses (including the filing of amended income Tax Returns reflecting the carryback of losses for taxable periods ending on the Closing Date and IRS Form 4466, Corporation Application for Quick Refund of Overpayment of Estimated Taxes, and any

corresponding forms for state and local income Tax purposes with respect to taxable periods ending as of the Closing Date).

Section 6.13   Employee Proprietary Rights Agreements.  The Company shall use commercially reasonable efforts to obtain from each current employee of the Company and its Subsidiaries who materially contributed to the development of any Company product or service an executed, valid and enforceable agreement containing an assignment of Proprietary Rights pertaining to such product or service to the Company or its Subsidiaries and confidentiality provisions protecting such Proprietary Rights.

Section 6.14   Foliage Agreement.  The Company shall use commercially reasonable efforts to enter into an independent contractor agreement with Foliage, Inc. and its agents reasonably satisfactory to the Purchaser providing for (i) an assignment of Proprietary Rights that are or have been developed by Foliage, Inc. and its agents during their engagement with the Company and (ii) confidentiality provisions pertaining to such Proprietary Rights.

Section 6.15   Health Benefits Waivers and COBRA Eligibility Communications.  The Company shall use commercially reasonable efforts to obtain written waivers in a form mutually agreed upon by the Purchaser and the Company from Sally Siegel and Roger Smith releasing the Company from any obligations to provide any health care benefits to such individuals after the Effective Time.  The Company shall timely provide any required COBRA notices and shall for all other purposes treat such event as a COBRA qualifying event, with respect to any termination of employment or reduction in hours of employment of a Company employee that is a COBRA qualifying event that occurs after the date hereof and prior to the Closing, as determined without regard to any such employee’s potential continued eligibility for Retiree Health Benefits.  Accordingly, the Company shall require a timely submitted COBRA election as a condition to the Company’s provision of any continued medical, dental or vision benefits to any former employee (or eligible dependent thereof) who would not otherwise be eligible for such continued coverage, as determined without regard to potential eligibility for Retiree Health Benefits.

ARTICLE VII
CONDITIONS TO CLOSING

Section 7.1   Conditions to Obligations of Each Party.  The obligations of the Purchaser, Merger Sub and the Company to consummate the Closing are subject to the satisfaction of the following conditions:

(a)           No provision of any applicable Law and no order shall prohibit the consummation of the Closing.

(b)           All actions by or in respect of, or filings with, any Governmental Entity required to permit the consummation of the Closing, if any, shall have been obtained or any waiting period applicable to the consummation of the Merger shall have expired or been terminated.

(c)           The applicable waiting periods, if any, under the HSR Act, shall have expired or the Parties shall have received notice of early termination thereunder (“HSR Approval”).

Section 7.2   Conditions to Obligations of the Purchaser and Merger Sub.  The obligations of the Purchaser and Merger Sub to consummate the Closing are subject to the satisfaction of the following further conditions:

(a)           Representations and Warranties.

(i)            Each of the representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto or thereto that are qualified as to materiality or words of similar import shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, in each case, as of the date hereof (other than those representations and warranties which are made as of a specific date, which representations and warranties shall have been true and correct in all material respects or true and correct in all respects, as the case may be, as of such date); and

(ii)           (A) Each of the representations and warranties of the Company contained in Sections 4.1 (Organization), 4.2 (Authorization), 4.3 (Capital Stock), and 4.23 (Brokers, Finders and Investment Bankers) that are qualified as to materiality or words of similar import shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, in each case, as of the Closing Date (other than those representations and warranties which are made as of a specific date, which representations and warranties shall have been true and correct in all material respects or true and correct in all respects, as the case may be, as of such date); and (B) each of the representations and warranties of the Company contained in this Agreement (other than those specified in the preceding clause (A)) and in any certificate or other writing delivered by the Company pursuant hereto or thereto shall be true and correct in all respects as of the Closing Date (other than those representations and warranties which are made as of a specific date, which representations and warranties shall have been true and correct in all respects as of such date) except where the failure of such representations and warranties to be true and correct would not reasonably be expected to result in a Material Adverse Effect.

(b)           Covenants and Agreements.  The Company shall have performed and complied with, in all material respects, all covenants and agreements required by this Agreement to be performed and complied by it prior to or on the Closing Date.

(c)           Officer’s Certificate.  The Company shall have delivered to the Purchaser a certificate, signed by an officer of the Company and dated as of the Closing Date, certifying as to the matters set forth in Sections 7.2(a) and 7.2(b).

(d)           Stockholder Approval.  The Company Stockholder Approval shall have been obtained and holders of at least 85% of the outstanding shares of Voting Common Stock shall have voted in favor of the adoption of this Agreement.

(e)           No Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any Material Adverse Effect, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Material Adverse Effect.

(f)            No Proceedings.  Since the date of this Agreement, there shall not have been commenced or threatened, any Proceeding brought by a Governmental Entity (i) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated by this Agreement or (ii) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated by this Agreement.

(g)           Employee Matters. None of the individuals identified on Exhibit 7.2(g) shall have ceased to be employed by the Company or any of its Subsidiaries, or shall have expressed an intention to terminate his or her employment with the Company or any of its Subsidiaries or to decline to accept employment with the Purchaser.

Section 7.3   Conditions to Obligation of the Company.  The obligation of the Company to consummate the Closing is subject to the satisfaction of the following further conditions:

(a)           Representations and Warranties.  Each of the representations and warranties of the Purchaser contained in this Agreement and in any certificate or other writing delivered by the Purchaser pursuant hereto or thereto that are qualified as to materiality or words of similar import shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, in each case, as of the date hereof and as of the Closing Date (other than those representations and warranties which are made as of a specific date, which representations and warranties shall have been true and correct in all material respects or true and correct in all respects, as the case may be, as of such date).

(b)           Covenants and Agreements.  The Purchaser shall have performed and complied with, in all material respects, all covenants and agreements required by this Agreement to be performed and complied by it prior to or on the Closing Date.

(c)           Officer’s Certificate.  The Purchaser shall have delivered to the Company a certificate, signed by an officer of the Purchaser and dated as of the Closing Date, certifying as to the matters set forth in Sections 7.3(a) and 7.3(b).

ARTICLE VIII
TERMINATION

Section 8.1   Grounds for Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)           by mutual written agreement of the Company, Merger Sub and the Purchaser;

(b)           by either (i) the Company or (ii) the Purchaser or Merger Sub, any of whom may act, if the Closing shall not have been consummated on or before August 1, 2012 (“Termination Date”); provided, however that if all conditions to the Closing have been satisfied other than the HSR Approval, then the Termination Date shall be extended until October 1, 2012.  The right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure or whose Affiliate’s failure to perform any material covenant or obligation under this Agreement is the cause of such delay;

(c)           by either (i) the Company or (ii) the Purchaser or Merger Sub, any of whom may act, if there shall be any Law that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if consummation of the transactions contemplated hereby would violate any non-appealable final order, decree or judgment of any court or Governmental Entity having competent jurisdiction;

(d)           by the Company, provided the Company is not then in breach of any of its obligations hereunder, if either (i) the Purchaser or Merger Sub fails to perform any covenant in this Agreement in any material respect when performance thereof is due and does not cure the failure within ten (10) days after the Company delivers written notice thereof, or (ii) any other condition in Section 7.1 or Section 7.3 has not been satisfied and is not capable of being satisfied prior to the Termination Date;

(e)           by the Purchaser or Merger Sub, provided that neither the Purchaser nor Merger Sub is then in breach of any of its obligations hereunder, if either (i) the Company fails to perform any covenant in this Agreement in any material respect when performance thereof is due and does not cure the failure within ten (10) days after the Purchaser or Merger Sub delivers written notice thereof, or (ii) any condition in Section

7.1 or Section 7.2 has not been satisfied and is not capable of being satisfied prior to the Termination Date; or

(f)            by Purchaser or Merger Sub if the Company Stockholder Approval has not been obtained within twenty-four (24) hours after the execution and delivery of this Agreement in accordance with Section 6.11.

Section 8.2   Notice of Termination.  The Party desiring to terminate this Agreement pursuant to this Article VIII shall give written notice of such termination to the other Party.

Section 8.3   Effect of Termination.  If this Agreement is terminated pursuant to Section 8.1, all further obligations of the Parties under this Agreement shall terminate; provided, however, that: (a) no Party shall be relieved of any obligation or other liability arising from any breach by such Party of any provision of this Agreement; (b) the Parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Article XI; and (c) the Company shall, in all events, remain bound by and continue to be subject to Section 6.7.

ARTICLE IX
CLOSING

Section 9.1   Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Hogan Lovells US LLP located at 1200 Seventeenth Street, Suite 1500, Denver, Colorado 80202 on the date which is three (3) Business Days after the date on which all the conditions set forth in Article VII shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing) or such other time and place as the Purchaser and the Company may mutually agree (such date, the “Closing Date”).

Section 9.2   Company Closing Deliveries.  At the Closing, the Company shall deliver, or cause to be delivered, to the Purchaser, the Escrow Agent or the Paying Agent, as applicable, the following, any of which, if not fulfilled may be waived by the Purchaser:

(a)           the Certificate of Merger executed by the Company;

(b)           the organizational record books and minute books of the Company and its Subsidiaries;

(c)           evidence reasonably satisfactory to the Purchaser that the Company Stockholder Approval has been obtained;

(d)           evidence reasonably satisfactory to the Purchaser of the repayment in full of all Closing Date Indebtedness and the termination and release in full of all Liens relating to such Closing Date Indebtedness;

(e)           the Stockholder Representative’s executed counterpart to the Escrow Agreement and the Paying Agent Agreement;

(f)            evidence reasonably acceptable to the Purchaser that the Company has terminated the 2009 Incentive Plan, effective as of the Effective Time;

(g)           a certificate that complies with Treasury Regulation Section 1.1445-2(c)(3);

(h)           written resignations of all officers and directors of the Company and its Subsidiaries that are not employees thereof;

(i)            Noncompetition Agreements substantially in the form of Exhibit 9.2(i), duly executed by each of Todd Siegel, William Shields, Michael Stevenson and Stanley Curtis; and

(j)            evidence reasonably satisfactory to the Purchaser that all Closing Date Indebtedness has been or will be as of the Closing paid in full, all commitments and documents relating thereto shall have been, or will be within two (2) Business Days of the Closing, terminated, all liens or security interests related thereto shall have been, or will be within two (2) Business Days of the Closing, terminated or released, and all pledged collateral shall have been, or will be within two (2) Business Days of the Closing, returned to the Company.

Section 9.3  Purchaser Closing Deliveries.  At the Closing, the Purchaser shall deliver, or cause to be delivered, to the Company, the Escrow Agent or the Paying Agent, as applicable, the following:

(a)           payment of the Closing Consideration pursuant to Section 3.2 and Section 3.6;

(b)           payment of the amounts set forth in Section 3.9;

(c)           payment of the Indemnification Escrow Amount and the Working Capital Escrow Amount in accordance with Section 3.3;

(d)           payment of the Stockholder Representative Reserve in accordance with Section 3.4; and

(e)           the Purchaser’s executed counterpart to the Escrow Agreement and the Paying Agent Agreement.

ARTICLE X
INDEMNIFICATION

Section 10.1  Indemnification of the Purchaser Indemnified Parties.  After the Closing and subject to the limitations set forth in this Article X, the Holders shall, severally (on a Pro Rata Percentage basis) and not jointly, indemnify, defend and hold harmless the Purchaser Indemnified Parties from and against any and all Damages which may be incurred or suffered by any such Purchaser Indemnified Party and arise out of or result from any (i) breach of any warranty or any inaccuracy of any representation contained in Article IV as of the date of this Agreement, or breach of any warranty or any inaccuracy of any representation contained in Article IV as if such representation and warranty had been made on and as of the Closing Date (in each case without giving effect to any update of or modification to the Company Disclosure Schedule made or purported to have been made on or after the date of this Agreement), (ii) breach of, or any failure to perform any covenant or agreement of the Company, the Holders or the Stockholder Representative contained in this Agreement, (iii) Transaction Expenses or Closing Date Indebtedness of the Company or its Subsidiaries not paid prior to or in connection with the Closing, (iv) inaccuracy in the Closing Statement, (v) exercise by any stockholder of the Company of such stockholder’s dissenters’ rights under the DGCL, but only for the amount that the Damages exceed the consideration that the stockholder would have otherwise been entitled to receive (as set forth in the Closing Statement) if such stockholder did not assert its dissenters’ rights and (vi) any of the matters described on Schedule 10.1; provided the Purchaser Indemnified Parties’ claim therefor under clause (i) above is instituted by written notice to the Stockholder Representative prior to the Escrow Release Date,

(a)           Notwithstanding anything to the contrary in this Article X, the Holders shall not be liable under this Article X for any Damages unless and until the aggregate amount of all such Damages incurred or suffered which the Purchaser Indemnified Parties would otherwise be entitled to indemnification under this Article X exceeds One Million Five Hundred and Sixty Thousand Dollars ($1,560,000) (the “Deductible”), at which time the Holders shall only be liable for all Damages incurred by the Purchaser Indemnified Parties which exceed the Deductible.

(b)           Subject to this Section 10.1(b), with respect to any claim for indemnification, the Holders shall not be liable under this Article X for any Damages which exceed, in the aggregate, the Indemnification Escrow Amount.  The foregoing limitation shall not apply: (a) in the event of fraud or willful misconduct; (b) to the matters referred to in clauses “(iii)”, “(iv)” and “(vi)” of Section 10.1 above; or (c) breaches of any warranty or any inaccuracy of any representations set forth in Sections 4.1 (Organization), 4.2 (Authorization), 4.3 (Capital Stock), 4.14 (Tax Returns; Taxes), 4.23 (Brokers, Finders and Investment Bankers) (the “Specified Representations”).

(c)           If the Purchase Price is adjusted downward as a result of a Working Capital Deficit pursuant to Section 3.10 of this Agreement, the Purchaser Indemnified

Parties shall not also be entitled to indemnification for any loss to the extent such loss was taken into account in the Working Capital Deficit.  None of the Purchaser Indemnified Parties shall be entitled to indemnification under this Article X for any claim to the extent such claim relates to an item of Closing Date Net Working Capital and would be subject to Section 3.10.

(d)           Damages shall be determined net of any insurance benefits or tax savings, which are actually realized by the Purchaser Indemnified Parties and that are specifically related to the Damages. In the event the Purchaser Indemnified Parties and the Stockholder Representative cannot agree to the amount of such tax savings actually realized in cash by the Purchaser Indemnified Parties (or whether such tax savings exists), such Parties shall jointly retain the Arbitrator to calculate such tax savings, if any, which calculation shall be binding on all Parties. The cost of such accountant shall be paid one-half by the Holders, in accordance with their Pro Rata Percentage, and one-half by the Purchaser (or, at its election, the Surviving Corporation).

(e)           A Purchaser Indemnified Party shall seek or continue to pursue recovery under any insurance policy with respect to any amount of Damages to the extent that a reasonable Person would seek or continue to pursue recovery for such Damages.

(f)            If an indemnification payment is received by any Purchaser Indemnified Party, and such Purchaser Indemnified Party later receives insurance proceeds, or tax benefits in cash in respect of the related Damages (as provided in the immediately preceding subsection), such Purchaser Indemnified Party shall promptly pay to the Stockholder Representative or its designee an amount equal to the lesser of (y) the actual amount of such insurance proceeds, other third party recoveries and tax benefits or (z) the actual amount of the indemnification payment previously paid by the Holders with respect to such Damages.

(g)           Except in the event of fraud or willful misconduct by the Company or its Subsidiaries, in no event shall the aggregate liability of the Holders for indemnification under this Article X exceed the amount of the Purchase Price.

Section 10.2  Indemnification of the Holder Indemnified Parties.  After the Closing and subject to the limitations set forth in this Article X, the Surviving Company and the Purchaser shall, jointly and severally, indemnify, defend and hold harmless the Holder Indemnified Parties, from and against any and all Damages which may be incurred or suffered by any such Holder Indemnified Party and arise out of or result from any (i) breach of any warranty or any inaccuracy of any representation contained in Article V and (ii) breach of, or any failure to perform any covenant or agreement of the Purchaser, Merger Sub or the Surviving Company contained in this Agreement.  Except in the event of fraud or willful misconduct by the Purchaser or the Surviving Corporation, in no event shall the aggregate liability of either the Surviving

Corporation or the Purchaser for indemnification under this Article X exceed the amount of the Purchase Price.

Section 10.3  Indemnification Procedures.  A party making a claim for indemnification under Section 10.1 or Section 10.2 shall be, for the purposes of this Agreement referred to as an “Indemnified Party” and a party against whom such claims are asserted under Section 10.1 or Section 10.2 shall be, for the purposes of this Agreement, referred to as an “Indemnifying Party”.  All claims by any Indemnified Party under Section 10.1 or Section 10.2 shall be asserted and resolved as follows:

(a)           In the event that (i) any action, application, suit, demand, claim or legal, administrative, arbitration or other alternative dispute resolution proceeding, hearing or investigation (each a “Proceeding”) is asserted or instituted by any Person other than the Parties or their Affiliates which could give rise to Damages for which an Indemnifying Party could be liable to an Indemnified Party under this Agreement (such Proceeding, a “Third Party Claim”) or (ii) any Indemnified Party under this Agreement shall have a claim to be indemnified by any Indemnifying Party under this Agreement which does not involve a Third Party Claim (such claim, a “Direct Claim” and, together with Third Party Claims, “Indemnification Claims”), the Indemnified Party shall, promptly after it becomes aware of a Third Party Claim (and in any event, prior to the expiration of the applicable survival date in accordance with Section 10.6) or facts supporting a Direct Claim, send to the Indemnifying Party a written notice specifying the nature of such Proceeding or Direct Claim, and the amount or estimated amount thereof (which amount or estimated amount shall not be conclusive) (a “Claim Notice”), together with copies of all notices and documents (including court papers) served on or received by the Indemnified Party in the case of a Third Party Claim; provided, however, that a delay in notifying the Indemnifying Party (or delivering copies of the aforementioned notices and documents) shall not relieve the Indemnifying Party of its obligations under Section 10.1, except to the extent that the Indemnifying Party shall have been prejudiced by such failure to give such notice or deliver such documents or notices, in which case the Indemnifying Party shall be relieved of its obligations under Section 10.1 or Section 10.2 only to the extent of such prejudice.

(b)           In the event of a Third Party Claim, the Indemnified Party shall have the right to defend against and direct the defense of such Third Party Claim but shall keep the Indemnifying Party informed of any material changes with respect to the Third Party Claim and shall, in good faith, satisfy any reasonable requests made by the Indemnifying Party with respect to the defense of the Third Party Claim; provided, however, that to the extent that the Third Party Claim (i) exclusively relates to business conducted by the Company or its Subsidiaries prior to the Closing, (ii) does not have any material impact on the future business of the Surviving Corporation and (iii) would not reasonably be expected to seek Damages in excess of an amount equal to 25% of the Indemnification Escrow Amount in the aggregate with all other related Third Party Claims, then the

Holders shall have the right to direct the defense of such Third Party Claim, whether they are the Indemnified Party or the Indemnifying Party.  If the Indemnified Party elects to defend against and direct the defense of any Third Party Claim, it shall within thirty (30) days (or sooner, if the nature of the Third Party Claim so requires) (the “Dispute Period”) notify the Indemnifying Party of its intent to do so.  If the Indemnified Party does not elect within the Dispute Period to defend against and direct the defense of any Third Party Claim or fails to notify the Indemnifying Party of its election during the Dispute Period, the Indemnifying Party may defend against and direct the defense of such Third Party Claim.  If the Indemnified Party elects to defend against and direct the defense of such Third Party Claim and appoint counsel in connection therewith, the Indemnifying Party may participate, at its own expense, in the defense of such Third Party Claim.  If reasonably requested by the Indemnified Party, the Indemnifying Party agrees to cooperate with the Indemnified Party and its counsel in defending and contesting any Proceeding which the Indemnified Party defends.  No Third Party Claim may be settled or compromised, or offered to be settled or compromised, or a default permitted or an entry of any judgment consented to (each, a “Settlement”) by the Indemnified Party without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(c)           After any final decision, judgment or award shall have been rendered by a Governmental Entity or arbitrator of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a Settlement or arbitration shall have been consummated, or the Indemnified Party and the Indemnifying Party shall have arrived at a mutually binding agreement with respect to an Indemnification Claim hereunder, the Indemnified Party shall forward to the Indemnifying Party notice of any sums due and owing by the Indemnifying Party pursuant to this Agreement with respect to such matter and the Indemnifying Party shall make prompt payment thereof by wire transfer in immediately available funds within five (5) Business Days after the date of such notice or, if required earlier, pursuant to the terms of the agreement reached with respect to the Indemnification Claim.  The Purchaser Indemnified Parties shall seek reimbursement for any Damages for which they are entitled to receive indemnification under this Article X first out of the Escrow Account pursuant to the terms of the Escrow Agreement, to the extent such funds have not been exhausted or released; provided, however, that with respect to amounts due to a Purchaser Indemnified Party, the Purchaser Indemnified Party may request in writing that the Indemnifying Party delay making any payments until immediately prior to the Escrow Release Date and at such time, cash from the Escrow Account will first be distributed with respect to any matters limited in amount to the Aggregate Escrow Amount.

(d)           In the event of a Direct Claim, the Indemnifying Party shall notify the Indemnified Party within thirty (30) days of receipt of a Claim Notice whether the Indemnifying Party disputes such Indemnification Claim; provided that a delay in notifying the Indemnified Party of such objection shall not waive the Indemnifying

Party’s right to make such objection, except to the extent that (and only to the extent that) the Indemnified Party shall have been prejudiced by such failure to give such notice, and then only to the extent of such prejudice.  From and after the delivery of a Claim Notice under this Agreement, at the reasonable request of either Party, each Party shall grant the other and its Representatives reasonable access to the books, records, employees, Representatives and properties of such Party to the extent reasonably related to the matters to which the Claim Notice relates.  All such access shall be granted during normal business hours and shall be granted under conditions which will not unreasonably interfere with the business and operations of such Party.  The Party requesting access will not, and shall use commercially reasonable efforts to cause its Representatives not to, use (except in connection with such Claim Notice) or disclose to any third person other than the Party’s Representatives (except as may be required by applicable Law) any information obtained pursuant to this Section 10.3(d) which is designated as confidential by the other Party.

Section 10.4  Limitation of Remedy.  From and after the Closing, the rights and remedies set forth in Section 3.10 (Adjustment of Purchase Price), this Article X, the Escrow Agreement and any Letter of Transmittal shall constitute the Purchaser Indemnified Parties’ sole and exclusive rights and remedies based on, arising out of or relating to this Agreement or any of the transactions contemplated hereby (whether stated as a breach of contract, tort or otherwise) including in respect of any breach or nonperformance of any representations, warranties, covenants or agreements contained in this Agreement.

Section 10.5  Treatment of Indemnity Payments.  All payments made pursuant to Section 10.1 and Section 10.2 shall be deemed for all purposes, including federal, state and local Tax and financial accounting purposes to be adjustments to the Purchase Price for Tax and all other purposes.  All distributions made to the Holders from the Escrow Account shall be based on such Holder’s Pro Rata Percentage.

Section 10.6  Survival of Representations and Covenants.  No representation, or warranty of the Parties contained herein shall survive the Escrow Release Date; except, that:  (i) fraud or willful misconduct and the Specified Representations (other than the representations and warranties set forth in Section 4.14 (Tax Returns; Taxes)) shall survive indefinitely, and (ii) the representations and warranties set forth in Section 4.14 (Tax Returns; Taxes) and any indemnification obligations related to the matters set forth on Schedule 10.1 shall survive until the date that is 30 days after the expiration of the applicable statute of limitations.

Section 10.7  Further Limitations on Indemnification.  Notwithstanding any other provision of this Agreement to the contrary, to the extent that the amount of any loss, claim, damage, expense or liability of any type shall be included in the calculation of the Closing Date Net Working Capital included in the Final Balance Sheet, such amount associated with such loss, claim, damage, expense or liability shall not also constitute Damages under this Article X, nor shall the Holders have an obligation under any provision of this Agreement to pay the amount thereof to the Company or the Purchaser.

Section 10.8  Mitigation.  Each Person entitled to indemnification hereunder shall take all reasonable steps to mitigate all Damages after becoming aware of any event which could reasonably be expected to give rise to any Damages that are indemnifiable or recoverable hereunder or in connection herewith.

Section 10.9  Specific Performance.  Each Party hereby acknowledges that the rights of each Party to consummate the transactions contemplated hereby are special, unique and of extraordinary character and that, in the event that any Party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching Party may be without an adequate remedy at law.  In the event that any Party violates or fails or refuses to perform any covenant or agreement made by such Party herein, the non-breaching Party or Parties may, subject to the terms hereof and in addition to any remedy at law for damages or other relief, institute and prosecute an action in any court of competent jurisdiction to enforce specific performances of such covenant or agreement or seek any other equitable relief.

Section 10.10  Tax Indemnity.  Notwithstanding anything contained herein, in the event of any conflict between the provisions of this Article X and the provisions of Section 6.12(b), the provisions of Section 6.12(b) shall control.

ARTICLE XI
MISCELLANEOUS PROVISIONS

Section 11.1  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, or if sent by United States certified mail, return receipt requested, postage prepaid, shall be deemed duly given on delivery by United States Postal Service, or if sent by facsimile shall be deemed duly given on the Business Day received if received prior to 5:00 p.m. local time or on the following Business Day if received after 5:00 p.m. local time or on a non-Business Day, or if sent by reputable overnight courier shall be deemed duly given on the Business Day after receipt by the overnight courier service, to the respective Parties hereto as follows:

To the Purchaser, or after Closing, to
the Surviving Corporation:	Omnicell, Inc.
1201 Charleston Road
Mountain View, CA 94043
Attn: General Counsel
Fax: 650-230-7149
Tel: 650-251-6100

with a copy to:	Cooley LLP
3175 Hanover Street

Palo Alto, CA 94304
Attn: Jennifer Fonner DiNucci
Fax: 650-849-7400
Tel: 650-843-5000

To the Company:
MedPak Holdings, Inc.
c/o Excellere Capital Management, LLC
100 Fillmore St., Suite 300
Denver, CO 80206
Fax: (303) 765-2411
Tel: (303) 765-2400

with a copy to:	Hogan Lovells US LLP
One Tabor Center
1200 Seventeenth St., Suite 1500
Denver, CO 80202
Attn: Timothy R. Aragon
Fax: (303) 899-7333
Tel: (303) 899-7000

To the Stockholder Representative:
c/o Excellere Capital Management, LLC
100 Fillmore St., Suite 300
Denver, CO 80206
Fax: (303) 765-2411
Tel: (303) 765-2400

with a copy to:	Hogan Lovells US LLP
One Tabor Center
1200 Seventeenth St., Suite 1500
Denver, CO 80202
Attn: Timothy R. Aragon
Fax: (303) 899-7333
Tel: (303) 899-7000

or to such other representative or at such other address as such Person may furnish to the other Parties in writing.

Section 11.2  Assignment; Successors in Interest.  No assignment or transfer by any Party of such Party’s rights and obligations hereunder shall be made except with the prior written consent of the other Parties (other than Merger Sub following the Closing); provided that (a) the Purchaser may assign and delegate its rights and obligations under this Agreement pursuant to any merger or otherwise by operation by law without the prior written consent of the Stockholders’ Representative or the Company, but no such transfer will relieve the Purchaser of its obligations under this Agreement and (b) the Stockholder Representative may assign its rights and obligations hereunder in accordance with Section 11.13. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns, and any reference to a Party shall also be a reference to the successors and permitted assigns thereof.

Section 11.3  Captions.  The titles, captions and table of contents contained herein are inserted herein only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

Section 11.4  Controlling Law; Amendment.  This Agreement shall be governed by and construed and enforced in accordance with the internal Laws of the State of Delaware without reference to its choice of law rules.  At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects by written agreement of the Parties hereto (other than Merger Sub following the Closing); provided, however, that (a) any such amendment, modification, alteration or supplement adopted or entered into prior to the Effective Time must be duly authorized by the respective boards of directors of each of the Company and Merger Sub, and (b) unless any required approval of the stockholders of the Company is obtained, no amendment, modification, alteration or supplement shall (i) alter or change the amount or kind of consideration to be received in exchange for or on conversion of all or any shares of any class of Company Stock or any shares of Merger Sub, (ii) alter or change any term of the certificate of incorporation of the Surviving Corporation to be effected by the Merger, or (iii) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of shares of any class of Company Stock or the holder of shares of Merger Sub.

Section 11.5  Submission to Jurisdiction; Waiver of Jury Trial.  Each Party agrees that any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced exclusively in the United States District Court in the Borough of Manhattan in the State of New York.  Each Party:

(a)           expressly and irrevocably consents and submits to the jurisdiction of the United States District Court in the Borough of Manhattan in the State of New York in connection with any such legal proceeding, including to enforce any settlement, order or award and

(i)            consents to service of process in any such proceeding in any manner permitted by the laws of the State of New York, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 11.1 is reasonably calculated to give actual notice;

(ii)           agrees that the United States District Court in the Borough of Manhattan in the State of New York shall be deemed to be a convenient forum;

(iii)          waives and agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in the United States District Court in the Borough of Manhattan in the State of New York, any claim that such Party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter hereof or thereof may not be enforced in or by such court; and

(iv)          agrees to the entry of an order to enforce any resolution, settlement, order or award made pursuant to this Section by the United States District Court in the Borough of Manhattan in the State of New York and in connection therewith hereby waives, and agrees not to assert by way of motion, as a defense, or otherwise, any claim that such resolution, settlement, order or award is inconsistent with or violative of the laws or public policy of the laws of the State of New York or any other jurisdiction.

(b)           EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY ACTION OR PROCEEDING WHICH MAY ARISE RELATING TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUCH ACTION OR PROCEEDING.  EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH ACTION OR PROCEEDING, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.5.

Section 11.6  Severability.  Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  To the extent permitted by Law, each Party hereby waives any provision of Law that renders any such provision prohibited or unenforceable in any respect.

Section 11.7  Counterparts.  This Agreement may be executed by facsimile and in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or the terms hereof to produce or account for more than one of such counterparts.

Section 11.8  Parties in Interest.  Nothing expressed or implied herein is intended, or shall be construed, to confer upon or give any Person other than the Parties, and their successors or permitted assigns, any right, remedy, obligation or liability under or by reason of this Agreement, or result in such Person being deemed a third-party beneficiary hereof; provided, that any Person referenced in Section 6.9, is intended to be, and shall be, an express intended third-party beneficiary thereof, and provided, further, that the rights of the Stockholder Representative to pursue, on behalf of the Holders, Damages in the event of the Purchaser’s or Merger Sub’s breach of this Agreement or fraud, which right is hereby acknowledged and agreed to by the Purchaser and Merger Sub.

Section 11.9  Waiver.  Any agreement on the part of a Party to any extension or waiver of any provision hereof shall be valid only if set forth in an instrument in writing signed on behalf of such Party.  A waiver by a Party of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty.  A waiver by any Party of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.

Section 11.10  Integration.  This Agreement and the documents executed pursuant hereto supersede all negotiations, agreements and understandings among the Parties with respect to the subject matter hereof and constitute the entire agreement among the Parties with respect thereto.

Section 11.11  Cooperation Following the Closing.  Following the Closing, each Party shall deliver to the other Parties such further information and documents and shall execute and deliver to the other Parties such further instruments and agreements as any other Party shall reasonably request to consummate or confirm the transactions provided for herein, to accomplish the purpose hereof or to assure to any other Party the benefits hereof.

Section 11.12  Transaction Costs.  Except as provided above or as otherwise expressly provided herein, (a) the Purchaser shall pay its own fees, costs and expenses incurred in connection herewith and the transactions contemplated hereby, including the fees, costs and expenses of its financial advisors, accountants and counsel, and (b) the fees, costs and expenses of the Company incurred in connection herewith and the transactions contemplated hereby shall be paid for pursuant to Section 3.9(b) of this Agreement.  The fees and expenses related to any filing made pursuant to the HSR Act shall be paid one-half by the Purchaser and one-half by the Company.

Section 11.13  Stockholder Representative.  By the execution and delivery of a Letter of Transmittal, including counterparts thereof, each Holder irrevocably constitutes and appoints the Stockholder Representative as the true and lawful agent and attorney-in-fact of such Holder with full powers of substitution to act in the name, place and stead of such Holder with respect to the performance on behalf of such Holder under the terms and provisions hereof and to do or refrain from doing all such further acts and things, and to execute all such documents, as the Stockholder Representative shall deem necessary or appropriate in connection with any transaction contemplated hereunder, including the power to:

(a)           act for such Holder, if applicable, with respect to all indemnification matters referred to herein, including the right to compromise or settle any such claim on behalf of such Holder and

(i)            act for such Holder with respect to the Indemnification Escrow Amount and the Working Capital Escrow Amount;

(ii)           amend or waive in any manner any provision hereof (including any condition to Closing) or of any document contemplated hereby;

(iii)          employ, obtain and rely upon the advice of legal counsel, accountants and other professional advisors as the Stockholder Representative, in the sole discretion thereof, deems necessary or advisable in the performance of the duties of the Stockholder Representative;

(iv)          act for such Holder with respect to all Closing Consideration matters and all Closing Consideration adjustment matters referred to herein;

(v)           incur any expenses, liquidate and withhold assets received on behalf of such Holder prior to their distribution to such Holder to the extent of any amount that the Stockholder Representative deems necessary for payment of or as a reserve against expenses, and pay such expenses or deposit the same in an interest-bearing bank account established for such purpose;

(vi)          receive all notices, communications and deliveries hereunder on behalf of such Holder; and

(vii)         do or refrain from doing any further act or deed on behalf of such Holder that the Stockholder Representative deems necessary or appropriate, in the sole discretion of the Stockholder Representative, relating to the subject matter hereof as fully and completely as such Holder could do if personally present and acting and as though any reference to such Holder herein was a reference to the Stockholder Representative.

(b)           The Company hereby irrevocably appoints the Stockholder Representative as its true and lawful agent and attorney-in-fact with full power of substitution to act in the name, place and stead of the Company with respect to any and all amendments, waivers, supplements or other modifications to this Agreement or any document contemplated hereby prior to the Effective Time.

(c)           The appointment of the Stockholder Representative shall be deemed coupled with an interest and shall be irrevocable, and any other Person may conclusively and absolutely rely, without inquiry, upon any action of the Stockholder Representative as the act of each Holder or the Company, as applicable, in all matters referred to herein.

(d)           The Stockholder Representative will not be liable for any act taken or omitted by it as permitted under this Agreement, except if such act is taken or omitted in bad faith or by willful misconduct.  The Stockholder Representative will also be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine (including facsimiles thereof). The Holders shall agree, severally but not jointly (in accordance with their Pro Rata Percentage), to indemnify the Stockholder Representative for, and to hold the Stockholder Representative harmless against, any loss, liability or expense incurred without willful misconduct or bad faith on the part of the Stockholder Representative, arising out of or in connection with the Stockholder Representative’s carrying out its duties under this Agreement, including costs and expenses of successfully defending the Stockholder Representative against any claim of liability with respect thereto, and the Stockholder Representative shall be entitled, in accordance with the terms and subject to the conditions of the Escrow Agreement, to withdraw funds from the Stockholder Representative Reserve to satisfy any such loss, liability, or expense so incurred.  All such losses, liabilities or expenses shall be borne exclusively by the Holders. The Stockholder Representative may consult with counsel of its own choice and will have full and complete authorization and protection for any action taken and suffered by it in good faith and in accordance with the opinion of such counsel.

*  *  *  *  *  *

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed, as of the date first above written.

COMPANY:

MEDPAK HOLDINGS, INC.

By:	/s/ Robert A. Martin
Name:	Robert A. Martin
Title:	Chairperson and Vice President

PURCHASER:

OMNICELL, INC.

By:	/s/ Randall A. Lipps
Name:	Randall A. Lipps
Title:	President and CEO

MERGER SUB:

MERCURY ACQUISITION CORP

By:	/s/ Robin G. Seim
Name:	Robin G. Seim
Title:	President

STOCKHOLDER REPRESENTATIVE:

EXCELLERE CAPITAL MANAGEMENT, LLC

By:	/s/ Robert A. Martin
Name:	Robert A. Martin
Title:	Managing Member

Exhibit 1.1(a)

MedPack Holdings, Inc

Net Working Capital Calculation &
Target Closing Net Working Capital

Closing
Calculation of Net Working Capital	Net Working
($000s)	Capital

Consolidated Current Assets
Consolidated Cash & Cash Equivalents
Consolidated Net Accounts Receivable
Consolidated Net Inventory
Consolidated Income Taxes Receivable
Consolidated Prepaid Expenses and Other

Consolidated Current Assets	$—

Consolidated Current Liabilities
Consolidated Accounts Payable
Consolidated Accrued Payroll
Consolidated Income Taxes Payable
Consolidated Accrued Medical Claims
Consolidated Accrued Legal & Professional
Consolidated Deferred Revenue
Consolidated Customer Deposits
Consolidated Other Accrued Expenses

Consolidated Current Liabilities	$—

Net Working Capital(1)	$—
Target Closing Date Net Working Capital(2)	$11,514,000

Definitions:  Account balances derived from the Closing Estimated Balance Sheet with no adjustments unless stated below.

Current Assets (the sum of the current assets accounts below as displayed on the Closing Balance Sheet)

•  Closing Consolidated Cash and Cash Equivalents

•  Closing Consolidated Accounts Receivables net of reserves for doubtful accounts

•  Closing Consolidated Inventory net of reserves for slow moving, obsolete and shrinkage

•  Consolidated Current Income Tax Receivables

•  Closing Consolidated Prepaid Expenses and Other Assets

Current Liabilities (the sum of the current liabilities below as displayed on the Closing Balance Sheet) - excludes current maturities of long-term debt and long-term debt interest payables

•  Closing Consolidated Accounts Payable

•  Consolidated Accrued Payroll, commissions etc, not to include accrued bonuses

•  Consolidated Current Income Taxes Payable

•  Consolidated Accrued Medical Claims

•  Consolidated Accrued Legal & Professional, not to include transaction related fees and expenses incurred

•  Consolidated Deferred Revenue

•  Consolidated Customer Deposits

•  Consolidated Accrued Expenses

Net Working Capital = Current Assets less Current Liabilites

(1) Cash & Cash Equivalents are included in the calculation for the Closing Date Net Working Capital true-up mechanism and post closing true-up mechanism.

(2) Cash & Cash Equivalents are excluded in calculating Target Net Working Capital (i.e. “the PEG”).

Exhibit 1.1(b)

CONFIDENTIAL

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”) is made and entered into as of [                  ], 2012, by and among: OMNICELL, INC., a Delaware corporation (“Purchaser”); EXCELLERE CAPITAL MANAGEMENT, LLC, as representative (the “Stockholder Representative”) of the stockholders of MEDPAK HOLDINGS, INC., a Delaware corporation (the “Company”); and U.S. BANK NATIONAL ASSOCIATION, as escrow agent (in such capacity, the “Escrow Agent”). Capitalized terms used in this Agreement and not otherwise defined shall have the meanings given to them in the Merger Agreement (as defined below).

RECITALS

A.            Purchaser, Mercury Acquisition Corp, a Delaware corporation and a wholly-owned subsidiary of Purchaser (“Merger Sub”), the Company and the Stockholder Representative have entered into an Agreement and Plan of Merger dated as of April 26, 2012 (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company and the Company will become a wholly-owned subsidiary of Purchaser.

B.            Section 3.3 of the Merger Agreement provides that, at Closing, Purchaser will deposit the Indemnification Escrow Amount, which as of the Closing Date is an amount equal to $[                  ], in escrow to provide a source of funds for the payment of amounts that may become due to a Purchaser Indemnified Party pursuant to the indemnification obligations of the Holders under the Merger Agreement.

C.            Section 3.3 of the Merger Agreement provides that, at Closing, Purchaser will deposit the Working Capital Escrow Amount, which as of the Closing Date is an amount equal to $[        ], in escrow to provide for the payment to Purchaser in the event of certain adjustments, if any, to the Purchase Price based on the Closing Date Net Working Capital, in accordance with Section 3.10 of the Merger Agreement.

D.            Purchaser and the Stockholder Representative (on behalf of the Holders) desire, as required under the Merger Agreement, to appoint the Escrow Agent, as escrow agent pursuant to this Agreement, and the Escrow Agent desires to accept such appointment and to hold, invest, administer and distribute the escrow funds in accordance with the provisions of this Agreement and the Merger Agreement.

E.             Pursuant to Section 11.13 of the Merger Agreement, the Stockholder Representative has been irrevocably appointed to serve as the Stockholder Representative for, among other things, administration of the provisions of the Merger Agreement and this Agreement.

F.             Pursuant to that certain Exchange Agent Agreement by and among the Purchaser, the Stockholder Representative and U.S. Bank National Association dated on or about the date of this Agreement, U.S. Bank National Association (the “Exchange Agent”)  is being appointed as the Paying Agent (as defined in the Merger Agreement) for the distribution of proceeds as provided in such Exchange Agent Agreement.

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AGREEMENT

The parties, intending to be legally bound, agree as follows:

Section 1.      Receipt of Escrow Funds; Establishment of Escrow Accounts and Investment of Escrow Funds.

1.1          Escrow Agent.  Purchaser and the Stockholder Representative hereby appoint the Escrow Agent as the escrow agent for the Escrow Fund, and the Escrow Agent hereby accepts such appointment, all in accordance with the terms and conditions set forth in this Agreement.

1.2          Receipt of Escrow Funds.  On the Closing Date, Purchaser shall deposit with the Escrow Agent by wire transfer of immediately available funds, the Indemnification Escrow Amount and the Working Capital Escrow Amount and the Escrow Agent agrees to hold, invest, administer and distribute the Indemnification Escrow Amount and the Working Capital Escrow Amount and all interest thereon (collectively, the “Escrow Fund”) in accordance with the terms of this Agreement and the Merger Agreement.

1.3          Establishment of Escrow Accounts.  The Escrow Agent agrees to accept delivery of the Indemnification Escrow Amount and the Working Capital Escrow Amount and agrees to hold the Escrow Funds in a separate account, and further hold the Working Capital Escrow Amount in a subaccount (the “Working Capital Escrow Account”) that is separate and distinct from the subaccount holding the Indemnification Escrow Amount (the “Indemnification Escrow Account”).  The balance of the Escrow Funds, which may be reduced from time to time by distributions made to Purchaser or the Stockholder Representative in accordance with the Merger Agreement and this Agreement, are referred to as (i) the “Indemnification Escrow Fund Balance” when referring to the remaining funds on deposit in the Indemnification Escrow Account at the time of determination, including all interest accrued thereon; and (ii) the “Working Capital Escrow Fund Balance” when referring to the remaining funds on deposit in the Working Capital Escrow Account at the time of determination, including all interest accrued thereon.

1.4          Investment of Escrow Fund.

(a)           The Escrow Agent shall invest the Escrow Fund consisting of cash only in one of the investment vehicles described in Exhibit C upon the receipt of joint written instructions from Purchaser and the Stockholder Representative.  In the absence of such joint written instructions from Purchaser and the Stockholder Representative, the Escrow Fund consisting of cash only shall be deposited in a U.S. Bank Money Market Deposit Account.

(b)           All earnings received from any investment of the funds in the Indemnification Escrow Account and the Working Capital Escrow Account shall be included in, and shall become a part of, the Escrow Fund (and any losses on such investments shall be deducted from the Escrow Fund). The Escrow Agent shall not be liable for losses, penalties or charges incurred upon any sale or purchase of any such investment. The Escrow Agent shall deliver to each of Purchaser and the Stockholder Representative, in accordance with the Escrow

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Agent’s normal policies and procedures, a written report of the Indemnification Escrow Fund Balance and the Working Capital Escrow Fund Balance, as well as the amount of income and earnings accrued with respect thereto and a statement of security transactions for both the Indemnification Escrow Account and the Working Capital Escrow Account in its regular monthly reports.

1.5          Transferability.  The interests of the Holders in the Escrow Fund shall not be assignable or transferable, other than by operation of law.  No assignment or transfer of any of such interests by operation of law shall be recognized or given effect until Purchaser and the Escrow Agent shall have received written notice of such assignment or transfer.

1.6          Trust Fund.  The Escrow Fund shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any Holder or of any party hereto.  The Escrow Agent shall hold and safeguard the Escrow Fund until the Indemnification Escrow Release Date (as defined below).

Section 2.      Administration of Indemnification Escrow Account.  Except as otherwise provided herein, the Escrow Agent shall administer the Indemnification Escrow Account as follows:

2.1          Claims Against the Indemnification Escrow Account.

(a)   If any Purchaser Indemnified Party has or claims in good faith to have incurred or suffered Damages for which it is or may be entitled to indemnification, compensation or reimbursement under Article X of the Merger Agreement, such Purchaser Indemnified Party may deliver a Claim Notice to the Stockholder Representative and the Escrow Agent.  Each Claim Notice shall specify the nature of such Proceeding or Direct Claim, and the amount or estimated amount thereof (the “Claimed Amount”), together with copies of all notices and documents (including court papers) served on or received by the Purchaser Indemnified Party in the case of a Third Party Claim, provided, however, that a delay in notifying the Indemnifying Party (or delivering copies of the aforementioned notices and documents) shall not relieve the Indemnifying Party of its obligations under Section 10.1 of the Merger Agreement, except to the extent that the Indemnifying Party shall have been prejudiced by such failure to give such notice or deliver such documents or notices, in which case the Indemnifying Party shall be relieved of its obligations under Section 10.1 of the Merger Agreement only to the extent of such prejudice.

(b)   During the twenty (20)-Business Day period commencing upon receipt by the Stockholder Representative of a Claim Notice from a Purchaser Indemnified Party (the “Dispute Period”), the Stockholder Representative may deliver to the Purchaser Indemnified Party and the Escrow Agent a written response (the “Response Notice”) in which the Stockholder Representative: (i) agrees that the full Claimed Amount is owed to the Purchaser Indemnified Party; (ii) agrees that part, but not all, of the Claimed Amount is owed to the Purchaser Indemnified Party; or (iii) indicates that no part of the Claimed Amount is owed to the Purchaser Indemnified Party.  If the Response Notice is delivered in accordance with clause “(ii)” or “(iii)” of the preceding sentence, the Response Notice shall also contain a brief description of the facts and circumstances supporting the Stockholder Representative’s claim that

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only a portion or no part of the Claimed Amount is owed to the Purchaser Indemnified Party, as the case may be (any part of the Claimed Amount that is not agreed to be owed to the Purchaser Indemnified Party pursuant to the Purchaser Indemnified Party’s Claim Notice being referred to as the “Contested Amount”).  If a Response Notice is not received by the Purchaser Indemnified Party and the Escrow Agent from the Stockholder Representative prior to the expiration of the Dispute Period, then the Stockholder Representative shall be conclusively deemed to have agreed that an amount equal to the full Claimed Amount is owed to the Purchaser Indemnified Party.

2.2          Distribution of Indemnification Escrow Fund.

(a)   If the Stockholder Representative in his Response Notice agrees that the full Claimed Amount is owed to the Purchaser Indemnified Party, or if no Response Notice is received by the Purchaser Indemnified Party from the Stockholder Representative prior to the expiration of the Dispute Period, then the Escrow Agent shall release an amount equal to the Claimed Amount from the Escrow Fund to Purchaser within one (1) Business Day following the earlier of the delivery of such Response Notice or the expiration of the Dispute Period.

(b)   If the Stockholder Representative in the Response Notice agrees that part, but not all, of the Claimed Amount is owed to the Purchaser Indemnified Party (the “Agreed Amount”), then the Escrow Agent shall release an amount equal to the Agreed Amount from the Escrow Fund to Purchaser within one (1) Business Day following the delivery of such Response Notice.

(c)   If any Response Notice expressly indicates that there is a Contested Amount, the Stockholder Representative and the Purchaser Indemnified Party shall attempt in good faith to resolve the dispute related to the Contested Amount.  If the Stockholder Representative and the Purchaser Indemnified Party resolve such dispute, such resolution shall be binding on the Holders and such Purchaser Indemnified Party and a settlement agreement stipulating the amount owed to such Purchaser Indemnified Party (the “Stipulated Amount”) shall be signed by such Purchaser Indemnified Party and the Stockholder Representative.  The Escrow Agent shall release an amount equal to the Stipulated Amount from the Indemnification Escrow Account to Purchaser within one (1) Business Day following the execution of such settlement agreement.

(d)   The Escrow Agent shall release from the Indemnification Escrow Account an amount in connection with any Contested Amount within one (1) Business Day after the delivery to it of a copy of a settlement agreement executed by the Purchaser Indemnified Party and the Stockholder Representative setting forth instructions to the Escrow Agent as to the amount, if any, to be released from the Escrow Account, with respect to such Contested Amount.

(e)   Any amount released from the Escrow Account shall be deemed to reduce the Escrow Fund pro rata with respect to each applicable Closing Common Stockholder in accordance with each Closing Common Stockholder’s percentage interest in the Escrow Fund as set forth on Exhibit A.

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Section 3.      Release of Indemnification Escrow Fund Balance.

3.1          At any time during the term of this Agreement, within one (1) Business Day after receiving joint written instructions from Purchaser and the Stockholder Representative in a form reasonably satisfactory to the Escrow Agent, the Escrow Agent shall release or cause to be released from the Escrow Fund, in the amounts and to the persons and in the manner set forth in such joint written instructions.

3.2          On the date that is eighteen (18) months after the Closing Date (the “Indemnification Escrow Release Date”), the Escrow Agent shall distribute to the Exchange Agent, on behalf of the Closing Common Stockholders, the remainder of the Indemnification Escrow Fund Balance, if any; provided, however, that if prior to the Indemnification Escrow Release Date, any Purchaser Indemnified Party has given a Claim Notice containing a claim which has not been resolved prior to the Indemnification Escrow Release Date in accordance with Section 2, the Escrow Agent shall retain in the Indemnification Escrow Account after the Indemnification Escrow Release Date an amount equal to the Claimed Amount or Contested Amount, as the case may be, with respect to all claims which have not then been resolved.  Upon a joint written instruction from Purchaser and the Stockholder Representative that a judgment, order or decree has been entered or made by any court of competent jurisdiction with respect to the disposition of the Escrow Fund that is not subject to further appeal or modification before compliance is required herewith, the Escrow Agent shall comply with such judgment, order or decree.

3.3          Distributions of the Escrow Fund owed to a Purchaser Indemnified Party pursuant to this Agreement shall be made to Purchaser by wire transfer in immediately available funds to an account designated by Purchaser and distributions owed to the Closing Common Stockholders shall be made to the Exchange Agent (for further distribution to the Closing Common Stockholders) by check to the addresses set forth on Exhibit A or by wire transfer in immediately available funds to the account or accounts designated by the Closing Common Stockholders.

Section 4.      Administration of the Working Capital Escrow Account.  Except as otherwise provided herein, the Escrow Agent shall administer the Working Capital Escrow Account as follows:

4.1          if there is a Working Capital Surplus reflected on the Final Balance Sheet, then within five (5) Business Days after Purchaser’s delivery of the Final Balance Sheet to the Stockholder Representative (or, if the Stockholder Representative has objected to such Final Balance Sheet, the date of determination of the Final Balance Sheet pursuant to Section 3.10(e) of the Merger Agreement), (a) Purchaser shall deliver the Working Capital Surplus in immediately available funds by wire transfer or check to the Exchange Agent for distribution to the Closing Common Stockholders in accordance with their respective Pro Rata Percentages and (b) Purchaser and the Stockholder Representative shall instruct the Escrow Agent to immediately deliver to the Exchange Agent, for distribution to the Closing Common Stockholders in

5

accordance with their Pro Rata Percentages, the Working Capital Escrow Fund Balance in immediately available funds by wire transfer or check; or

4.2          if there is a Working Capital Deficit reflected on the Final Balance Sheet then:

(a)   if the Working Capital Deficit is less than the Working Capital Escrow Fund Balance, within five (5) Business Days after Purchaser’s delivery of the Final Balance Sheet to the Stockholder Representative, Purchaser and the Stockholder Representative shall jointly instruct the Escrow Agent to deliver, in immediately available funds by wire transfer or check from the Working Capital Escrow Account: (i) first, to Purchaser, the Working Capital Deficit; and (ii) then to the Exchange Agent, for distribution to the Holders in accordance with their Pro Rata Percentages, the amount equal to the difference between the Working Capital Escrow Fund Balance minus the Working Capital Deficit; or

(b)   if the Working Capital Deficit is equal to or greater than the Working Capital Escrow Fund Balance, within five (5) Business Days after Purchaser’s delivery of the Final Balance Sheet to the Stockholder Representative, Purchaser and the Stockholder Representative shall jointly instruct the Escrow Agent to deliver to Purchaser the Working Capital Escrow Fund Balance, in immediately available funds by wire transfer or check from the Working Capital Escrow Account.

Section 5.      Fees and Expenses.

5.1          The Escrow Agent shall be entitled to receive from time to time fees in accordance with Exhibit B.  In accordance with Exhibit B, the Escrow Agent will also be entitled to reimbursement for reasonable and documented out-of-pocket expenses incurred by the Escrow Agent in the performance of its duties hereunder and the execution and delivery of this Agreement.  Purchaser agrees to pay all of the fees and expenses of the Escrow Agent and any such fees due to the Escrow Agent by Purchaser shall be paid by Purchaser within thirty (30) days of receipt of an invoice from the Escrow Agent detailing such fees and expenses.

Section 6.      Limitation of Escrow Agent’s Liability.

6.1          The Escrow Agent undertakes to perform such duties as are specifically set forth in this Agreement only and shall have no duty under any other agreement or document, and no implied covenants or obligations shall be read into this Agreement against the Escrow Agent.  The Escrow Agent shall incur no liability with respect to any action taken by it or for any inaction on its part in reliance upon any notice, direction, instruction, consent, statement or other document believed by it in good faith to be genuine and duly authorized, nor for any other action or inaction except for its own negligence or willful misconduct.  In no event shall the Escrow Agent be liable for incidental, punitive or consequential damages.

6.2          Purchaser and the Stockholder Representative (acting on behalf of the Holders) hereby severally (each to the extent of 50%) but not jointly agree to indemnify the Escrow Agent and its officers, directors, employees and agents for, and hold it and them harmless against, any loss, liability or expense incurred without negligence or willful misconduct on the part of Escrow

6

Agent, arising out of or in connection with the Escrow Agent carrying out its duties hereunder.  This right of indemnification, compensation and reimbursement shall survive the termination of this Agreement, and the resignation of the Escrow Agent.

Section 7.      Termination.  This Agreement shall terminate on the Indemnification Escrow Release Date or, if earlier, upon the release by the Escrow Agent of the entire Escrow Fund in accordance with this Agreement; provided, however, that if the Escrow Agent has received from any Purchaser Indemnified Party a Claim Notice setting forth a claim that has not been resolved by the Indemnification Escrow Release Date, then this Agreement shall continue in full force and effect until the claim has been resolved and the Escrow Fund released in accordance with this Agreement.

Section 8.      Successor Escrow Agent.  In the event the Escrow Agent becomes unavailable or unwilling to continue as escrow agent under this Agreement, the Escrow Agent may resign and be discharged from its duties and obligations hereunder by giving its written resignation to the parties to this Agreement.  Such resignation shall take effect not less than thirty (30) days after it is given to all parties hereto.  In such event, Purchaser and the Stockholder Representative shall agree upon and appoint a successor Escrow Agent.  If Purchaser and the Stockholder Representative fail to appoint a successor Escrow Agent within fifteen (15) days after receiving the Escrow Agent’s written resignation, the Escrow Agent shall have the right to apply to a court of competent jurisdiction for the appointment of a successor Escrow Agent.  The successor Escrow Agent shall execute and deliver to the Escrow Agent an instrument accepting such appointment, and the successor Escrow Agent shall, without further acts, be vested with all the estates, property rights, powers and duties of the predecessor Escrow Agent as if originally named as Escrow Agent herein.  The Escrow Agent shall act in accordance with joint written instructions from Purchaser and the Stockholder Representative as to the transfer of the Escrow Fund to a successor escrow agent.

Section 9.      Miscellaneous.

9.1          Attorneys’ Fees.  If any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

9.2          Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, or if sent by United States certified mail, return receipt requested, postage prepaid, shall be deemed duly given on delivery by United States Postal Service, or if sent by facsimile shall be deemed duly given on the Business Day received if received prior to 5:00 p.m. local time or on the following Business Day if received after 5:00 p.m. local time or on a non-Business Day, or if sent by reputable overnight courier shall be deemed duly given on the Business Day after receipt by the overnight courier service, to the respective Parties hereto as follows:

To Purchaser:

Omnicell, Inc.

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1201 Charleston Road
Mountain View, CA 94043
Attn: General Counsel
Fax: 650-230-7149
Tel: 650-251-6100

with a copy to:	Cooley LLP
3175 Hanover Street
Palo Alto, CA 94304
Attn: Jennifer Fonner DiNucci
Fax: 650-849-7400
Tel: 650-843-5000

To the Stockholder Representative:
c/o Excellere Capital Management, LLC
100 Fillmore St., Suite 300
Denver, CO 80206
Fax: (303) 765-2411
Tel: (303) 765-2400

with a copy to:	Hogan Lovells US LLP
One Tabor Center
1200 Seventeenth St., Suite 1500
Denver, CO 80202
Attn: Timothy R. Aragon
Fax: (303) 899-7333
Tel: (303) 899-7000

To the Escrow Agent:
U.S. Bank National Association
633 West 5th Street
24th Floor
Los Angeles, CA 90071
Attn: Corporate Trust/Brad E. Scarbrough
Fax: (213) 615-6047
Tel: (213) 615-6197

or to such other representative or at such other address as such person may furnish to the other parties to this Agreement in writing.

The Escrow Agent may assume that any Claim Notice, Response Notice or other notice of any kind required to be delivered to the Escrow Agent and any other Person has been received by such other Person on the date it has been received by the Escrow Agent, but the Escrow Agent need not inquire into or verify such receipt.

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9.3          Headings.  The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

9.4          Counterparts.  This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

9.5          Controlling Law.  This Agreement shall be governed by and construed and enforced in accordance with the internal Laws of the State of Delaware without reference to its choice of law rules.

9.6          Submission to Jurisdiction; Waiver of Jury Trial.  Each party agrees that any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced exclusively in the United States District Court in the Borough of Manhattan in the State of New York.  Each party:

(a)   expressly and irrevocably consents and submits to the jurisdiction of the United States District Court in the Borough of Manhattan in the State of New York in connection with any such legal proceeding, including to enforce any settlement, order or award and

(b)   consents to service of process in any such proceeding in any manner permitted by the laws of the State of New York, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 8.2 of this Agreement is reasonably calculated to give actual notice;

(c)   agrees that the United States District Court in the Borough of Manhattan in the State of New York shall be deemed to be a convenient forum;

(d)   waives and agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in the United States District Court in the Borough of Manhattan in the State of New York, any claim that such party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter hereof or thereof may not be enforced in or by such court; and

(e)   agrees to the entry of an order to enforce any resolution, settlement, order or award made pursuant to this Section by the United States District Court in the Borough of Manhattan in the State of New York and in connection therewith hereby waives, and agrees not to assert by way of motion, as a defense, or otherwise, any claim that such resolution, settlement, order or award is inconsistent with or violative of the laws or public policy of the laws of the State of New York or any other jurisdiction.

(f)    EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY ACTION OR PROCEEDING WHICH MAY ARISE RELATING TO

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THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUCH ACTION OR PROCEEDING.  EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH ACTION OR PROCEEDING, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.6(F).

9.7          Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto and each of their respective permitted successors and assigns, if any.  Except as set forth in Section 8, no party to this Agreement may assign such party’s rights under this Agreement without the express prior written consent of the other parties hereto, and any attempted assignment of this Agreement or any of such rights by a party without such consent shall be void and of no effect.

9.8          Waiver.

(a)           No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)           No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.9          Amendments.  This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto; provided, however, that any amendment executed and delivered by the Stockholder Representative shall be deemed to have been approved by and duly executed and delivered by all of the Holders.

9.10        Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the

10

parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.  In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

9.11        Parties in Interest.  Except as expressly provided herein, none of the provisions of this Agreement, express or implied, is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns, if any.

9.12        Entire Agreement.  This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof.

9.13        Tax Reporting Information and Certification of Tax Identification Numbers.

(a)           The parties hereto agree that, for tax reporting purposes, all interest on or other income, if any, attributable to the Escrow Fund or any other amount held in escrow by the Escrow Agent pursuant to this Agreement shall be allocable to the Purchaser.  The Escrow Agent shall distribute or cause to be distributed to the Purchaser, within five business days following the end of each calendar quarter, funds from the Escrow Fund in an amount equal to 40% of the sum of the taxable interest on, and all other taxable income earned from, the investment of the Escrow Fund, respectively, pursuant to this Agreement.

(b)           Purchaser and the Stockholder Representative (on behalf of each of the Holders) agree to provide the Escrow Agent with certified tax identification numbers for each of Purchaser and the Closing Common Stockholders by furnishing appropriate forms W-9 (or Forms W-8, in the case of non-U.S. persons) and any other forms and documents that the Escrow Agent may reasonably request (collectively, “Tax Reporting Documentation”) to the Escrow Agent within thirty (30) days after the date hereof.  The parties hereto understand that, if such Tax Reporting Documentation is not so furnished to the Escrow Agent, the Escrow Agent shall be required by the Code to withhold a portion of any interest or other income earned on the investment of monies held by the Escrow Agent pursuant to this Agreement, and to immediately remit such withholding to the Internal Revenue Service.

9.14        Cooperation.  Each party to this Agreement agrees to cooperate fully with each other party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by such other party or parties to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement.

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9.15        Construction.

(a)           For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)           The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)           As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)           Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties have duly caused this Agreement to be executed as of the day and year first above written.

PURCHASER:

OMNICELL, INC.,
a Delaware corporation

By:

Title:

STOCKHOLDER REPRESENTATIVE:

EXCELLERE CAPITAL MANAGEMENT, LLC,
a Delaware limited liability company

By:

Title:

ESCROW AGENT:

U.S. BANK NATIONAL ASSOCIATION, a national banking association

By:

Title:

[Signature Page to Escrow Agreement]

EXHIBIT A

HOLDERS

HOLDER	ADDRESS	PRO RATA PERCENTAGE INTEREST IN ESCROW FUND

[ESCROW AGREEMENT - EXHIBIT A]

EXHIBIT B

ESCROW AGENT’S FEES AND EXPENSES

[ESCROW AGREEMENT - EXHIBIT B]

EXHIBIT C

INVESTMENTS

In the absence of specific written direction to the contrary, you are hereby directed to invest and reinvest proceeds and other available monies in any of the following funds/deposits as permitted by the operative documents (SEE BELOW DESCRIPTION OF INVESTMENT VEHICLES AND FEE BASIS FOR EACH).  Please mark one space with an X for the investment vehicle selection.

☐	First American Treasury Obligations Fund (Class D)	*

☐	First American Government Obligations Fund (Class D)	*

☐	First American Prime Obligations Fund (Class D)	*

☐	U. S. Bank Money Market (FDIC Insured)	**

*First American Funds:

SEE FIRST AMERICAN FUNDS, INC. PROSPECTUS WHICH HAS BEEN/OR WILL BE PROVIDED.  NOTE THAT THE ABOVE FUNDS’ INVESTMENT ADVISOR AND CUSTODIAN ARE SUBSIDIARIES OF U.S. BANK.  SHARES OF THE FUNDS ARE NOT DEPOSITS OR OBLIGATIONS OF, OR GUARANTEED BY, ANY BANK INCLUDING U.S. BANK NATIONAL ASSOCIATION, U.S. BANK, N.A., OR ANY OF THEIR AFFILIATES, NOR ARE THEY INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE FEDERAL RESERVE BOARD OR ANY OTHER AGENCY.  AN INVESTMENT IN THE FUNDS INVOLVES INVESTMENT RISK, INCLUDING POSSIBLE LOSS OF PRINCIPAL.  Neither U.S. Bank Trust nor U.S. Bank will vote proxies for the First American Funds.  Proxies will be mailed to your designated voter.

Fee Basis:  Approval of investment in any of these First American mutual funds includes approval of the fund’s fees and expenses as detailed in the prospectus, including advisory and custodial fees and 12b-1 shareholder service expenses, which fees and expenses are paid to U.S. Bank Trust or U.S. Bank, subsidiaries of U.S. Bancorp.

**U.S. Bank Money Market Deposit Account

This fund is a bank time deposit of U.S. Bank National Association, Minneapolis, Minnesota.    Selection includes authorization to invest in deposits of U.S. Bank National Association or any other bank affiliated with U.S. Bank, N.A. through common control by U.S. Bancorp.

[ESCROW AGREEMENT - EXHIBIT C]

Exhibit 3.8(a)

LETTER OF TRANSMITTAL

to surrender certificates

formerly representing capital stock

of

MEDPAK HOLDINGS, INC.

The Exchange Agent for the Merger is:

U.S. Bank National Association

DELIVERY INSTRUCTIONS

By First Class Mail: U. S. Bank National Association Attn: Specialized Finance 60 Livingston Avenue Mail Station — EP-MN-WS2N St. Paul, MN 55107-2292	By Courier or Overnight Delivery: U. S. Bank National Association Attn: Specialized Finance 111 Fillmore Avenue St. Paul, MN 55107-1402

For information please email escrowexchangepayments@usbank.com or call 651-495-2366

For questions regarding this Letter of Transmittal call: James B. Fipp at (303) 454-2536.

In accordance with the terms of that certain Agreement and Plan of Merger, dated as of April 26, 2012 (the “Merger Agreement”), by and among Omnicell, Inc. (“Omnicell”), Mercury Acquisition Corp, a wholly owned subsidiary of Omnicell (“Merger Sub”), MedPak Holdings, Inc., (“MedPak”), and Excellere Capital Management, LLC, as the Stockholder Representative, it is proposed that Merger Sub be merged with and into MedPak (the merger of Merger Sub into MedPak being referred to as the “Merger”).  As a result of the Merger, MedPak will become a wholly-owned subsidiary of Omnicell. Holders of certificates formerly representing shares of MedPak stock will be entitled to receive the cash amount payable in respect of such shares set forth in the Merger Agreement.  As described in the Merger Agreement, a portion of such consideration will be held in escrow in accordance with the terms of the Merger Agreement.

To obtain payment of the consideration payable pursuant to Section 3.6 of the Merger Agreement in respect of your shares of MedPak stock, please complete this Letter of Transmittal and forward it along with your certificate(s) for shares of MedPak stock, by mail, overnight delivery, courier or hand delivery, to the Exchange Agent, at the address set forth above. For your convenience, a pre-addressed envelope is enclosed.  Instructions regarding the completion of the Letter of Transmittal are set forth on the following pages.

DO NOT SEND STOCK CERTIFICATES DIRECTLY TO

OMNICELL, INC.

DELIVERY OF THIS INSTRUMENT TO AN ADDRESS OTHER THAN

AS SET FORTH ABOVE DOES NOT CONSTITUTE VALID DELIVERY.

PLEASE READ THE ACCOMPANYING INSTRUCTIONS ON PAGE 6 CAREFULLY.

Ladies and Gentlemen:

In connection with the closing of the Merger, the undersigned (or, if two or more persons have signed this Letter of Transmittal as the registered holders of a certificate, each of the undersigned), the registered holder of the certificate or certificates described below of MedPak stock (the “Surrendered Certificate(s)”), or the transferee or assignee of such registered holder, hereby irrevocably surrenders the Surrendered Certificate(s) in exchange for (a) a check or wire transfer to the account specified by the undersigned in this Letter of Transmittal representing a portion of the merger consideration payable pursuant to Section 3.6 of the Merger Agreement (subject to the portion of such merger consideration that will be held in escrow in accordance with the terms of the Merger Agreement), and (b) any portion of the merger consideration that is placed into escrow on behalf of the undersigned that is thereafter released to the undersigned, in each case in respect of the shares of MedPak stock formerly represented by the Surrendered Certificate(s) (the cash consideration payable to the undersigned in connection with the Merger (including, if applicable, any amount that is released from escrow) being referred to as the “Payment”). The undersigned hereby instructs the Exchange Agent to exchange the Surrendered Certificates for cash in respect of each share of MedPak stock held by it.

The name(s) and address of the registered holder(s), as they appear on the Surrendered Certificate(s), are printed under “Description of Surrendered Certificate(s).”  The number(s) of the Surrendered Certificate(s) are indicated in the appropriate boxes.

The undersigned (or, if applicable, each of the undersigned) hereby represents and warrants that he, she or it (i) is the true and lawful owner of, and has legal and valid title to, the Surrendered Certificate(s), free and clear of any liens, claims or encumbrances, and (ii) has full capacity, power and authority to execute and deliver this Letter of Transmittal and to surrender the Surrendered Certificate(s) for exchange as specified above.  The undersigned (or, if applicable, each of the undersigned) (x) acknowledges having received a copy of the Merger Agreement from MedPak, (y) agrees to be bound by the indemnification provisions and the escrow provisions set forth in Article X of the Merger Agreement and the provisions of the Escrow Agreement (as defined in the Merger Agreement), and (z) approves the appointment of and hereby appoints the Stockholder Representative (as defined in the Merger Agreement) (or its successor as appointed pursuant to the Merger Agreement) as the representative of the undersigned and as the attorney-in-fact and agent for and on behalf of the undersigned with respect to the Merger Agreement and the Escrow Agreement, and the taking by such representative of any and all actions and the making of any decisions required or permitted to be taken by the representative under the Merger Agreement in accordance with Section 11.13 thereof or under the Escrow Agreement. The undersigned (or, if applicable, each of the undersigned) further agrees, upon the reasonable request of Omnicell, the Stockholder Representative or the Exchange Agent, to execute any additional documents necessary or desirable to perfect the surrender of the Surrendered Certificate(s), to permit the completion of the exchange, or both.  Effective upon the completion of the Merger, the undersigned (or, if applicable, each of the undersigned) surrenders to Omnicell all right, title and interest in and to the shares of Medpak stock formerly represented by the Surrendered Certificate(s).  All authority herein conferred or agreed to be conferred in this Letter of Transmittal shall survive the death, dissolution or incapacity of the undersigned and any obligations of the undersigned hereunder shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.

By delivery of this Letter of Transmittal to the Exchange Agent, the undersigned hereby (i) forever waives all appraisal rights under applicable Delaware law and (ii) withdraws all objections (if any), whether or not written, to the Merger and/or demands for appraisal (if any) with respect to any shares of MedPak stock held by the undersigned.

The representations, warranties, covenants and agreements of the undersigned contained in this Letter of Transmittal shall survive the delivery by the Exchange Agent of the Payment to the undersigned and are in addition to any other representations, warranties, covenants or obligations of the undersigned, including any such representations, warranties, covenants and obligations contained in the Merger Agreement.

The undersigned understands that the surrender of the Surrendered Certificate(s) will not be deemed to have been made in acceptable form until receipt by the Exchange Agent of this Letter of Transmittal, or a reproduction

2

hereof, duly completed and signed, together with all requisite evidence of authority in form reasonably satisfactory to Omnicell (which may delegate power in whole or in part to the Exchange Agent).  All questions as to validity, form and eligibility of a surrender of Surrendered Certificate(s) hereunder will be determined by Omnicell (which may delegate power in whole or in part to the Exchange Agent) and such determination shall be final and binding upon the undersigned.

Unless the undersigned indicates otherwise under “Special Issuance Instructions,” the Payment will be made payable to the registered holder(s) appearing under “Description of Surrendered Certificates.”  Similarly, unless otherwise indicated herein under “Special Delivery Instructions,” the Payment will be mailed to the address of the registered holder(s) appearing under “Description of Surrendered Certificates” or delivered by wire transfer to the account specified by the undersigned in this Letter of Transmittal.

The undersigned shall timely pay all transfer, documentary, sales, use, stamp, registration and other taxes and charges arising from or relating to the transactions contemplated by the Merger Agreement, and the undersigned shall, at his, her or its own expense, file all necessary tax returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration, and other taxes and charges.

NAME OF REGISTERED HOLDER(S):

SIGNATURE(S):

Print name of individual whose
signature appears above
(if the registered holder is an entity):

Title of individual whose
signature appears above
(if the registered holder is an entity):

Date: , 2012

3

COMPLETE THE INFORMATION AND SIGN WHERE INDICATED BELOW

DESCRIPTION OF SURRENDERED SECURITIES

(See Instruction No. 1 to this Letter of Transmittal)

Name(s) and Address(es) of Registered Owner(s) of Surrendered Securities

(as shown on the Certificate(s) surrendered):

Name:

Address:

SHARES SURRENDERED:

(Attach separate schedule if needed.
Under “Class of Shares”, please indicate “Voting Common Stock,” “Non-Voting Common Stock,” or “Series A Preferred Stock”)

Certificate Number(s)	Class of Shares	Number of Shares Represented by Certificate

Total Shares:

☐

Check here if your certificate(s) has been lost, stolen or destroyed.  Upon receipt of notification on this Letter of Transmittal, MedPak or the Exchange Agent will contact you directly regarding completing an affidavit of loss and indemnification agreement and with further instructions.- See Instruction No. 10 to this Letter of Transmittal.

☐	Check here if you elect to receive your Payment in exchange for the Surrendered Securities by wire transfer.

☐	Check here if you elect to receive your Payment in exchange for the Surrendered Securities by check.

IF NO INSTRUCTION IS GIVEN, ANY PAYMENT SHALL BE PAID BY CHECK AND MAILED TO THE ADDRESS(ES) OF THE REGISTERED HOLDERS(S) APPEARING UNDER “DESCRIPTION OF SECURITIES SURRENDERED” ABOVE.

SPECIAL PAYMENT INSTRUCTIONS

Complete ONLY if the checks representing the Payment are to be issued in a name other than the name(s) on the Surrendered Certificate(s).* Pay to:

Name:

Address:

TIN**:

*Requires signature guarantee.  See Instruction No. 2 to this Letter of Transmittal.

** Fill in Taxpayer Identification Number of Payee.  See Instruction 9 to this Letter of Transmittal.

SPECIAL DELIVERY INSTRUCTIONS

Complete ONLY if the checks representing the Payment are to be mailed to the undersigned at an address other than the address reflected above.*  Mail to:

Name:

Address:

*Requires signature guarantee.  See Instruction No. 2 to this Letter of Transmittal.

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PAYMENT BY WIRE TRANSFER (to be completed only if the Payment is to be made by wire transfer):

WIRE TRANSFER INSTRUCTIONS

Bank Name:

Bank Address:

ABA No.:

Account Name:

Account No.:

Reference:

SPECIAL PAYMENT INSTRUCTIONS

Complete ONLY if the wire transfer is to be made to an account name that differs from the name on the Surrendered Certificate(s). * Transfer to:

Bank Name/Address/ABA:

Account Name:

Account No.:

Reference:

* Requires signature guarantee.  See Instruction 2.

** Fill in Taxpayer Identification Number of Payee.  See Instruction 9 to this Letter of Transmittal on page 7.

SIGN HERE

(By signing, the undersigned acknowledges and agrees to the terms of the Letter of Transmittal)

(Signature(s) of Registered Holder of Surrendered Securities)

(Signature of Spouse of Registered Holder of Surrendered Securities)
(Must be signed by Registered Holder exactly as name(s) appear on Certificate(s).
If you are an individual resident of California, your spouse must sign. See Instructions No. 1, 2 and 4 to this Letter of Transmittal.)

Dated: , 2012

(Print or Type Area Code and Telephone Number)	(Print or type Taxpayer Identification or Social Security Number)

If signing is by an officer on behalf of a corporation or by an attorney, executor, administrator, trustee, guardian, agent or other person acting in a fiduciary or representative capacity, please provide the information requested below:

(Print or Type Name(s) Above)	(Print or Type Full Title(s) Above)

(Print or Type Address Above)

GUARANTEE OF SIGNATURE(S)
(See Instruction No. 2 to this Letter of Transmittal — Complete Only if Required)

X
(Authorized Signature)

Dated:

(Print or Type Name(s) Above)	(Print or Type Full Title(s)Above)

(Print or Type Area Code and Telephone Number)

(Print or Type Name of Firm Above)

(Print or Type Address Above)

PLEASE COMPLETE SUBSTITUTE FORM W-9 ON PAGE 9 OF THIS DOCUMENT.

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INSTRUCTIONS FOR COMPLETING LETTER OF TRANSMITTAL

1.     Delivery of Letter of Transmittal and Surrendered Certificates.  The Surrendered Certificate(s), as well as the properly completed and duly executed Letter of Transmittal and any other documents required by this Letter of Transmittal, must be received by the Exchange Agent for delivery to be effected and the appropriate person to be entitled to receive the consideration set forth in Section 3.6 of the Merger Agreement.  Notwithstanding any other provisions hereof, such consideration will be delivered in exchange for Surrendered Certificate(s) surrendered pursuant to the Merger in all cases only after receipt by the Exchange Agent of the Surrendered Certificate(s), a properly completed and duly executed Letter of Transmittal and all other required documents.  If a certificate has been lost or destroyed, such fact should be indicated in this Letter of Transmittal.

All questions as to validity, form and eligibility of any surrender of the Surrendered Certificate(s) hereunder or delivery by the holder(s) of this Letter of Transmittal shall be determined by Omnicell.  Omnicell also reserves the right to waive any defect or irregularity in the surrender of any Surrendered Certificate or delivery of any Letter of Transmittal, and its interpretations of other terms and conditions of the Merger Agreement and this Letter of Transmittal (including these instructions) with respect to such irregularities or defects shall be final and binding.

The method of delivery of the Surrendered Certificate(s) and all other required documents is at the election of the surrendering holder(s), but risk of loss and title to the Surrendered Certificate(s) will pass only upon delivery of the Surrendered Certificate(s) to the Exchange Agent.  If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended.

2.     Guarantee of Signatures.  No signature on this Letter of Transmittal is required to be guaranteed if (i) this Letter of Transmittal (or a reproduction thereof) is signed by the registered holder(s) of the Surrendered Certificate(s) and the signature(s) correspond exactly with the name(s) as written on the face(s) of the Surrendered Certificate(s), unless such holder(s) have completed the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions,” or (ii) the Surrendered Certificate(s) are tendered for the account of a firm that is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or by a commercial bank or trust company having an office or correspondent in the United States (each of the foregoing firms, banks and trust companies being referred to as an “Eligible Institution”).  In all other cases, all signatures on this Letter of Transmittal must be guaranteed by an Eligible Institution.  See Instruction 4 below.  To be an Eligible Institution for purposes of a signature guaranty, the financial institution must be a participant in the Securities Transfer Agents Medallion such as STAMP, SEMP or MSP.

3.     Inadequate Space.  If the space provided in this Letter of Transmittal is inadequate, the Surrendered Certificate number(s) or number of shares should be listed on a separate signed schedule and attached hereto.

4.     Signatures on Letter of Transmittal, Stock Powers and Endorsements.  If this Letter of Transmittal is signed by the registered holder(s) of the Surrendered Certificate(s), the signature(s) must correspond exactly with the name(s) as written on the face(s) of the Surrendered Certificate(s) without alteration, enlargement or any change whatsoever.

Notwithstanding the foregoing, for a correction of name or for a change in name which, in either case, does not involve a change of ownership, proceed as follows:  (a) for a change in name by marriage, etc. the Surrendered Certificate(s) should be endorsed, e.g., “Mary Doe, now by marriage Mrs. Mary Jones,” with the signature guaranteed by an Eligible Institution, and (b) for a correction in name, the Surrendered Certificate(s) should be endorsed, e.g., “James E. Brown, incorrectly inscribed as J.E. Brown,” with the signature guaranteed by an Eligible Institution.  See Instruction 2 above.

If any Surrendered Certificate is owned of record by two or more joint owners, all such owners must sign this Letter of Transmittal.

Letters of Transmittal executed by trustees, executors, administrators, guardians, officers of corporations, attorneys-in-fact, or other person acting in a representative or fiduciary capacity must be accompanied by proper evidence of the signer’s authority to act.

When this Letter of Transmittal is signed by the registered holder(s) of the Surrendered Certificate(s), no endorsements of the Surrendered Certificate(s) or separate stock powers are required.

6

If this Letter of Transmittal is signed by a person other than the registered holder(s) of the Surrendered Certificate(s), the Surrendered Certificate(s) must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear(s) on such Surrendered Certificate(s).  Signature on any such Surrendered Certificate(s) or stock powers must be guaranteed by an Eligible Institution.  See Instruction 2 above.

If the registered holder(s) has completed the box entitled “Special Issuance Instructions” or the box entitled “Special Delivery Instructions,” the signature(s) on this Letter of Transmittal must be guaranteed by an Eligible Institution.  See Instruction 2 above.

5.     No Conditional Surrender.  No alternative, conditional, irregular or contingent surrender of the Surrendered Certificate(s) or transmittal of this Letter of Transmittal will be accepted.

6.     Multiple Registration.  If a holder’s shares of MedPak stock to be surrendered are registered in different names or with different addresses on several Surrendered Certificates, it will be necessary for the holder to complete, sign and submit as many separate Letters of Transmittal as there are different registrations for the holder’s MedPak shares, or provide appropriate stock power forms with the signatures thereon guaranteed.  See Instructions 1, 2 and 4 above.

7.     Special Payment and Delivery Instructions.  If the Payment is to be payable to someone other than the registered holder(s) of the Surrendered Certificate(s), or the Payment is to be mailed or wired to either (i) someone other than the person(s) signing this Letter of Transmittal, or (ii) to the person(s) signing this Letter of Transmittal at an address other than that under “Description of Surrendered Securities” above, then the appropriate boxes on this Letter of Transmittal should be completed and the signature(s) on this Letter of Transmittal must be guaranteed by an Eligible Institution.  See Instruction 2 above.

8.     Requests for Assistance or Additional Copies.  Requests for assistance may be directed to, and additional copies of this Letter of Transmittal may be obtained from, Hogan Lovells US LLP, counsel to MedPak, attention: James B. Fipp, Esq., One Tabor Center, 1200 Seventeenth St., Suite 1500, Denver, CO 80202, by telephone at (303) 454-2536, or by electronic mail at jim.fipp@hoganlovells.com.

9.     Substitute Form W-9; Form W-8.  Under federal income tax laws, each holder surrendering a Surrendered Certificate is required to provide the Exchange Agent with a correct Taxpayer Identification Number (“TIN”) on Substitute Form W-9, which is provided under “Important Tax Information,” and to indicate if such holder is not subject to backup withholding by signing and dating the Substitute Form W-9.  Failure to provide the information on the form may subject the surrendering holder(s) to a $50 penalty imposed by the Internal Revenue Service and the Payment will be subject to backup withholding taxes of 28%.  See “Important Tax Information” below.  Please consult your accountant or tax advisor for further guidance in completing the Substitute Form W-9. A non-U.S. holder that certifies its non-U.S. status by completing an appropriate IRS Form W-8 will not be subject to backup withholding and will not need to complete a Form W-9.  Non-U.S. holders should consult their tax advisors regarding the appropriate Form W-8 (which can be obtained from the Internal Revenue Service web site at http://www.irs.gov) and any other forms that may be required.

10.  Lost, Destroyed or Stolen Certificates.  If any certificate representing shares of MedPak stock has been lost, mutilated, destroyed or stolen, the holder should promptly notify the Exchange Agent, attention: Chris Cartier, at the address set forth on the first page of this Letter of Transmittal.  The holder will then be instructed as to the steps that must be taken in order to replace such certificate.  A completed Letter of Transmittal and any related documents should accompany the written notice of a lost, mutilated, destroyed or stolen MedPak stock certificate; however, it cannot be processed until the procedures for replacing the lost, mutilated, destroyed or stolen certificate have been followed.

7

IMPORTANT TAX INFORMATION

Under federal income tax law, a holder who is a “United States Person” for United States federal income tax purposes surrendering any Certificate(s) is required to provide Omnicell, Inc. (“Omnicell”) with such holder’s correct Taxpayer Identification Number (TIN) on the Substitute Form W-9 provided herein.  For United States federal income tax purposes, you are considered a “United States Person” if you are (1) an individual who is a United States citizen or a United States resident alien, (2) a partnership, corporation, company or association created or organized in the United States or under the laws of the United States, (3) an estate (other than a foreign estate), or (4) a domestic trust (as defined in Treasury Regulation Section 301.7701-7).  If such holder is an individual, the TIN is the holder’s social security number.  The “Certificate of Awaiting Taxpayer Identification Number” within the Substitute Form W-9 should be completed if the holder has not been issued a TIN and has applied for a number or intends to apply for a number in the near future.  If the holder does not furnish the Exchange Agent with a Substitute Form W-9 (or an applicable substitute form) that contains the holder’s correct TIN, the holder may be subject to a $50 penalty imposed by the Internal Revenue Service, and any payments of cash to such holder may be subject to backup withholding at the rate of 28%.  Certain holders (including, among others, corporations and generally foreign holders) are not subject to backup withholding.  In order for a foreign holder to qualify for exemption from backup withholding, that holder must properly complete and furnish an applicable Form W-8 or substitute form, signed under penalties of perjury, attesting to such holder’s foreign status.  Such forms can be obtained from the Exchange Agent at the address set forth on the first page of this Letter of Transmittal, attention: Chris Cartier, or by telephone at 651-495-2366.

If backup withholding applies, the Exchange Agent is required to withhold 28% of any payments of cash to the holder.  Backup withholding is not an additional tax.  Rather, the tax liability of persons subject to backup withholding may be reduced or credited by the amount of tax withheld, if the required information is provided to the IRS.  If withholding results in an overpayment of taxes, a refund may be obtained from the Internal Revenue Service.  See the enclosed Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 for additional information.

If you are not a holder who is a “United States Person” as defined above, you must complete the appropriate Form W-8.  Form W-8s are available at the IRS website (www.IRS.gov).  A non-United States Person’s failure to complete the appropriate Form W-8 will subject the recipient to the applicable federal income tax withholding from any cash payment made to them pursuant to the exchange.

Please consult your accountant or tax advisor for further guidance in completing the Substitute Form W-9 or Form W-8.

Purpose of Substitute Form W-9

To prevent backup withholding on cash payments that are made to a holder with respect to Certificate(s) surrendered for payment, the holder is required to notify the Exchange Agent of his or her current TIN by completing the form below certifying that the TIN provided on Substitute Form W-9 is correct (or that such holder is awaiting a TIN) and that (i) such holder has not been notified by the Internal Revenue Service that he or she is subject to backup withholding as a result of failure to report all interest or dividends or (ii) the Internal Revenue Service has notified such holder that he or she is no longer subject to backup withholding.

What Number to Give

Each holder is required to give the Exchange Agent the social security number or employer identification number of the record holder(s) of the Certificate(s).  If a Certificate is in more than one name or is not in the name of the actual holder, consult the enclosed Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 for guidance on which number to report.

8

Certificate of Awaiting Taxpayer Identification Number

If the surrendering holder has not been issued a TIN and has applied for a number or intends to apply for a number in the near future, write “Applied For” in the space for the TIN on Substitute Form W-9, sign and date the “Certificate of Awaiting Taxpayer Identification Number” within the Substitute Form W-9 and return the form to the Exchange Agent.  If such certificate is completed and the Exchange Agent is not provided with the TIN within 60 days, the Exchange Agent will withhold 28% of all payments made thereafter until a TIN is so provided.

9

Substitute Form W-9 Request for Taxpayer Identification Number and Certification

PAYOR’S NAME:  Omnicell, Inc.

Name as shown on your income tax return (if joint, list first and circle name of the person or entity whose number you enter below)

Name:

Address:

City, State, and Zip Code:

SUBSTITUTE

Form W-9

Department of the Treasury

Internal Revenue Service

Payor’s Request for

Taxpayer Identification Number (TIN)

TAXPAYER IDENTIFICATION NO. FOR ALL ACCOUNTS

Enter your taxpayer identification number in the appropriate box.

For most individuals this is your social security number.  If you do not have a number, see the enclosed Guidelines.

Note:  If the account is in more than one name, see the chart in the enclosed Guidelines on which number to give the Payor.

Social Security Number

or

Employer Identification Number

Certification — Under penalties of perjury, I certify that:

(1)   the number shown on this form is my correct Taxpayer Identification Number (or I am waiting for a number to be issued to me), and

(2)         I am not subject to backup withholding either because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (“IRS”) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding, and

(3)         I am a U.S. person (including a U.S. resident alien).

Certification Instructions — You must cross out Item (2) above if you have been notified by the IRS that you are subject to backup withholding because you have failed to report all interest or dividends on your tax return.  However, if after being notified by the IRS that you were subject to backup withholding you received another notification from the IRS that you are no longer subject to backup withholding, do not cross out Item (2).  Item (2) does not apply for real estate transactions.  For mortgage interest paid, acquisition or abandonment of secured property, contributions to an individual retirement account, and generally, payments other than interest and dividends, you are not required to sign this Certification, but you must provide your correct Taxpayer Identification Number.  Also see “Signing the Certification” under “Specific Instructions” in the enclosed Guidelines.

SIGNATURE	DATE

NOTE:       FAILURE TO COMPLETE AND RETURN THIS FORM MAY RESULT IN BACKUP WITHHOLDING.  PLEASE REVIEW THE ENCLOSED GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9 FOR ADDITIONAL DETAILS.

YOU MUST COMPLETE THE FOLLOWING CERTIFICATE IF YOU WROTE “APPLIED FOR” IN THE SPACE FOR THE “TIN” ON THE SUBSTITUTE FORM W-9.

CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER

I certify under the penalty of perjury that a Taxpayer Identification Number has not been issued to me and either (a) I have mailed or delivered an application to receive a Taxpayer Identification Number to the appropriate Internal Revenue Service Center or Social Security Administration Office or (b) I intend to mail or deliver an application in the near future.  I understand that if I do not provide a Taxpayer Identification Number within 60 days, 28% of all reportable payments made to me thereafter will be withheld until I provide a number.

Signature	Date

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GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION

NUMBER ON SUBSTITUTE FORM W-9

Guidelines for Determining the Proper Identification Number to Give the Payor — Social Security numbers have nine digits separated by two hyphens: i.e. 000-00-0000. Employer identification numbers have nine digits separated by only one hyphen: i.e., 00-0000000. The table below will help determine the number to give the Payor.

For this type of account:			GIVE THE SOCIAL SECURITY NUMBER OF-

1. Individual			The individual

2. Two or more individuals (joint account)			The actual owner of the account or, if combined funds, the first individual on the account (1)

3. Husband and wife (joint account)			The actual owner of the account or, if combined funds, the first individual on the account (1)

4. Custodian account of a minor (Uniform Gift to Minors Act)			The minor (2)

5. Adult and minor (joint account)			The adult or, if the minor is the only contributor, the minor (1)

6.	Account in the name of guardian or committee for a designated ward, minor or incompetent person		The ward, minor or incompetent person (3)

7.	a.	The usual revocable savings trust account (grantor is also trustee)	The grantor-trustee (1)

b.		So-called trust account that is not a legal or valid trust under state law	The actual owner (1)

8. Sole proprietorship			The owner (4)

9. A valid trust, estate or pension trust			The legal entity (do not furnish the identifying number of the personal representative or trustee unless the legal entity itself is not designated in the account title.)(5)

10. Corporate			The corporation

11. Religious, charitable or educational tax-exempt organization			The organization

12. Partnership account held in the name of the business			The partnership

13. Association, club or other tax- exempt organization			The organization

14. A broker or registered nominee			The broker or nominee

15.	Account with the Department of Agriculture in the name of a public entity (such as a state or local government, school district or prison) that receives agricultural program payments		The public entity

(1)   List first and circle the name of the person whose number you furnish.  If only one person has a social security number, that person’s number must be furnished.

(2)   Circle the minor’s name and furnish the minor’s social security number.

(3)   Circle the ward’s, minor’s, or incompetent person’s name and furnish such person’s social security number.

(4)   Show the name of the owner.  You must show your individual name, but you may also enter your business or “doing business as” name.  You may use either your social security number or employer identification number (if you have one).

(5)   List first and circle the name of the legal trust, estate or pension trust.

NOTE:       If no name is circled when there is more than one name, the number will be considered to be that of the first name listed.

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GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION

NUMBER ON SUBSTITUTE FORM W-9, Cont.

Obtaining a Number

If you do not have a TIN or you do not know your number, obtain Form SS-5, Application for a Social Security Number Card, or Form SS-4, Application for Employer Identification Number, at the local office of the Social Security Administration or the Internal Revenue Service and apply for a number.

Payees Exempt From Backup Withholding

Backup withholding is not required on any payments made to the following payees:

•                  An organization exempt from tax under section 501(a), any IRA, or a custodial account under section 403(b)(7) if the account satisfies the requirements of section 401(f)(2).

•                  The United States or any of its agencies or instrumentalities.

•                  A state, the District of Columbia, a possession of the United States, or any of their political subdivisions or instrumentalities.

•                 A foreign government or any of its political subdivisions, agencies, or instrumentalities.

•                  An international organization or any of its agencies or instrumentalities.

Other payees that may be exempt from backup withholding include:

•                  A corporation.

•                  A foreign central bank of issue.

•                  A dealer in securities or commodities required to register in the United States, the District of Columbia, or a possession of the United States.

•                  A futures commission merchant registered with the Commodity Futures Trading Commission.

•                  A real estate investment trust.

•                  An entity registered at all times during the tax year under the Investment Company Act of 1940.

•                  A common trust fund operated by a bank under section 584(a).

•                  A financial institution.

•                  A middleman known in the investment community as a nominee or custodian.

•                  A trust exempt from tax under section 664 or described in section 4947.

Payments Exempt From Backup Withholding

Dividends and patronage dividends that generally are exempt from backup withholding include:

•                  Payments to nonresident aliens subject to withholding under section 1441.

•                  Payments to partnerships not engaged in a trade or business in the United States and that have at least one nonresident alien partner.

•                  Payments of patronage dividends not paid in money.

•                  Payments made by certain foreign organizations.

•                  Section 404(k) distributions made by an ESOP.

Interest payments that generally are exempt from backup withholding include:

•                  Payments of interest on obligations issued by individuals. However, if you pay $600 or more of interest in the course of your trade or business to a payee, you must report the payment. Backup withholding applies to the reportable payment if the payee has not provided a TIN or has provided an incorrect TIN.

•                  Payments of tax-exempt interest (including exempt-interest dividends under section 852).

•                  Payments described in section 6049(b)(5) to nonresident aliens.

•                  Payments on tax-free covenant bonds under section 1451.

•                  Payments made by certain foreign organizations.

•                  Mortgage or student loan interest paid to you.

Other types of payments that generally are exempt from backup withholding include:

•                  Wages.

•                  Distributions from a pension, annuity, profit-sharing or stock bonus plan, any IRA, or an owner-employee plan.

•                  Certain surrenders of life insurance contracts.

•                  Gambling winnings if withholding is required under section 3402(q). However, if withholding is not required under section 3402(q), backup withholding applies if the payee fails to furnish a TIN.

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•                  Real estate transactions reportable under section 6045(e).

•                  Cancelled debts reportable under section 6050P.

•                  Distributions from a medical savings account and long-term care benefits.

•                  Fish purchases for cash reportable under section 6050R.

GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION

NUMBER ON SUBSTITUTE FORM W-9, Cont.

Exempt payees described above should file the Substitute Form W-9 to avoid possible erroneous backup withholding. IF YOU ARE AN EXEMPT PAYEE DESCRIBED ABOVE, COMPLETE, SIGN, AND DATE THE SUBSTITUTE FORM W-9, WRITE “EXEMPT” ON THE FACE OF THE FORM, AND RETURN THE FORM TO THE PAYOR.

Certain payments other than interest, dividends and patronage dividends not subject to information reporting are not subject to backup withholding. For details, see the regulations under Internal Revenue Code sections 6041, 6041A, 6042, 6044, 6045, 6049, 6050A and 6050N.

Privacy Act Notice. — Section 6109 of the Internal Revenue Code requires you to give your correct TIN to persons who must file information returns with the IRS to report, among other things, interest, dividends, and certain other income paid to you. The IRS uses the numbers for identification purposes and to help verify the accuracy of your tax return.  The IRS may also provide this information to the Department of Justice for civil and criminal litigation, and to cities, states and the District of Columbia to carry out their tax laws.  You must provide your TIN whether or not you are required to file a tax return.  A Payor must generally withhold 28% of taxable interest, dividend and certain other payments to a payee who does not give a TIN to the Payor.  Certain penalties may also apply.

Penalties

(1) Penalty for Failure to Furnish TIN.—If you fail to furnish your TIN to the Payor, you are subject to a penalty of $50 for each such failure, unless your failure is due to reasonable cause and not to willful neglect.

(2) Failure to Report Certain Dividend and Interest Payments.—If you fail to include any portion of an includible payment for interest, dividends or patronage dividends in gross income, such failure will be treated as being due to negligence and will be subject to a penalty of 20% on any portion of an under-payment attributable to that failure unless there is clear and convincing evidence to the contrary.

(3) Civil and Criminal Penalties for False Information.—If you make a false statement with no reasonable basis which results in no imposition of backup withholding, you are subject to a $500 penalty.  Falsifying certifications or affirmations may also subject you to criminal penalties including fines and/or imprisonment.

FOR ADDITIONAL INFORMATION CONTACT YOUR TAX ADVISOR OR THE INTERNAL REVENUE SERVICE.

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Exhibit 7.2(g)

Key Employees

William Shields, President

Michael Stevenson, Chief Operating Officer

Perry Larson, Chief Business Development Officer

James Conroy, Chief Financial Officer

Paul O’Hanlon, International Managing Director

Exhibit 9.2(i)

FORM OF NONCOMPETITION AGREEMENT

THIS NONCOMPETITION AGREEMENT (the “Noncompetition Agreement”) is being executed and delivered as of [                    ], 2012, by [                                    ] (“Individual”), in favor of, and for the benefit of: OMNICELL, INC., a Delaware corporation (“Parent”), and the other Beneficiaries. Certain capitalized terms used in this Noncompetition Agreement are defined in Section 16.

RECITALS

A.            Individual is a security holder and/or a key employee of MTS Medication Technologies, Inc., a Delaware corporation (the “Company”), and has obtained and developed extensive and valuable knowledge, trade secrets, and confidential information concerning the business of the Company and its Affiliates.

B.            Individual, in the course of operating the business of the Company, has also developed on behalf of the Company and its Affiliates significant goodwill, including without limitation substantial relationships with customers and prospective customers, that is now a significant part of the value of the Company and its Affiliates.  This goodwill extends throughout Company’s marketing and business area in all geographic locations in which the Company has a presence and/or conducts business.

C.            Pursuant to and subject to the terms and conditions of an Agreement and Plan of Merger dated as of April [    ], 2012 (the “Merger Agreement”), by and among Parent, MedPak Holdings, Inc., a Delaware corporation, Mercury Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and Excellere Capital Management, LLC, as the Stockholders’ Representative, Parent, the Company and Merger Sub intend to effect a merger of Merger Sub into the Company, pursuant to which the Company will become a wholly owned subsidiary of Parent.

D.            Parent wishes to protect its investment in the assets, business, customer relationships and other goodwill of the Company pursuant to the Merger Agreement, including the trade secrets, confidential and proprietary information possessed by Individual, by restricting the activities of Individual which might compete with or harm such assets, business, customer relationships or goodwill.

F.             In connection with, and as a condition to the consummation of, the transactions contemplated by the Merger Agreement, and to enable Parent to secure more fully the benefits of such transactions, Parent has required that Individual enter into this Noncompetition Agreement; and Individual is entering into this Noncompetition Agreement in order to induce Parent to consummate the transactions contemplated by the Merger Agreement.

AGREEMENT

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Individual agrees as follows:

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1.             NONCOMPETITION. During the Noncompetition Period, Individual shall not, directly or indirectly, alone or as a partner, founder, joint venturer, officer, director, employee, consultant, agent, independent contractor or shareholder of any company or business, whether now or hereafter existing:  (i) engage in or facilitate any Competition within any geographic location in which the Company does business, maintains an office, or maintains a customer as of the latest day of the Individual’s employment; or (ii) compete with, or facilitate competition with, the business of [Parent or](1) the Company in which Individual is engaged during the term of his employment. Individual acknowledges that this covenant will not impair him from becoming gainfully employed, or otherwise earning a livelihood following termination of employment with the Company or Parent. Individual further acknowledges that if a court of competent jurisdiction finds this noncompetition provision invalid or unenforceable due to unreasonableness in time, geographic scope or scope of the Company’s business, then such court will interpret and enforce this provision to the maximum extent that such court deems reasonable. Notwithstanding any of the foregoing, Individual’s ownership of not more than one percent (1%) of the shares of stock of any corporation having a class of equity securities actively traded on a national securities exchange shall not be deemed to violate the prohibitions of this paragraph.  Individual further acknowledges that the geographical scope of these limitations is reasonable and necessary for the protection of the Company’s trade secrets, other Confidential Information and goodwill.

2.             CONFIDENTIALITY.  The Individual agrees that he shall hold all Confidential Information in strict confidence and shall not at any time (whether during or after the Noncompetition Period):  (a) reveal, report, publish, disclose or transfer any Confidential Information to any Person (other than the Parent or the Company), except in the performance of his obligations as an employee of the Company or Parent; (b) use any Confidential Information for any purpose, except in the performance of his obligations as an employee of the Company or Parent; or (c) use any Confidential Information for the benefit of any Person (other than the Parent or the Company). This Noncompetition Agreement shall not prohibit Individual from complying with any subpoena or court order, provided that Individual shall at the earliest practicable date provide a copy of the subpoena or court order to Company, in each case to the attention of: General Counsel, Omnicell, Inc., 1201 Charleston Road, Mountain View, CA 94043, it being the parties’ intention to give the Company a fair opportunity to take appropriate steps to prevent the unnecessary and/or improper use or disclosure of Confidential Information, as determined by the Company in its sole discretion.

3.             NON-SOLICITATION. Individual agrees that any attempt on his part to induce others to leave the Company’s employ, or any effort by Individual to interfere with the Company’s relationship with its other employees, independent contractors, vendors, clients, customers or prospective customers, may harm or damage the Company. Therefore, Individual agrees that during the Noncompetition Period, Individual will not in any way, directly or indirectly, on Individual’s own behalf or on behalf of any third party, alone or in association with others:

(a)           (i) interfere with, impair, disrupt or damage the Company’s relationship with any of its customers or (to the extent then known to Individual) identified customer prospects with whom the Company has an established connection to develop the prospective relationship

(1)   Parent only to be included to the extent that the Individual is an employee of or consultant to the Company following the Merger.

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(“Prospective Customers”), (ii) solicit or encourage others to solicit any of the Company’s customers or Prospective Customers for the purpose of acquiring business from them if such business is engaged in Competition, (iii) accept business from any of the Company’s customers or Prospective Customers if such business is engaged in Competition, or (iv) otherwise divert or take away from the Company some or all of the business of any of the Company’s customers or Prospective Customers;

(b)           recruit or solicit, or encourage or facilitate any other company, business organization or person to recruit or solicit, any person who is employed by the Company at the time such recruitment, solicitation, encouragement, or facilitation takes place, or in any manner otherwise seek to induce any such person to leave his or her employment with the Company; or

(c)           induce or attempt to induce any independent contractor, consultant, supplier or vendor to terminate its relationship with the Company, or otherwise interfere with, impair, disrupt or damage the Company’s relationship with any such independent contractor, consultant, supplier or vendor.

4.             REPRESENTATIONS AND WARRANTIES.  Individual represents and warrants, to and for the benefit of the Beneficiaries, that: (a) he has full power and capacity to execute and deliver, and to perform all of his obligations under, this Noncompetition Agreement; (b) neither the execution and delivery of this Noncompetition Agreement nor the performance of this Noncompetition Agreement will result in a violation or breach of: (i) any agreement or obligation by which Individual or any of his Affiliates is or may be bound; or (ii) any law, rule or regulation; and (c) the restrictions imposed upon Individual under this Noncompetition Agreement are reasonable. The Individual’s representations and warranties shall survive the expiration of the Noncompetition Period for an unlimited period of time.

5.           REMEDIES CUMULATIVE; SPECIFIC PERFORMANCE. The rights and remedies of the parties hereto shall be cumulative (and not alternative).  The parties to this Noncompetition Agreement agree that, in the event of any breach or threatened breach by any party to this Noncompetition Agreement of any covenant, obligation or other provision set forth in this Noncompetition Agreement for the benefit of any other party to this Noncompetition Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to seek (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.  Nothing in this Noncompetition Agreement shall limit any of the rights or remedies of Parent or any of the other Beneficiaries under the Merger Agreement; and nothing in the Merger Agreement shall limit any of Individual’s obligations, or any of the rights or remedies of Parent or any of the other Beneficiaries, under this Noncompetition Agreement.  No breach on the part of Parent or any other party of any covenant or obligation contained in the Merger Agreement or any other agreement shall limit or otherwise affect any right or remedy of Parent or any of the other Beneficiaries under this Noncompetition Agreement. Individual further agrees that no Beneficiary shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 6, and Individual irrevocably waives any right it may have to require any Beneficiary to obtain, furnish or post any such bond or similar instrument.

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6.           SEVERABILITY. Any term or provision of this Noncompetition Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Noncompetition Agreement shall be enforceable as so modified.  In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

7.           GOVERNING LAW; WAIVER OF JURY. This Noncompetition Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Florida (without giving effect to principles of conflicts of laws).

8.           WAIVER.

(a)           No failure on the part of any Person to exercise any power, right, privilege or remedy under this Noncompetition Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Noncompetition Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)           No Person shall be deemed to have waived any claim arising out of this Noncompetition Agreement, or any power, right, privilege or remedy under this Noncompetition Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.             SUCCESSORS AND ASSIGNS.  This Noncompetition Agreement shall be binding upon Individual and shall inure to the benefit of Parent and the other Beneficiaries and the respective successors and assigns (if any) of the foregoing.  Parent may freely assign any or all of its rights under this Noncompetition Agreement, in whole or in part, to any other Person without obtaining the consent or approval of any other Person, in connection with the sale of all or substantial all of the assets, business or shares of Parent or of the Company.  Individual shall not be permitted to assign any of his rights or delegate any of his obligations under this Noncompetition Agreement.

10.          ATTORNEYS’ FEES.  If any legal action or other legal proceeding relating to this Noncompetition Agreement or the enforcement of any provision of this Noncompetition Agreement is brought against any party hereto or by any Beneficiary to this Noncompetition

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Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

11.          HEADINGS.  The bold-faced headings contained in this Noncompetition Agreement are for convenience of reference only, shall not be deemed to be a part of this Noncompetition Agreement and shall not be referred to in connection with the construction or interpretation of this Noncompetition Agreement.

12.                               CONSTRUCTION.

(a)           For purposes of this Noncompetition Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b)           The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Noncompetition Agreement.

(c)           As used in this Noncompetition Agreement, the words “include,” “including” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)           Except as otherwise indicated, all references in this Noncompetition Agreement to “Sections,” “Schedules” and “Exhibits” are intended to refer to Sections of this Noncompetition Agreement and Schedules and Exhibits to this Noncompetition Agreement.

13.        SURVIVAL OF OBLIGATIONS.  Except as specifically provided herein, the respective obligations of the parties under Sections 2 and 10 of this Noncompetition Agreement shall survive the expiration of the Noncompetition Period.  The expiration of the Noncompetition Period shall not operate to relieve the Individual of any obligation or liability arising from any prior breach by the Individual of any provision of this Noncompetition Agreement.

14.        OBLIGATIONS ABSOLUTE.  The Individual’s obligations under this Noncompetition Agreement are absolute and shall not be terminated or otherwise limited by virtue of any breach (on the part of the Parent, the Company, any other Beneficiary or any other Person) of any provision of the Merger Agreement or any other agreement, or by virtue of any failure to perform or other breach of any obligation of the Parent, the Company, any other Beneficiary or any other Person.

15.        AMENDMENTS.  This Noncompetition Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of the parties sought to be bound by any such amendment, modification, alteration or supplement.

16.        DEFINED TERMS.  For purposes of this Noncompetition Agreement:

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(a)           “Affiliate” shall mean, with respect to any Person, any other Person that as of the date of this Noncompetition Agreement or as of any subsequent date, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person.

(b)           “Beneficiaries” shall include: (i) Parent; (ii) each Affiliate of Parent; and (iii) the successors and assigns of each of the Persons referred to in clauses “(i)” and “(ii)” of this sentence.

(c)           A Person or an entity shall be deemed to be engaged in “Competition” if such Person or entity or any of such Person or entity’s subsidiaries or other Affiliates is engaged in: (i) the business of manufacturing and distributing medication dispensing systems, including medication adherence packaging systems, and related medical consumables and other related products; or (ii) any other business or activity that directly or indirectly competes in any respect (other than an immaterial respect) with any aspect of the business or activities of the Company or any Affiliate of the Company as of the Effective Time, including directly or indirectly owning, operating, managing, controlling or participating in the management or control of, or maintaining or continuing any interest in any business that engages in the development, production, marketing, sale or distribution of products or services that compete with those developed, produced, marketed, sold or distributed by the Company as of the Effective Time.

(d)           “Confidential Information” means any non-public information (whether or not in written form and whether or not expressly designated as confidential) relating directly or indirectly to the Parent, the Company or any of the Parent’s other subsidiaries or relating directly or indirectly to the business, operations, financial affairs, performance, assets, technology, processes, products, contracts, customers, licensees, sublicensees, suppliers, personnel, consultants or plans of the Parent, any of the Company or any of the Parent’s other subsidiaries (including any such information consisting of or otherwise relating to trade secrets, know-how, technology, inventions, prototypes, designs, drawings, sketches, processes, license or sublicense arrangements, formulae, proposals, research and development activities, customer lists or preferences, pricing lists, referral sources, marketing or sales techniques or plans, operations manuals, service manuals, financial information, projections, lists of consultants, lists of suppliers or lists of distributors); provided, however, that “Confidential Information” shall not be deemed to include information of the Company that (i) was already publicly known and in the public domain prior to the time of its initial disclosure to the Individual; (ii) later becomes publicly known or in the public domain through no wrongful act on the part of Individual; (iii) proven by Individual to be known to Individual prior to Individual’s receipt of same from or through the Company; or (iv) proven by Individual to be rightfully obtained by Individual from sources other than Company who are not under an obligation of confidentiality with respect to same.

(e)           “Noncompetition Period” shall mean the period commencing on the Effective Time and ending on the later of [(i) the date that is three (3) years from the Effective Time or (ii)](2) the date that is two (2) years from the date of the termination of the Individual’s employment with the Company, Parent or a parent or subsidiary thereof; and

(2)   NTD: The bracketed language to be deleted in Stanley Curtis’s agreement.

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(f)            “Person” shall mean any: (i) individual; (ii) corporation, general partnership, limited partnership, limited liability partnership, trust, company (including any limited liability company or joint stock company) or other organization or entity; or (iii) governmental body or authority.

17.        EFFECTIVE TIME; ENTIRE AGREEMENT.   This Noncompetition Agreement shall become effective upon the consummation of the merger contemplated by the Merger Agreement (the time of such consummation being referred to as the “Effective Time”) and sets forth the entire and exclusive understanding of the parties hereto relating to the subject matter hereof and shall supersede any and all other noncompetition agreements between the Individual and the Company or any of its affiliates.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, Individual has duly executed and delivered this Noncompetition Agreement as of the date first above written.

INDIVIDUAL

Print Name:

[NONCOMPETITION AGREEMENT]